  As filed with the Securities and Exchange Commission on October 9, 2001

                                                      Registration No. 333-65266
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            Amendment No. 2 To

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                     THE SECURITIES ACT OF 1933, AS AMENDED

                               ----------------

                              HALLIBURTON COMPANY
            (Exact name of registrant as specified in its charter.)

        Delaware                     1389                    75-2677995
     (State or other           (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial             Identification No.)
    incorporation or          Classification Code)
      organization)

                               ----------------
          Halliburton Company                      Lester L. Coleman
           3600 Lincoln Plaza             Executive Vice President and General
         500 North Akard Street                         Counsel
        Dallas, Texas 75201-3391                  Halliburton Company
             (214) 978-2600                        3600 Lincoln Plaza
                                                 500 North Akard Street
                                                Dallas, Texas 75201-3391
                                                     (214) 978-2600
   (Address, including zip code, and    (Name, address, including zip code, and
 telephone number, including area code,  telephone number, including area code,
  of registrant's principal executive            of agent for service.)
               offices.)

                               ----------------
                                   Copies to:
                          Shook, Hardy & Bacon L.L.P.
                                  Chase Tower
                             600 Travis, Suite 1600
                              Houston, Texas 77002
                            Attn.: William P. Jensen
                                 (713) 227-8008

                               ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                           Proposed
 Title of each class of    Amount of       Proposed        maximum      Amount of
    securities to be     securities to maximum offering   aggregate    registration
       registered        be registered price per share  offering price     fee
-----------------------------------------------------------------------------------
Common Stock, par value
 $2.50.................  5,000,000(1)      $4.37(2)     $21,864,000(3)  $5,466(4)
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------


(1) Consists of up to 5,000,000 shares of Halliburton common stock which may be issued in connection with the acquisition by merger of Magic Earth, Inc.


(2) Represents the proposed maximum aggregate offering price divided by the amount of securities to be registered of 5,000,000 shares.


(3) There is no market for the Magic Earth shares. The proposed maximum aggregate offering price of Halliburton common stock is based, pursuant to Rule 457(f), on the fully diluted book value of Magic Earth shares as of August 31, 2001 of $21,864,000.

(4) A registration fee of $5,699 was paid with the initial filing of the registration statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                               DATED       , 2001

PROXY STATEMENT/PROSPECTUS

                                   PROSPECTUS
                                       OF
                              HALLIBURTON COMPANY

                                PROXY STATEMENT
                                       OF
                               MAGIC EARTH, INC.

  This proxy statement/prospectus relates to the proposed merger of Halliburton MS, Inc., a Delaware corporation and a wholly owned subsidiary of Dresser Industries, Inc., a Delaware corporation with and into Magic Earth, Inc., a Delaware corporation. An Agreement and Plan of Merger among Halliburton Company, a Delaware corporation and the parent company of Dresser; Dresser; Halliburton MS, Inc. and Magic Earth was entered into on April 29, 2001.

  As a result of the merger:

  (i) each common share, par value $.01 per share, of Magic Earth outstanding immediately before the effective time of the merger, other than shares of Magic Earth common stock held directly or indirectly by Magic Earth and dissenting shares, will be converted into shares of common stock, par value $2.50 per share, of Halliburton;

  (ii) the number of shares of Halliburton common stock to be issued in the aggregate for all of the issued and outstanding common stock of Magic Earth will be determined by dividing one hundred million dollars ($100,000,000.00), which is the valuation for Magic Earth agreed to in the merger agreement, by the average closing price of Halliburton common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days before the merger and then rounding this number up to the nearest whole share. The day of the merger is the date the conditions to complete the merger are satisfied and a certificate of merger is filed with the Delaware Secretary of State. The numerator of one hundred million dollars ($100,000,000.00) will be reduced, dollar for dollar, but only if and then only to the extent that Magic Earth's net equity decreases by more than four million dollars ($4,000,000.00) between January 1, 2001 and the date of the closing balance sheet;

  (iii) the aggregate number of shares of Halliburton common stock determined in paragraph (ii) will be divided by the number of shares of Magic Earth common stock that are issued and outstanding on the effective date of the merger to determine the number of shares of Halliburton common stock to be issued for each share of Magic Earth common stock; and

  (iv) Magic Earth will become a wholly owned subsidiary of Dresser.

  If there is no adjustment to the merger consideration of $100,000,000.00 due to a decrease in Magic Earth's net equity of more than $4,000,000.00, you will receive $919.96 worth of Halliburton common stock, based on the average closing price of Halliburton common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days before the merger, for each share of Magic Earth common stock you own. If the merger consideration is reduced because the Magic Earth net equity decreases by more than $4,000,000.00, the value of the Halliburton common stock you will receive based on the formula described above will be less than $919.96. Please see the table on page 20 for examples of the number of shares you will receive assuming different average closing prices and different amounts of merger consideration.


  This proxy statement/prospectus is being furnished to holders of Magic Earth common stock in connection with a request that they sign a consent in lieu of
special meeting of stockholders of Magic Earth dated       , 2001. The consent
in lieu of special meeting if signed on behalf of stockholders holding 60% of the common stock of Magic Earth will result in approval of the merger agreement by the stockholders of Magic Earth. This proxy statement/prospectus and the consent in lieu of special meeting are being mailed to stockholders of Magic
Earth on or about       , 2001.

  Because the number of shares of Halliburton common stock to be exchanged for shares of Magic Earth common stock will not be determined until after the NYSE closes on the day before the merger, you will not know the number of shares you will receive at the time you consent to the merger.


  This proxy statement/prospectus also constitutes a prospectus of Halliburton for 5,000,000 shares of Halliburton common stock that may be issued pursuant to the merger agreement in exchange for currently outstanding shares of Magic Earth common stock. The shares of Halliburton common stock issued pursuant to the merger will be listed on the New York Stock Exchange, or NYSE. Halliburton's common stock trades under the symbol "HAL".


  On October 8, 2001, the closing price of Halliburton common stock as reported on the NYSE Composite Tape was $23.64.


  You should carefully consider the Risk Factors beginning on page 8 of this proxy statement/prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accurateness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

          The date of the proxy statement/prospectus is       , 2001.

   This proxy statement/prospectus incorporates important business and financial information about Halliburton that is not included in or delivered with this document. This information is available without charge upon written or oral request. You can request this information from Halliburton at
3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391,
Attention: Investor Relations, Tel: (214) 978-2600. If you would like to
request documents, please do so by      , 2001 to receive them before the date
of the consent in lieu of special meeting of Magic Earth stockholders.

                               TABLE OF CONTENTS

TABLE OF CONTENTS...........................................................   i

CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS..........................  iv

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................  vi
SUMMARY.....................................................................   1
 The Companies..............................................................   1
 Magic Earth Consent in Lieu of Special Meeting.............................   2
 The Merger Agreement.......................................................   2
 The Recommendation of the Magic Earth Board................................   2
 Halliburton's Plans for Magic Earth........................................   3
 Agreements With Magic Earth Stockholders and Directors.....................   3
 Regulatory Approval........................................................   3
 Tax Consequences...........................................................   3
 Risk Factors...............................................................   3
 Halliburton Common Stock...................................................   4
 No Solicitation............................................................   4
 Appraisal Rights...........................................................   4
 Shareholders' Agreement....................................................   4
 Securities Laws in General.................................................   4

SUMMARY SELECTED FINANCIAL DATA.............................................   5
 Summary Selected Historical Financial Information of Halliburton...........   5
 Summary Selected Historical Financial Information of Magic Earth...........   6
 Summary Unaudited Pro Forma Combined Financial Information.................   6
 Per Share Data.............................................................   7

RISK FACTORS................................................................   8
 Risks Relating to the Merger...............................................   8
  The value of the consideration you will receive for your shares of Magic
   Earth common stock can vary with changes in the net equity of Magic
   Earth....................................................................   8
  The price of the Halliburton common stock you receive may fluctuate
   significantly after the merger...........................................   8

  The Magic Earth Board of Directors decided not to obtain a fairness
   opinion from an independent financial advisor...........................   8
 Risks Specific to Halliburton.............................................   8
  Demand for Halliburton's services and products depends on oil and gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on Halliburton's results
   of operations and financial condition. .................................   8
  There are risks to Halliburton's acquisition strategy. If Halliburton is unable to integrate and manage successfully businesses that it has acquired and any businesses acquired in the future, its results of
   operations and financial condition could be affected. ..................   9
  A significant portion of Halliburton's revenue is derived from its non-
   U.S. operations, which exposes it to risks inherent in doing business in each of the more than 120 other countries in which it transacts business. The occurrence of any of the risks set forth below could have an adverse effect on its results of operations and financial
   condition. .............................................................   9
  Halliburton's ability to compete outside of the United States may be adversely affected by governmental regulations promulgated in numerous countries in which it transacts business. If these regulations apply to
   Halliburton, they may require it to engage in business practices that may not be to its benefit. .............................................  10

  A sizable portion of Halliburton's consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, it is subject to significant foreign exchange risks that could adversely affect its operations, as well as limit Halliburton's ability to reinvest earnings from operations in one country to fund the capital needs of its
   operations in other countries. .........................................   10
  Halliburton's businesses are subject to a variety of environmental laws and regulations including those covering hazardous materials. Any failure on its part to comply with applicable environmental laws and
   regulations could have an adverse effect on its financial condition. ...   10
  Halliburton and/or its subsidiary Dresser are parties to insurance litigation, insurance coverage litigation and asbestos claim litigation.
   The asbestos claim litigation results from claims that products manufactured by, or materials used in various construction and renovation projects of, its subsidiaries contained asbestos, resulting
   in injury to the plaintiffs. ...........................................   11
  In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations
   Halliburton could be exposed to liability for cleanup costs and other damages as a result of its conduct that was lawful at the time it
   occurred or conduct of prior operators or other third parties. .........   11

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.................   12

BACKGROUND TO AND REASONS FOR THE MERGER...................................   14

THE MAGIC EARTH BOARD'S REASONS FOR RECOMMENDING THE MERGER; RECOMMENDATION
 OF THE MAGIC EARTH BOARD..................................................   17

THE MERGER AGREEMENT.......................................................   18
 General...................................................................   18
 Exchange of Shares........................................................   18
 Fractional Shares.........................................................   21
 Surrender of Shares Of Magic Earth Common Stock; Stock Transfer Books.....   21


 No Dividends or Distributions............................................  21
 Lost Certificates........................................................  21
 No Termination Rights....................................................  21
 Appraisal Rights.........................................................  21
 Representations and Warranties...........................................  22
 Covenants................................................................  23
 Access to Information....................................................  24
 No Solicitation..........................................................  24
 Post Merger Matters......................................................  25
 Conditions to Closing....................................................  25
 Time of the Merger.......................................................  26
 Direct Registration of Halliburton Common Stock..........................  26
 Method of Selling Halliburton Common Stock...............................  26

AGREEMENTS WITH MAGIC EARTH STOCKHOLDERS AND DIRECTORS....................  27
 Magic Earth Stockholders.................................................  27
 Magic Earth Officers and Directors.......................................  27

FEDERAL TAX CONSEQUENCES OF THE MERGER....................................  27

ACCOUNTING TREATMENT......................................................  29

APPRAISAL RIGHTS..........................................................  29

SHAREHOLDERS' AGREEMENT...................................................  30

REGULATORY APPROVAL.......................................................  31

MAGIC EARTH CONSENT IN LIEU OF SPECIAL MEETING............................  31

INFORMATION REGARDING HALLIBURTON COMPANY.................................  32

HALLIBURTON COMPANY SELECTED FINANCIAL DATA...............................  35

MARKET PRICE AND DIVIDEND INFORMATION.....................................  37

HALLIBURTON COMMON STOCK PERFORMANCE......................................  38

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MAGIC
 EARTH....................................................................  39

DESCRIPTION OF HALLIBURTON COMMON STOCK...................................  40

COMPARATIVE RIGHTS OF STOCKHOLDERS........................................  44

LEGAL MATTERS.............................................................  49

EXPERTS...................................................................  49

WHERE YOU CAN FIND MORE INFORMATION.........................................  49

APPENDIX A.................................................................. A-1
 AGREEMENT AND PLAN OF MERGER

APPENDIX B.................................................................. B-1
 DELAWARE GENERAL CORPORATION LAW

                               MAGIC EARTH, INC.
                 2000 West Sam Houston Parkway South, Suite 750
                              Houston, Texas 77042

               CONSENT IN LIEU OF SPECIAL MEETING OF STOCKHOLDERS
                               DATED      , 2001

To the Stockholders of Magic Earth, Inc.:

   A consent in lieu of special meeting of stockholders of Magic Earth, Inc., a
Delaware corporation, dated      , 2001 accompanies this letter. If you sign
the consent, you will approve an Agreement and Plan of Merger dated as of April 29, 2001, among Halliburton Company, a Delaware corporation; Dresser Industries, Inc., a Delaware corporation and a wholly owned subsidiary of Halliburton; Halliburton MS, Inc., a Delaware corporation and a wholly owned subsidiary of Dresser; and Magic Earth. Pursuant to the merger agreement, Halliburton MS would be merged with and into Magic Earth. If the merger is concluded:

  (a)  Magic Earth will be the corporation surviving the merger;

  (b) each share of the common stock, par value $.01 per share, of Magic Earth issued and outstanding immediately before the consummation of the merger, other than shares of Magic Earth common stock held directly or indirectly by Magic Earth and dissenting shares, will be converted into shares of the common stock, par value $2.50 per share, of Halliburton Company, the parent company of Dresser;

  (c) the number of shares of Halliburton common stock to be issued in the aggregate for all of the outstanding common stock of Magic Earth will be determined by dividing one hundred million dollars ($100,000,000.00), which is the valuation for Magic Earth agreed to in the merger agreement, by the average closing price of Halliburton common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days before the merger and then rounding this number up to the nearest whole share. The day of the merger is the date the conditions to complete the merger are satisfied and a certificate of merger is filed with the Delaware Secretary of State. The numerator of one hundred million dollars ($100,000,000.00) will be reduced, dollar for dollar, but only if and then only to the extent that Magic Earth's net equity decreases by more than four million dollars ($4,000,000.00) between January 1, 2001 and the date of the closing balance sheet;

  (d) the aggregate number of shares of Halliburton common stock determined in paragraph (c) will be divided by the number of shares of Magic Earth common stock that are issued and outstanding on the effective date of the merger to determine the number of shares of Halliburton common stock to be issued for each share of Magic Earth common stock, all outstanding options and warrants to purchase shares of Magic Earth common stock having been exercised or canceled; and

  (e)  Magic Earth will become a wholly owned subsidiary of Dresser.

   In the materials accompanying this letter, you will find a proxy statement/prospectus. The proxy statement/prospectus more fully describes the proposed merger and includes information about Magic Earth and Halliburton.

   Stockholders of Magic Earth are entitled to appraisal rights under the Delaware General Corporation Law, or DGCL, as a result of the merger, but these appraisal rights may be impacted by the Shareholders' Agreement dated January 31, 2001 entered into by all of the stockholders of Magic Earth. See "Appraisal Rights" and "Shareholders' Agreement" in the proxy statement/prospectus. The DGCL provisions on appraisal rights are attached as Appendix B.

   The Magic Earth Board of Directors has unanimously approved the merger agreement and the related transactions and has determined that they are fair to and in the best interest of Magic Earth. After careful consideration, your Board of Directors unanimously recommends that stockholders vote for approval of the merger agreement by signing the consent in lieu of special meeting.

   All stockholders are being sent the consent in lieu of special meeting. The
consent is dated        , 2001. If stockholders holding 60% of the common stock
of Magic Earth sign the consent, the merger will be approved. The merger will then be completed as soon as practicable after that date. If you approve the merger, please sign, date and return the consent in lieu of special meeting in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Yin L. Cheung


                                          Yin L. Cheung
                                          Secretary

Houston, Texas
       , 2001

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are the companies proposing the merger?

A: The parties are proposing the merger to maximize their combined performance. The intent is to take advantage of Magic Earth's strengths in developing volume visual interpretation technology and leveraging the global strengths of Landmark in integrated exploration and production software information systems and professional services.

Q: Are any approvals necessary to complete the merger?

A: Yes. The merger has to be approved by the Magic Earth stockholders. A
consent in lieu of special meeting of Magic Earth stockholders dated     , 2001
is being sent to Magic Earth stockholders. Stockholders holding 60% of the common stock of Magic Earth have to approve the merger for it to be concluded. Stockholders holding 45.8% of the common stock of Magic Earth are parties to the merger agreement and have agreed to approve the merger.

Q: All the stockholders of Magic Earth signed a Shareholders' Agreement dated January 31, 2001. Does that agreement have any significance here?

A: Yes. The Magic Earth stockholders have contractually agreed with each other to take specified actions regarding the common stock of Magic Earth they own. The agreement restricts your ability to transfer the shares you own. To approve the merger, the "transfer group" stockholders owning at least 60% of the common stock of Magic Earth have to approve the merger. Should this occur, the merger agreement provides that as a condition to close, the members of the transfer group have to exercise their drag-along rights as provided in the Shareholders' Agreement. This will require the other stockholders to transfer their shares for the exchange consideration.

Q: What will I receive in the merger?

A: You will receive shares of Halliburton common stock for the shares of Magic Earth common stock you own determined as follows:

  . The number of shares of Halliburton common stock received in the aggregate for all of the issued and outstanding common stock of Magic Earth will be determined by dividing:

   -  $100,000,000.00, by

   - the average closing price of Halliburton common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days before the merger.

   This number will then be rounded up to the nearest whole share.

   The numerator of $100,000,000.00 will be reduced, dollar for dollar, but only if and then only to the extent that Magic Earth's net equity decreases by more than $4,000,000.00 between January 1, 2001 and the date of the closing balance sheet; and

  . The aggregate number of shares of Halliburton common stock determined as described in the bullet immediately above, will be divided by the number of shares of Magic Earth common stock that are issued and outstanding on the effective date of the merger to determine the number of shares of Halliburton common stock to be issued for each share of Magic Earth common stock.

This calculation is illustrated below:

  $100,000,000.00* /

  30 day average trading closing price of Halliburton common stock before the merger

  =

  Aggregate shares of Halliburton common stock to be issued /

  Issued and outstanding shares of Magic Earth common stock on the merger date

  =

  Number of shares of Halliburton common stock to be received for each share of Magic Earth common stock

  *Subject to adjustment as described above.

Q: Will Halliburton issue fractional shares?

A: No. Halliburton will not issue fractional shares of common stock. Instead of any fractional shares, Magic Earth stockholders will receive cash based on the price of Halliburton common stock used in calculating the exchange ratio.

Q: Can the value of the consideration fluctuate before and after the merger?

A: Yes. The $100 million amount in the formula on the prior page will be reduced for decreases in Magic Earth's net equity of more than $4,000,000.00 between January 1, 2001 and the date of the closing balance sheet. Also, the market price of Halliburton common stock is subject to fluctuation. As a result, the market value of the shares of Halliburton common stock that Magic Earth stockholders will receive in the merger may increase or decrease following the merger. Halliburton common stock is traded on the NYSE under the symbol "HAL". On October , 2001, Halliburton's common stock closed at $ per share. We urge you to obtain current market quotations for Halliburton common stock.


Q: When will the merger be completed?

A: We are working to complete the merger as quickly as possible. We hope to
complete the merger within a couple of days of      , 2001, which is the date
of the consent in lieu of special meeting.

Q: Should Magic Earth stockholders send in their stock certificates now?

A: No. If the Magic Earth stockholders approve the merger, a transmittal letter will be sent to you after the merger is concluded. The transmittal letter will explain how to exchange your shares of Magic Earth common stock for Halliburton common stock.

Q: How do I approve the merger?

A: To approve the merger, sign the consent in lieu of special meeting and return it in the enclosed return envelope as soon as possible.

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. Halliburton has described under the heading "Risk Factors" beginning on page 8 of this proxy statement/prospectus a number of risk factors that you should carefully consider before voting.

Q: Will I recognize a gain or loss on the transaction?

A: Dresser believes that Magic Earth's stockholders should generally not recognize gain or loss for United States federal income tax purposes upon receipt of Halliburton common stock in the merger. However, Magic Earth stockholders will recognize gain or loss with respect to any cash received instead of fractional shares. You are urged to consult your tax advisor to determine your particular tax consequences.

   For a more complete description of tax consequences of the merger, see the section entitled "Federal Tax Consequences of the Merger" on page 27 .


Q: Am I entitled to appraisal rights?

A: Holders of Magic Earth common stock are entitled to appraisal rights under Delaware law. However, if the merger is approved by at least 60% of the shares of Magic Earth common stock, the Magic Earth Shareholders' Agreement will contractually obligate you to transfer your shares for the merger consideration. If you have any questions about your rights, you should contact your attorney. For a more complete description of your appraisal rights, see the sections entitled "Appraisal Rights" on pages 4 and 29 and Appendix B. For a more complete description of the Shareholders' Agreement, see the section entitled "Shareholders' Agreement" on pages 4 and 30.


Q: Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus, you should contact:

       Magic Earth, Inc.
       c/o Shook, Hardy & Bacon L.L.P.
       Chase Tower
       600 Travis, Suite 1600
       Houston, Texas 77002
       (713) 227-8008
       Attn.: William P. Jensen

                                    SUMMARY

   This Summary highlights selected information from this document and may not contain all of the information that is important to you. To fully understand the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents which are referenced in this document. Please read "Where You Can Find More Information" on page 49. The merger agreement is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the merger agreement. The page references in parenthesis will direct you to a more complete description of the topics presented in this summary.

The Companies

Halliburton Company (pages 32 through 38)


3600 Lincoln Plaza
500 North Akard Street
Dallas, Texas 75201-3391
(214) 978-2600

   General. Halliburton's predecessor was established in 1919. Halliburton provides energy services and engineering and construction services for the energy industry. Halliburton's revenues for the year ended December 31, 2000 were $11.9 billion. At September 24, 2001, its market capitalization was approximately $9.1 billion. At June 30, 2001, Halliburton employed approximately 88,000 people.


   Description of Services and Products. Halliburton has two business segments:

  .  The Energy Services Group; and

  .  The Engineering and Construction Group.

   The Energy Services Group segment provides a wide range of services, products and integrated solutions to customers involved in oil and natural gas exploration and production.

   The Engineering and Construction Group provides a wide range of services to energy and industrial customers and government entities worldwide.

   Halliburton completed the sale of its Dresser Equipment Group on April 10, 2001. This former segment designed, manufactured and marketed highly engineered products and systems for oil and gas producers, transporters, processors, distributors and users throughout the world.

Magic Earth, Inc.

2000 West Sam Houston Parkway South
Suite 750
Houston, Texas 77042
(832) 200-4700

   General. Magic Earth was formed as a Delaware limited liability company in September 1999 and converted into a Delaware corporation in January 2001. Its Research and Development offices are located in Houston and Austin, Texas, and it has a wholly owned subsidiary, Magic Earth Ltd., located in London, England, which markets products and services in Europe, Africa and the Middle East. Magic Earth specializes in the development and marketing of volume visual interpretation technology that enables users to analyze massive datasets in real-time. Magic Earth's primary product, GeoProbe(R), is specifically designed for the analysis of large datasets in the oil and gas industry. In addition to the GeoProbe(R) software, Magic Earth offers a comprehensive set of products and services aimed at improving clients' success in exploration and production worldwide in the oil and gas industry.

   Description of Services and Products. Magic Earth's products and services include:

  . GeoProbe(R) software--volume visual interpretation software for use in the oil and gas industry;

  . Visualization centers--an immersive environment designed for viewing and interpreting 3-dimensional seismic data; and

  . Consulting services--for oil and gas exploration and production projects worldwide.

Magic Earth Consent in Lieu of Special Meeting (page 31)


   Purpose. Accompanying this proxy statement/prospectus is a consent in lieu of special meeting of the stockholders of Magic Earth. By signing the consent, a stockholder of Magic Earth approves the merger agreement recommended by the Magic Earth Board of Directors.

   Date of the Consent in Lieu of Special Meeting. The consent is dated      ,
2001. The law requires that the proxy statement/prospectus be sent to the stockholders of Magic Earth at least 20 business days before the effective date of the consent.

   Stockholders Entitled to Vote; Votes Required. All holders of record of
Magic Earth common stock will be sent the consent. As of      , 2001, the date
of this proxy statement/prospectus, there are 100,000 shares of Magic Earth common stock issued and outstanding. Each share of Magic Earth common stock entitles the holder to one vote on each matter submitted for stockholder approval. See "Security Ownership by Certain Beneficial Owners and Management of Magic Earth" for information regarding persons known by management of Magic Earth to be the beneficial owners of more than 5% of the outstanding Magic Earth common stock.

   Approval of the merger agreement requires that consents be obtained from stockholders owning at least 60% of the issued and outstanding shares of Magic Earth common stock. Stockholders owning approximately 45.8% of the issued and outstanding shares of Magic Earth common stock have signed the merger agreement and agreed to approve the merger agreement.

The Merger Agreement (pages 18 through 27)


   Halliburton, Dresser, Halliburton MS and Magic Earth have entered into a merger agreement that provides for the merger of Magic Earth and Halliburton MS, Dresser's wholly owned subsidiary. As a result of the merger, Magic Earth will become Dresser's wholly owned subsidiary.

   Each outstanding share of Magic Earth common stock will be canceled in the merger. You will receive shares of Halliburton common stock for the Magic Earth common stock you own. The aggregate merger consideration is $100 million. The amount of consideration Magic Earth stockholders will receive in the merger will decrease, but only if and then only to the extent that there is a decrease of more than $4 million in the net equity of Magic Earth between January 1, 2001 and the date of the closing balance sheet.

   For further information regarding the exchange ratio please see "The Merger Agreement--Exchange of Shares."

The Recommendation of the Magic Earth Board (page 17)

   The Magic Earth board of directors is of the opinion that the terms of the merger are fair and reasonable to, and in the best interests of, Magic Earth. The Magic Earth board of directors considered the following factors as the most important to its opinion:

  - the board's view that a business combination of Magic Earth and Landmark Graphics Corporation will permit Magic Earth to develop its exploration and production software information systems more rapidly;

  -  the likelihood of the merger being concluded;

  -  the terms of the merger; and

  - the fact that the transaction offers Magic Earth stockholders increased liquidity and an opportunity to hold an equity interest in the combined businesses.

   Accordingly, the Magic Earth Board unanimously recommends that the Magic Earth stockholders approve the merger.

   The Magic Earth Board did not obtain an independent fairness opinion nor did it retain the advice of an independent financial advisor in its determination that the terms of the merger are fair and reasonable. The Magic Earth Board feels that its knowledge of the operations of Magic Earth and the business environment in which it operates is sufficient to allow the Magic Earth Board to accurately evaluate the fairness of the merger without the assistance of such outside advisors which would reduce the value of the merger to the Magic Earth stockholders through the imposition of service fees.

Halliburton's Plans for Magic Earth

   If Dresser acquires all of the outstanding common stock of Magic Earth, Halliburton plans to operate Magic Earth as a sister corporation of Landmark. Landmark is a part of Halliburton's Energy Services Group. Landmark provides integrated exploration and production software information systems and professional services. The intent is to maximize the combined performance of Magic Earth and Landmark by:

  -  retaining the strengths of Magic Earth; and

  - leveraging the global strengths of Landmark in integrated exploration and production software information systems and professional services.

   Halliburton expects the acquisition of Magic Earth will aid Halliburton in its desire to become the leader in the provision of integrated exploration and production software information systems and professional services.

Agreements With Magic Earth Stockholders and Directors (page 27)


   If you are a Magic Earth stockholder, you should be aware that some of the directors and stockholders of Magic Earth may have interests in concluding the merger that are different from yours and from their interests as Magic Earth stockholders. You should keep this in mind in considering the recommendation of the Magic Earth board of directors and in determining whether or not to vote for the merger. These interests include the following:

  Employment Agreements. As part of the merger agreement, Landmark Graphics will enter into employment agreements with Michael Zeitlin and Yin Cheung. These agreements provide for their employment by Magic Earth or one of its affiliates after the merger is effective.

  License Agreements. As part of the merger agreement, Magic Earth will enter into software licenses with each of Messrs. Zeitlin and Cheung giving them the right to use the software owned by Magic Earth in any industry other than the oil and gas and the engineering and construction industries.

Regulatory Approval (page 31)


   On May 16, 2001, Halliburton and Magic Earth each filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 a premerger notification with the Department of Justice and the Federal Trade Commission regarding the merger. The statutory waiting period for the filing has expired.

Tax Consequences (pages 27 and 28)


   Dresser believes that the issuance of Halliburton's common stock in exchange for Magic Earth common stock under the merger agreement will not be taxable for United States federal income tax purposes to Magic Earth stockholders, except with respect to cash received in lieu of a fractional share. For information on federal income taxation regarding the merger, see "Federal Tax Consequences of the Merger".

   The tax consequences of the merger for you may depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger for you.

Risk Factors (pages 8 through 11)

   There are risk factors that you should consider in evaluating whether to accept the merger. These risk factors include:

  - that the aggregate merger consideration for Magic Earth will be reduced if the net equity of Magic Earth decreases by more than $4 million between January 1, 2001 and the date of the closing balance sheet;

  - that the market value of shares of Halliburton's common stock, when issued, may fluctuate significantly after the merger is completed;

  - that Halliburton's business is heavily dependent upon the capital budgets of its customers, including the major and independent oil and gas companies and national oil companies, which are, in turn, heavily dependent upon volatile oil and gas commodity prices;

  - that one of Halliburton's business strategies is to acquire operations and assets that are complementary to Halliburton's existing businesses and that acquiring these operations and assets involves financial, operational and legal risks;

  - that Halliburton's operations in countries other than the United States accounted for approximately 70% and 66% of Halliburton's consolidated revenues during 1999 and 2000, respectively. These risks, include:

   -  the risks of expropriation, confiscatory taxation and nationalization,

   -  political and economic instability,

   -  armed conflict and civil disturbance,

   -  currency fluctuations, devaluations and conversion restrictions,

   -  adverse tax policies, and

   - governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights;

  - significant foreign exchange risks arising from Halliburton's international operations because a substantial portion of its consolidated revenues (as well as the related consolidated operating expenses) are in foreign currencies;

  - the outcome of insurance litigation, insurance coverage litigation and asbestos litigation with which Halliburton or Dresser are involved and the perception of the investing public about the exposure and the effect on Halliburton's stock price; and

  - environmental risks entailed in Halliburton's well service operations which routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances.

Halliburton Common Stock

   Halliburton's common stock that will be issued as a result of the merger will be listed on the New York Stock Exchange, Inc., subject to official notice of issuance. On April 27, 2001, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of Halliburton common stock on the NYSE Composite Tape was $42.11 per share.

No Solicitation (pages 24 and 25)


   Magic Earth has agreed in the merger agreement that it will not encourage or solicit bids competing with Halliburton's bid. However, the Magic Earth Board will consider unsolicited bids if required to satisfy the Board's fiduciary duty to Magic Earth's stockholders.

Appraisal Rights (pages 29 and 30)


   Delaware law provides dissenting stockholders with appraisal rights. These rights may be impacted by the Shareholders' Agreement.

Shareholders' Agreement (pages 30 and 31)


   The stockholders of Magic Earth are all parties to a Shareholders' Agreement dated January 31, 2001. The agreement affects approval of the merger and appraisal rights available under Delaware law.

Securities Laws in General

   The merger is subject to the Securities Act of 1933 (the "Securities Act") and some of the antifraud provisions of the Exchange Act.

   Halliburton has filed a registration statement (of which this proxy statement/prospectus constitutes a part) relating to the offer, sale and delivery of Halliburton's common stock issuable pursuant to the Securities Act with the Securities and Exchange Commission. That registration statement has become effective under the Securities Act. As a result, the shares of Halliburton common stock that you receive will be freely transferable in the United States.

                        SUMMARY SELECTED FINANCIAL DATA

Summary Selected Historical Financial Information of Halliburton

   The following summary financial information should be read together with:

  . Halliburton's historical financial statements and the related notes contained in its annual report on Form 10-K for the year ended December 31, 2000 and its quarterly report on Form 10-Q for the quarter ended June 30, 2001; and

  . in the annual reports and other information that Halliburton has previously filed with the Securities and Exchange Commission.

   Please read "Where You Can Find More Information" on page 49. The extracts from Halliburton's consolidated financial statements and other information about Halliburton appearing in this document have been prepared in accordance with generally accepted accounting principles.

(Unaudited)

Millions of dollars and                                                     Six Months
shares                               Years ended December 31               Ended June 30
except per share and number  --------------------------------------------  --------------
of employees                  1996     1997     1998      1999     2000     2000    2001
---------------------------  -------  -------  -------   -------  -------  ------  ------
Operating results
Net revenues
 Energy Services Group.....  $ 5,936  $ 7,830  $ 8,001   $ 5,921  $ 6,776  $3,038  $4,245
 Engineering and
  Construction Group.......    5,300    5,668    6,503     6,392    5,168   2,689   2,238
                             -------  -------  -------   -------  -------  ------  ------
   Total revenues..........  $11,236  $13,498  $14,504   $12,313  $11,944  $5,727  $6,483
                             =======  =======  =======   =======  =======  ======  ======
Operating income
 Energy Services Group.....  $   654  $   983  $   981   $   250  $   582  $  162  $  467
 Engineering and
  Construction Group.......      178      255      227       175      (42)     79      43
 Special charges and
  credits (1)..............      (86)      11     (959)       47      --      --      --
 General corporate.........      (72)     (71)     (79)      (71)     (78)    (34)    (40)
                             -------  -------  -------   -------  -------  ------  ------
   Total operating income
    (1)....................      674    1,178      170       401      462     207     470
Nonoperating income
 (expense), net............      (70)     (82)    (115)      (94)    (127)    (63)    (75)
                             -------  -------  -------   -------  -------  ------  ------
Income from continuing
 operations before income
 taxes and minority
 interest..................      604    1,096       55       307      335     144     395
Provision for income taxes
 (2).......................     (158)    (406)    (155)     (116)    (129)    (56)   (159)
Minority interest in net
 income of consolidated
 subsidiaries..............      --       (30)     (20)      (17)     (18)     (9)     (7)
                             -------  -------  -------   -------  -------  ------  ------
Income (loss) from
 continuing operations.....  $   446  $   660  $  (120)  $   174  $   188  $   79  $  229
                             =======  =======  =======   =======  =======  ======  ======
Income (loss) from
 discontinued operations...  $   112  $   112  $   105   $   283  $   313  $  260  $  261
                             =======  =======  =======   =======  =======  ======  ======
Net income (loss)..........  $   558  $   772  $   (15)  $   438  $   501  $  339  $  491
                             =======  =======  =======   =======  =======  ======  ======
Basic income (loss) per
 common share
 Continuing operations.....  $  1.04  $  1.53  $ (0.27)  $  0.40  $  0.42  $ 0.18  $ 0.54
 Net income (loss).........     1.30     1.79    (0.03)     1.00     1.13    0.77    1.15
Diluted income (loss) per
 common share
 Continuing operations.....     1.03     1.51    (0.27)     0.39     0.42    0.18    0.53
 Net income (loss).........     1.29     1.77    (0.03)     0.99     1.12    0.76    1.14
Cash dividends per share...     0.50     0.50     0.50      0.50     0.50    0.25    0.25
Return on average
 shareholders' equity......    15.25%   19.16%   (0.35%)   10.49%   12.20%   7.63%  11.68%

(Unaudited)

Millions of dollars and                                                     Six Months
shares                             Years ended December 31                 Ended June 30
except per share and      ----------------------------------------------  ----------------
number of employees        1996      1997      1998      1999     2000     2000     2001
-----------------------   -------  --------  --------  --------  -------  -------  -------
Financial position
Net working capital.....  $ 1,501  $  1,985  $  2,129  $  2,329  $ 1,742  $ 2,555  $ 2,503
Total assets............    8,689     9,657    10,072     9,639   10,103    9,806   10,661
Property, plant and
 equipment, net.........    2,047     2,282     2,442     2,390    2,410    2,353    2,483
Long-term debt
 (including current
 maturities)............      957     1,303     1,426     1,364    1,057    1,061    1,046
Shareholders' equity....    3,741     4,317     4,061     4,287    3,928    4,595    4,480
Total capitalization....    4,828     5,647     5,990     6,590    6,555    6,529    6,243
Shareholders' equity per
 share..................     8.78      9.86      9.23      9.69     9.20    10.33    10.42
Average common shares
 outstanding (basic)....      429       431       439       440      442      443      427
Average common shares
 outstanding (diluted)..      432       436       439       443      446      447      430
Other financial data
Capital expenditures....  $  (612) $   (804) $   (841) $   (520) $  (578) $  (190) $  (344)
Long-term borrowings
 (repayments), net......      286       285       122       (59)    (308)    (305)      (9)
Depreciation and
 amortization expense...      405       465       500       511      503      249      258
Payroll and employee
 benefits (3)...........   (4,674)   (5,479)   (5,880)   (5,647)  (5,260)  (2,584)  (2,388)
Number of employees (3),
 (4)....................   93,000   102,000   107,800   103,000   93,000   95,000   88,000

--------
(1)  Operating income includes the following special charges and credits:

  1999--$47 million: reversal of a portion of the 1998 special charges.

  1998--$959 million: asset related charges ($491 million), personnel reductions ($234 million), facility consolidations ($124 million), merger transaction costs ($64 million), and other related costs ($46 million).

  1997--$11 million: merger costs ($9 million), write-downs on impaired assets and early retirement incentives ($10 million), losses from the sale of assets ($12 million), and gain on extension of joint venture ($42 million).

  1996--$86 million: merger costs ($13 million), restructuring, merger and severance costs ($62 million), and write-off of acquired in-process research and development costs ($11 million).

(2) Provision for income taxes in 1996 includes tax benefits of $44 million due to the recognition of net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service.

(3) Employees of Dresser Equipment Group, which is accounted for as discontinued operations, are included through December 2000. Employees of Dresser Equipment Group are excluded from the June 30, 2001 information.

(4)  Does not include employees of 50% or less owned affiliated companies.

Summary Selected Historical Financial Information of Magic Earth

   Summary selected financial data is not presented for Magic Earth, because the financial information is not material to Halliburton.

Summary Unaudited Pro Forma Combined Financial Information

   Summary unaudited pro forma combined financial information giving effect to Halliburton's proposed acquisition of Magic Earth is not presented because of the immaterial effect of the combination on Halliburton's consolidated financial statements.

Per Share Data

   Set forth below are the income from continuing operations, cash dividends and book value per common share data for Halliburton on an historical basis. Magic Earth data is not presented as the amounts are not considered material to Halliburton.

   The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements and related notes of Halliburton.

                                  Halliburton

                                                                    Six months
                                                    Year ended         ended
                                                 December 31, 2000 June 30, 2001
                                                 ----------------- -------------
Historical Data per Common Share
  Income from continuing operations:
    Basic.......................................       $0.42          $ 0.54
    Diluted.....................................        0.42            0.53
  Cash dividends................................        0.50            0.25
  Book value....................................        9.20           10.42

                                 RISK FACTORS

Risks Relating to the Merger

   The value of the consideration you will receive for your shares of Magic Earth common stock can vary with changes in the net equity of Magic Earth.

   The number of shares you receive will change if the net equity of Magic Earth decreases by more than $4 million between January 1, 2001 and the date of the closing balance sheet. The date of the closing balance sheet is the fifth day immediately before the date of the merger. The merger agreement provides that the numerator of $100 million used to calculate the merger consideration will be decreased dollar for dollar, but only if and then only to the extent of any decrease in Magic Earth's net equity of more than $4 million.

   The price of the Halliburton common stock you receive may fluctuate significantly after the merger.

   The market value of shares of Halliburton common stock may fluctuate significantly after the merger due to:

  .  market perception of the industries in which Halliburton is engaged;

  .  changes in its business, operations or prospects; and

  .  general market and economic conditions.

   The Magic Earth Board of Directors decided not to obtain a fairness opinion from an independent financial advisor.

   The aggregate consideration to be received by you and the other Magic Earth stockholders upon approval of the merger in exchange for your shares of Magic Earth common stock was determined by the Magic Earth Board to represent a fair value for those Magic Earth shares. This determination was based solely upon the collective knowledge and understanding of Magic Earth's directors regarding the present and historical operations, financial condition and market position of Magic Earth in relation to the competitive business environment in which it operates. In making its determination, the Magic Earth Board did not employ the services of an independent financial advisor, nor did it seek any independent or outside counsel. There is no guarantee that had the Magic Earth Board employed the services of an independent advisor that the advisor would have made the same determination with regard to the fair value of the consideration to be received. You should also be aware that some of the directors of Magic Earth may have interests in concluding the merger that are different from yours and from their interests as directors of Magic Earth. You are encouraged to read "Agreements with Magic Earth Stockholders and Directors" on page 27 of this proxy statement/prospectus for a more detailed discussion of those interests.


Risks Specific to Halliburton

   Demand for Halliburton's services and products depends on oil and gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. A prolonged downturn in oil and gas prices could have a material adverse effect on Halliburton's results of operations and financial condition.

   Demand for Halliburton's products and services is particularly sensitive to the level of development, production and exploration activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of other factors that are beyond Halliburton's control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for Halliburton's oil and gas well services and products that could have a material adverse effect on its revenues and profitability. Factors affecting the prices of oil and natural gas include:

  .  governmental regulations;

  .  global weather conditions;

  . worldwide political, military and economic conditions, including the ability of OPEC to set and maintain production levels and prices for oil and gas;

  .  the level of production by non-OPEC countries;

  . the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

  .  the level of demand for oil and natural gas.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future.

   During 2000, the demand for Halliburton's Energy Services Group's oilfield services and products recovered from lower levels in 1999 and late 1998. This improvement continued through the first half of 2001. Consistent with past history, the activity levels in the United States were the first to rebound with increased demand for products and services and an improved pricing environment. Internationally, Halliburton's business activity levels have not increased as much as in North America, although customers who are focused on oil projects are now starting to increase their global capital spending. The turnaround in international rig activity continued in the first half of 2001, with the average rig count at 737 rigs working compared to 602 in the fourth quarter of 2000. Halliburton's customers have been reluctant to undertake new engineering and construction projects resulting in a lower demand for those products and services in 2000 and into 2001. More than one-half of the Engineering and Construction Group's revenues come from customers in the oil and gas industry and these factors impact its operations. Halliburton believes that its customers will begin to award more engineering and construction projects later this year. However, new contracts Halliburton acquires in the third and fourth quarters of this year will not produce significant revenue or operating income before next year.

   There are risks to Halliburton's acquisition strategy. If Halliburton is unable to integrate and manage successfully businesses that it has acquired and any businesses acquired in the future, its results of operations and financial condition could be affected.

   One of Halliburton's business strategies is to acquire operations and assets that are complementary to its existing businesses. Acquiring these operations and assets involves financial, operational and legal risks, including:

  . increased levels of goodwill subject to potential impairment;

  . increased interest expense;

  . increased financial leverage or decreased operating income;

  . the difficulty of combining operations and personnel of the acquired businesses with Halliburton's; and

  . the difficulty of maintaining uniform standards, controls, procedures and policies.

   In addition, other potential buyers compete with Halliburton for acquisitions of businesses. Competition could cause Halliburton to pay a higher price for acquisitions than it otherwise might have to pay or reduce its acquisition opportunities. Halliburton might be unsuccessful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms or integrating the acquired businesses or assets into its operations.

   A significant portion of Halliburton's revenue is derived from its non-U.S. operations, which exposes it to risks inherent in doing business in each of the more than 100 other countries in which it transacts business. The occurrence of any of the risks set forth below could have an adverse effect on its results of operations and financial condition.

   Halliburton's operations in more than 100 countries other than the United States accounted for approximately 70% of its consolidated revenues during 1999 and 66% of its consolidated revenues during

2000. Operations in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

  . expropriation and nationalization;

  . political and economic instability;

  . armed conflict and civil disturbance;

  . currency fluctuations, devaluations and conversion restrictions;

  . confiscatory taxation or other adverse tax policies;

  . governmental activities that limit or disrupt markets, restrict payments or the movement of funds; and

  . governmental activities that may result in the deprivation of contract rights.

   Halliburton's ability to compete outside of the United States may be adversely affected by governmental regulations promulgated in numerous countries in which it transacts business. If these regulations apply to Halliburton, they may require it to engage in business practices that may not be to its benefit.

   Those regulations frequently:

  . encourage or mandate the hiring of local contractors; and

  . require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

   In addition, Halliburton is subject to taxation in many jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Foreign income tax returns of foreign subsidiaries, unconsolidated affiliates and related entities are routinely examined by foreign tax authorities. These tax examinations may result in assessments of additional taxes or penalties or both.

   A sizable portion of Halliburton's consolidated revenues and consolidated operating expenses are in foreign currencies. As a result, it is subject to significant foreign exchange risks that could adversely affect its operations, as well as limit Halliburton's ability to reinvest earnings from operations in one country to fund the capital needs of its operations in other countries.

   Halliburton does business in countries that have non-traded, or "soft" currencies that have restricted or limited trading markets. Halliburton may accumulate cash in soft currencies which may significantly limit its ability to convert its profits into U.S. dollars or repatriate the profits from those countries.

   Halliburton selectively uses hedging transactions to limit its exposure to risks from doing business in foreign currencies. Halliburton has developed risk management policies that establish guidelines for managing foreign exchange risk. As part of these policies, Halliburton has designed a reporting process to monitor the potential exposure on an ongoing basis. Halliburton uses this process to determine the extent of its foreign currency exposure and to determine whether it is practical or economical to execute financial hedges. For those currencies that are not readily convertible, Halliburton's ability to hedge exposure is limited because financial hedge instruments for those currencies are nonexistent or limited. Halliburton's ability to hedge is also limited because pricing of hedging instruments, where they exist, is often volatile and not necessarily efficient. To the extent that Halliburton can match the currency in which its operating revenues are denominated to that in which its operating expenses in a country are denominated, Halliburton can reduce its vulnerability to exchange rate fluctuations.

   Halliburton's businesses are subject to a variety of environmental laws and regulations including those covering hazardous materials. Any failure on its part to comply with applicable environmental laws and regulations could have an adverse effect on its financial condition.

   Halliburton's well service operations routinely involve the handling of significant amounts of waste materials, some of which are classified as hazardous substances. Halliburton's operations and facilities are subject to numerous environmental laws, rules and regulations of the United States and other countries, including laws concerning:

  . the containment and disposal of hazardous substances, oilfield waste and other waste materials;

  . the use of underground storage tanks; and

  . the use of underground injection wells.

   Laws protecting the environment are becoming stricter. Sanctions for failure to comply with these laws, rules and regulations, many of which may be applied retroactively, may include:

  . administrative, civil and criminal penalties;

  . revocation of permits; and

  . corrective action orders.

   Halliburton and/or its subsidiary Dresser are parties to insurance litigation, insurance coverage litigation and asbestos claim litigation. The asbestos claim litigation results from claims that products manufactured by, or materials used in various construction and renovation projects of, its subsidiaries contained asbestos, resulting in injury to the plaintiffs.

   At June 30, 2001, there were about 145,000 open asbestos claims asserted against Halliburton. These claims could have a material adverse effect on Halliburton's financial condition if:

  . the Highland's litigation is not resolved in Halliburton's favor;

  . the litigation with Harbison-Walker, its affiliates and agents is not resolved in Dresser's favor;

  . the comprehensive insurance coverage litigation with Dresser's insurers is not resolved in Dresser's favor;

  . Halliburton's estimate of amounts it will recover from its insurance carriers proves to be incorrect; or

  . future litigation expense and settlement costs increase significantly from Halliburton's historical experience.

   Halliburton estimates its net liability for known open asbestos claims at June 30, 2001 to be $124 million. More detailed information related to Halliburton's insurance, indemnity and asbestos litigation is set forth in Note 9 to the financial statements in Halliburton's Form 10-K for the fiscal year ended December 31, 2000 and in Note 7 to the quarterly financial statements in Halliburton's Form 10-Q for the quarter ended June 30, 2001.

   In the United States, environmental laws and regulations typically impose strict liability. Strict liability means that in some situations Halliburton could be exposed to liability for cleanup costs and other damages as a result of its conduct that was lawful at the time it occurred or conduct of prior operators or other third parties.

   Cleanup costs, natural resource damages and other damages arising as a result of environmental laws, and costs associated with changes in environmental laws and regulations, could be substantial and could have a material adverse effect on Halliburton's consolidated results of operations. From time to time, claims have been made against Halliburton and its subsidiaries under environmental laws. Changes in environmental regulations may also negatively impact oil and natural gas exploration and production companies, which in turn could have a material adverse effect on Halliburton.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   In this document, Halliburton makes forward-looking statements that include assumptions as to how Halliburton and Magic Earth may perform in the future. You will find many of these statements in the following sections:

  - "Risk Factors" beginning on page 8;

  - "The Magic Earth Board's Reasons for Recommending the Merger;
    Recommendation of the Magic Earth Board" on page 17; and

  - "Information Regarding Halliburton Company" beginning on page 32.


   Also, when Halliburton uses words like "may," "may not," "believes," "do not believe," "expects," "do not expect," "do not anticipate" and similar expressions, Halliburton is making forward-looking statements. These statements should be viewed with caution.

   The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this proxy statement/prospectus are forward-looking. Halliburton may also provide oral or written forward-looking information in other materials it releases to the public. Forward-looking information involves risks and uncertainties. Forward-looking information Halliburton provides reflects its best judgment based on current information. Halliburton's results of operations can be affected by inaccurate assumptions Halliburton makes or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of Halliburton's forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

   While it is not possible to identify all factors, Halliburton continues to face many risks and uncertainties that could cause actual results to differ from its forward-looking statements including:

 Geopolitical and legal.

  - trade restrictions and economic embargoes imposed by the United States and other countries;

  - unsettled political conditions, war, civil unrest, currency controls and governmental actions in the numerous countries in which Halliburton operates;

  - operations in countries with significant amounts of political risk, including, for example, Algeria, Angola, Libya, Nigeria, and Russia;

  -  changes in foreign exchange rates;

  - changes in governmental regulations in the numerous countries in which Halliburton operates including, for example, regulations that:

   -  encourage or mandate hiring local contractors; and

   - require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction;

  - litigation, including, for example, contract disputes, asbestos litigation, insurance litigation and environmental litigation; and

  - environmental laws, including, for example, those that require emission performance standards for facilities;

 Weather related.

  - the effects of severe weather conditions, including, for example, hurricanes and tornadoes, on operations and facilities; and

  - the impact of prolonged severe or mild weather conditions on the demand for and price of oil and natural gas;

 Customers.

  - the magnitude of governmental spending and outsourcing for military and logistical support of the type that Halliburton provides;

  - changes in capital spending by customers in the oil and gas industry for exploration, development, production, processing, refining, and pipeline delivery networks;

  - changes in capital spending by governments for infrastructure projects of the sort that Halliburton performs;

  -  consolidation of customers in the oil and gas industry; and

  - claim negotiations with engineering and construction customers on cost variances and change orders on major projects;

 Industry.

  - technological and structural changes in the industries that Halliburton serves;

  - sudden changes in energy prices that could undermine the fundamental strength of the world economy or our customers;

  -  changes in the price of oil and natural gas, including:

   - OPEC's ability to set and maintain production levels and prices for oil;

   -  the level of oil production by non-OPEC countries;

   - the policies of governments regarding exploration for and production and development of their oil and natural gas reserves; and

   -  the level of demand for oil and natural gas;

  - changes in the price or the availability of commodities that Halliburton uses;

  - risks that result from entering into fixed fee engineering, procurement and construction projects of the types that Halliburton provides where failure to meet schedules, cost estimates or performance targets could result in non-reimbursable costs which cause the project not to meet expected profit margins;

  - risks that result from entering into complex business arrangements for technically demanding projects where failure by one or more parties could result in monetary penalties; and

  - the risk inherent in the use of derivative instruments of the sort that Halliburton uses which could cause a change in value of the derivative instruments as a result of:

   - adverse movements in foreign exchange rates, interest rates, or commodity prices, or

   - the value and time period of the derivative being different than the exposures or cash flows being hedged;

 Personnel and mergers/reorganizations/dispositions.

  - increased competition in the hiring and retention of employees in specific areas, including, for example, energy services operations, accounting and finance;

  -  integration of acquired businesses into Halliburton, including:

   - standardizing information systems or integrating data from multiple systems;

   -  maintaining uniform standards, controls, procedures and policies; and

   - combining operations and personnel of acquired businesses with Halliburton's;

  -  effectively reorganizing operations and personnel within Halliburton;

  - replacing discontinued lines of businesses with acquisitions that add value and complement Halliburton's core businesses; and

  -  successful completion of planned dispositions.

   In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries Halliburton serves.

   You should consider carefully the forward-looking statements set forth in:

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and "Legal Proceedings" in Halliburton's annual report on Form 10-K for the fiscal year ended December 31, 2000; and

  . "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Halliburton's quarterly report on Form 10-Q for the period ended June 30, 2001,

all of which sections are incorporated in this offer document by reference. Please read "Where You Can Find More Information" on page 49.

                    BACKGROUND TO AND REASONS FOR THE MERGER

   On July 12, 2000, Michael Zeitlin, Chairman and CEO of Magic Earth, and John Gibson, President and Chief Executive Officer of Landmark Graphics Corporation, an indirect wholly owned subsidiary of Halliburton, met in Houston. The meeting continued discussions of a re-marketing agreement and included an offer by Landmark to purchase Magic Earth for $50 million. Magic Earth expressed no interest in being acquired and only desired a re-marketing agreement with Landmark.

   On July 27, 2000, Michael Zeitlin and John Gibson met in Houston to continue discussions regarding a re-marketing agreement.

   Michael Zeitlin called John Gibson on August 2, 2000, to further discuss a re-marketing agreement. The conversation ended without any action being taken by either party.

   On September 6, 2000, Yin L. Cheung, Executive Vice President--Director of Technology of Magic Earth, met with John Wilson, Vice President--Systems and Marketing of Landmark, to discuss the possible re-marketing agreement.

   On September 25, 2000, John Wilson and Millicent Chancellor, Chief Financial Officer of Landmark, met with Michael Zeitlin, Yin L. Cheung and Miles Harper with Gainer, Donnelly & Desroches, accountants for Magic Earth, at Magic Earth's Houston office to discuss the financial structure of the possible re-marketing agreement and the financial state of Magic Earth generally.

   On September 26, 2000, John Gibson and Michael Zeitlin met in Houston to continue discussing a possible re-marketing agreement and to continue a dialogue about a possible collaboration between the two companies.

   Between September 26, 2000 and February 3, 2001, there was some general discussion between Landmark and Magic Earth, but no progress on the re-marketing agreement.

   On February 3, 2001, Michael Zeitlin called John Gibson to inform him that Magic Earth had received an offer from a third party to enter into an exclusive re-marketing agreement and purchase of Magic Earth equity and that Landmark had until February 5, 2001 to respond if Landmark had any interest in finalizing a re-marketing agreement or acquisition of Magic Earth.

   On February 5, 2001, Michael Zeitlin met John Gibson and John Wilson, in Houston. At the meeting Landmark indicated its interest in acquiring Magic Earth. A purchase price of $100 million was discussed.

   During a phone call on February 6, 2001, Michael Zeitlin and John Gibson continued their discussion of the purchase price.

   On February 16, 2001, Michael Zeitlin met with John Gibson, John Wilson and Edgar Ortiz, Chairman of the Energy Services Group of Halliburton Energy Services, Inc., an indirect wholly owned subsidiary of Halliburton. The meeting educated Mr. Ortiz in the capabilities and the products of Magic Earth and discussed the potential strategic fit of Magic Earth into Halliburton. The meeting was held in Mr. Ortiz' office at Halliburton Energy Services in Houston, Texas.

   On February 18, 2001, Michael Zeitlin met with Steve Peacock of British Petroleum, a director of Magic Earth. The dinner meeting reviewed the offer by Halliburton to acquire 100% of Magic Earth's stock in a stock-for-stock swap valued at $100 million. Mr. Zeitlin discussed the benefits of the merger to British Petroleum, the continued independence of Magic Earth and the proposed retention of key employees.

   Between February 19, 2001 and February 27, 2001, Michael Zeitlin contacted two board members of Magic Earth, Frank Ingriselli of Texaco, Inc., and Knut Korsell of Silicon Graphics, Inc., via telephone to advise on the advantages of a merger between Halliburton and Magic Earth and to seek informal consent to proceed with negotiations regarding the merger.

   On February 27, 2001, Michael Zeitlin met with John Gibson, John Wilson, and Andrew Farley, Chief Counsel and Corporate Secretary of Landmark, to continue discussing a possible transaction between Landmark and Magic Earth and to finalize a letter of intent. Magic Earth and Halliburton executed a letter of intent to negotiate a definitive agreement and executed a confidentiality agreement. The letter of intent was signed on behalf of Magic Earth by Michael Zeitlin and Yin L. Cheung. The confidentiality agreement was signed on behalf of Magic Earth by Michael L. Zeitlin. The letter of intent and confidentiality agreement were signed on behalf of Halliburton by Lester L. Coleman, Executive Vice President and General Counsel. Michael Zeitlin and Yin L. Cheung also met at Magic Earth's Houston offices with John Wilson and Millicent Chancellor to discuss due diligence procedures for Dresser's review of the books and records of Magic Earth.

   Negotiations were conducted in February, March and April in Houston, Texas for the acquisition of all of the outstanding stock of Magic Earth in exchange for $100 million of Halliburton common stock.

   On March 1, 2001, the Halliburton board of directors held a regularly scheduled telephonic meeting and approved the proposed merger agreement.

   On March 2, 2001, Michael Zeitlin met with John Gibson, John Wilson, Andrew Farley, Peter Bernard, Executive Vice President Operations of Landmark, and Mike Pfister, Chief Information Officer of Landmark, at a reception hosted by Landmark at Landmark's offices in Houston to celebrate the signing of the letter of intent. The conversation included discussion of the strategic fit of Magic Earth, the desire of Magic Earth's board that Magic Earth be the corporation surviving the merger and the general business of Magic Earth.

   On March 16, 2001, Michael Zeitlin met with John Gibson and John Wilson to discuss who would be involved in managing the transition, due diligence and other activities related to the acquisition. The meeting was held in Landmark's Houston offices.

   On March 18, 2001, John Gibson and his wife attended a dinner at the home of Michael Zeitlin. Mr. Zeitlin's wife also attended the dinner. The dinner was for the purpose of fostering a personal relationship between Michael Zeitlin and John Gibson.

   On March 23, 2001, Michael Zeitlin and representatives of Magic Earth met with John Gibson and representatives of Halliburton and Dresser at the offices of Shook, Hardy & Bacon, L.L.P., legal counsel to Magic Earth, in Houston. The participants began to negotiate the terms and conditions of the proposed merger agreement.

   On April 7, 2001, Michael Zeitlin met with John Gibson at the Houston offices of Shook, Hardy & Bacon to further negotiate terms of the proposed merger agreement.

   By consent in lieu of special meeting dated April 9, 2001 the boards of directors of Dresser Industries, Inc. and Halliburton MS, Inc. both approved the merger agreement.

   On April 28, 2001, the Magic Earth board of directors met to discuss the proposed agreement and plan of merger. Copies of the draft agreement as well as executive summaries of the agreement had been made available to each of the directors prior to the meeting for their review. Representatives of Shook, Hardy & Bacon were invited to provide an overview of the material terms of the proposed agreement and were available to answer questions. Michael Zeitlin encouraged the board to approve the proposed agreement, highlighting the offer price and the strategic advantages to Magic Earth and its stockholders. John Gibson was also invited to join the meeting and presented his views regarding the potential challenges and opportunities for Halliburton, Landmark and Magic Earth should the transaction be approved. Mr. Gibson then left the meeting. The board members then voted to approve the proposed merger agreement and to recommend it the Magic Earth stockholders.

   On April 29, 2001 Michael Zeitlin, Yin L. Cheung and John Gibson met at the Houston offices of Shook, Hardy & Bacon to discuss and negotiate the final terms of the merger agreement. Representatives of Halliburton, Dresser and Landmark and partners of Shook, Hardy & Bacon also attended the meeting. The merger agreement was signed that afternoon. Betty H. Cheung and Natalie Zeitlin who signed the merger agreement in the capacity of consenting spouses also attended portions of the meeting.

   On April 30, 2001 Halliburton and Magic Earth issued a press release entitled "Halliburton Announces Definitive Agreement to Acquire Magic Earth" announcing the execution of the definitive merger agreement and that the agreement calls for a stock-for-stock acquisition valued at $100 million.

   On May 1, 2001 Halliburton and Magic Earth hosted a media event at the Offshore Technology Conference held in Houston to brief the press on the proposed acquisition of Magic Earth by Dresser. David J. Lesar, Chairman of the Board, President and Chief Executive Officer of Halliburton, John Gibson and Michael Zeitlin attended the briefing.

 THE MAGIC EARTH BOARD'S REASONS FOR RECOMMENDING THE MERGER; RECOMMENDATION OF
                             THE MAGIC EARTH BOARD

   The Magic Earth board of directors is of the opinion that the terms of the merger are fair and reasonable to, and in the best interests of, Magic Earth. Accordingly, the Magic Earth Board unanimously recommends that the Magic Earth stockholders approve the merger. In making this determination, the Magic Earth Board consulted with Magic Earth's management and considered a number of factors, including the following:

  - The belief of the Magic Earth Board that Magic Earth's and Landmark's respective businesses are complementary and that a range of economic, strategic and operational benefits could arise from placing them under the same parent corporation. The Magic Earth Board also believes that bringing together Magic Earth and Landmark as subsidiaries of Halliburton would assist them in their aim of becoming the preferred provider of integrated exploration and production software information systems and professional services throughout the world.

  -  The likelihood of the merger being concluded.

  -  The terms of the merger.

  - The Magic Earth Board's knowledge of the business, operations, properties, assets, earnings and prospects of Magic Earth.

  - Recent and historical trading prices for Halliburton common stock. The Magic Earth Board recognizes that the merger should enable the Magic Earth stockholders to obtain a security that provides a market for their interests yet offers the opportunity of continuing their equity interest in the combined enterprise. For information regarding the range of prices of the Halliburton common stock, see "Market Price and Dividend Information" and "Halliburton Company Stock Performance". The Magic Earth Board also considered the absence of any trading market for the Magic Earth shares.

   In view of the variety of factors considered in connection with its evaluation of the merger, the Magic Earth Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors considered in its decision. Furthermore, the Magic Earth Board did not articulate how each factor specifically supported its ultimate decision.

   The Magic Earth Board did not choose to obtain an independent fairness opinion nor did it retain the advice of an independent financial advisor in its determination that the terms of the merger are fair and reasonable. The Magic Earth Board believes its collective knowledge and understanding of the business, operations, properties, earnings and prospects of Magic Earth and the competitive market in which it operates are sufficient to allow the Magic Earth Board to accurately value Magic Earth and to evaluate the fairness of the consideration to be received in the merger. Therefore, the Magic Earth Board believes that the services of an outside financial advisor are not necessary and would only serve to reduce the value of the merger to the Magic Earth stockholders through the imposition of service fees. Specifically, the Magic Earth Board is of the opinion, based on its evaluation of the factors identified above, that the consideration offered by Halliburton in the merger represents a significant return on investment to the Magic Earth stockholders, which return accurately reflects the value of strategic and operational benefits that Landmark is in a unique position to capitalize upon.

   The Magic Earth Board did not request an opinion of tax counsel as to whether the merger would be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code. See "Federal Tax Consequences of the Merger".

   The Magic Earth Board unanimously recommends that Magic Earth stockholders vote to approve the merger.

                             THE MERGER AGREEMENT

   The following briefly summarizes the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the merger agreement. Magic Earth stockholders are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

   Following the approval of the merger and the merger agreement by the stockholders of Magic Earth, and the satisfaction or waiver of the other conditions to the merger, Halliburton MS, Dresser's wholly owned subsidiary, will be merged with and into Magic Earth. Magic Earth will survive the merger as Dresser's wholly owned subsidiary. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a certificate of merger with the Secretary of State of the State of Delaware. The time of the filing is the effective time of the merger.

Exchange of Shares

   Each share of Magic Earth common stock held by Magic Earth will be canceled and will cease to exist.

   The number of shares of Halliburton common stock to be issued in the aggregate for all of the outstanding common stock of Magic Earth will be determined by dividing one hundred million dollars ($100,000,000.00), which is the valuation for Magic Earth agreed to in the merger agreement, by the average closing price of Halliburton common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty
(30) trading days before the merger. The day of the merger is the date the conditions to complete the merger are satisfied and a certificate of merger is filed with the Delaware Secretary of State. This number of shares will be rounded up to the nearest whole share. The aggregate number of shares of Halliburton common stock determined in the preceding sentences will be divided by the number of shares of Magic Earth common stock that are issued and outstanding on the effective date of the merger. The amount determined will be the number of shares of Halliburton common stock to be issued for each share of Magic Earth common stock. This calculation is illustrated below:

  $100,000,000.00* /

  30 day average trading
  closing price of
  Halliburton common
  stock before the merger

  =

  Aggregate shares of
  Halliburton common stock
  to be issued /

  Issued and outstanding shares
  of Magic Earth common
  stock on the merger date

  =

  Number of shares of
  Halliburton common stock
  to be received for
  each share of Magic Earth
  common stock

  *Subject to adjustment as described below.

   The $100 million amount used as the numerator in the calculation above will be reduced if the net equity of Magic Earth decreases by more than $4 million between January 1, 2001 and the date of the closing balance sheet. The amount of the reduction will be dollar for dollar for decreases in excess of, but not including, the $4 million threshold. As an example, if the net equity of Magic Earth decreased $7 million, the adjustment would be $3 million and $97 million would be used instead of $100 million in the formula above in calculating the number of shares of Halliburton common stock to be exchanged. The closing balance sheet date is the fifth day immediately before the effective date of the merger. The net equity of Magic Earth on January 1, 2001 was $22,568,189. The net equity of Magic Earth on August 31, 2001 was $21,864,000.


   The number of shares of Halliburton common stock comprising the aggregate merger consideration will be adjusted to fully reflect the effect of any stock split, reverse stock split, stock dividend, merger, reorganization, recapitalization of or other similar change affecting Halliburton's common stock before the effective time of the merger.

   As of October , 2001, Magic Earth had 100,000 shares of common stock outstanding. An additional 8,700 shares of unvested restricted stock that were issued under the Magic Earth 2001 Stock Incentive Plan will vest at the time of the merger as a result of the merger. Therefore, the number of shares of Magic Earth that will be issued and outstanding at the effective time of the merger is 108,700. Any outstanding stock options must be exercised before the merger is concluded. Any Magic Earth stock options outstanding at the time of the merger will be canceled.


   On October 8, 2001, the closing price of Halliburton common stock was $23.64. Using the formula above, and using the price of $23.64 for Halliburton common stock, the number of shares of Halliburton common stock to be exchanged for each of the 108,700 shares of Magic Earth stock would be:


       $100,000,000.00 / $23.64 = 4,230,119 / 108,700 = 38.92 shares


This assumes that the $100 million consideration has not been reduced because of a decline in excess of $4 million in the Magic Earth net equity between January 1, 2001 and the date of the closing balance sheet.


   As explained above, the $100 million consideration will be reduced to the extent there is a decline in excess of $4 million in the Magic Earth net equity between January 1, 2001 and the date of the closing balance sheet. If the net equity declined $7 million between those dates, the merger consideration would be reduced by $3 million and would be $97 million instead of $100 million. If the net equity declined $10 million between those dates, the merger consideration would be reduced by $6 million and would be $94 million instead of $100 million.

   The table below shows the number of shares of Halliburton common stock that will be exchanged for each share of Magic Earth common stock assuming:


  .  a merger consideration of $100 million, $97 million and $94 million;


  . that 108,700 shares of Magic Earth common stock are issued and outstanding; and


  .  the following average Halliburton common stock closing prices.



Assumed average
 Halliburton common
 stock closing price.... $   22.00 $   23.00 $   24.00 $   25.00 $   26.00 $   27.00 $   28.00 $   29.00 $   30.00
Number of shares of
 Halliburton common
 stock exchanged for all
 of the outstanding
 common stock of Magic
 Earth assuming the
 above average closing
 price and a merger
 consideration of:
  $100 million.......... 4,545,455 4,347,827 4,166,667 4,000,000 3,846,154 3,703,704 3,571,429 3,448,276 3,333,334
   97 million........... 4,409,091 4,217,392 4,041,667 3,880,000 3,730,770 3,592,593 3,464,286 3,344,828 3,233,334
   94 million........... 4,272,728 4,086,957 3,916,667 3,760,000 3,615,385 3,481,482 3,357,143 3,241,380 3,133,334
Number of shares of
 Halliburton common
 stock exchanged for
 each share of Magic
 Earth common stock
 assuming the above
 average closing price
 and a merger
 consideration of:
  $100 million..........     41.82     40.00     38.33     36.80     35.38     34.07     32.86     31.72     30.67
   97 million...........     40.56     38.80     37.18     35.69     34.32     33.05     31.87     30.77     29.75
   94 million...........     39.31     37.60     36.03     34.59     33.26     32.03     30.88     29.82     28.83
Value of Halliburton
 common stock received
 for each share of Magic
 Earth common stock
 owned assuming the
 above average closing
 price and a merger
 consideration of:
  $100 million.......... $  919.96 $  919.96 $  919.96 $  919.96 $  919.96 $  919.96 $  919.96 $  919.96 $  919.96
   97 million........... $  892.36 $  892.36 $  892.36 $  892.36 $  892.36 $  892.36 $  892.36 $  892.36 $  892.36
   94 million........... $  864.77 $  864.77 $  864.77 $  864.77 $  864.77 $  864.77 $  864.77 $  864.77 $  864.77


   As the table illustrates, regardless of the average closing price used to calculate the number of shares of Halliburton common stock you will receive, the value represented by those shares calculated using the average closing price remains the same for each dollar amount of merger consideration. That is because the merger consideration in the form of Halliburton common stock will be based on a specific dollar amount for all the outstanding shares of Magic Earth common stock, of which there will be 108,700 shares at the time of the merger. This means that you will receive:




  . $919.96 worth of Halliburton common stock for each share of Magic Earth common stock you own assuming a merger consideration of $100 million;


  . $892.36 worth of Halliburton common stock for each share of Magic Earth common stock you own assuming a merger consideration of $97 million; and


  . $864.77 worth of Halliburton common stock for each share of Magic Earth common stock you own assuming a merger consideration of $93 million.


Of course, the actual trading price of Halliburton common stock on the effective date of the merger and on the later date when you receive shares of Halliburton common stock will probably be lower or higher than the average trading price used to calculate the number of shares you receive.


   Some of the closing trading prices used in the exchange formula cannot be determined until after the date of the consent in lieu of meeting of Magic Earth stockholders. Therefore, the number of shares of Halliburton common stock you will receive for your Magic Earth common stock cannot be determined until after the NYSE closes on the day before the merger. However, you can contact Miles Harper, a director of Magic Earth to get an update of the closing prices of Halliburton common stock through the date of your call. Mr. Harper can be contacted at 1-800-890-4486. If requested, Mr. Harper will provide you with an example of the number of shares to be issued on a per share basis based upon the closing price of Halliburton common stock for the thirty (30) trading days before the day of your call. The number of shares that will actually be issued for each share of Magic Earth will vary from the example Mr. Harper provides. The actual number of shares that you will receive will be based upon the closing price of Halliburton common stock for the thirty trading days before the merger.


Fractional Shares

   Halliburton will not issue any fractional shares of its common stock in the merger. Instead, each holder of shares of Magic Earth common stock who would otherwise have been entitled to receive a fraction of a share of Halliburton common stock will be entitled to receive cash, rounded to the nearest whole cent. The amount received will be equal to the fractional part of Halliburton's common stock multiplied by the average closing price of its common stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days before the date of the merger agreement.

Surrender of Shares Of Magic Earth Common Stock; Stock Transfer Books

   After the merger is effected, Magic Earth will send a transmittal letter to each Magic Earth stockholder. Dresser will deliver to those holders of certificates who properly surrender their certificates in accordance with the instructions in the transmittal letter, certificates representing shares of Halliburton common stock and cash instead of any fractional shares. The surrendered Magic Earth certificates will be canceled. Until surrendered, each certificate representing Magic Earth common stock will be deemed, at and after the effective time of the merger, to represent only the right to receive, upon surrender, the merger consideration discussed above.

No Dividends or Distributions

   No dividends or other distributions paid on Halliburton's common stock with a record date after the effective time of the merger will be paid to any holder of certificates representing Magic Earth common stock until the surrender of their certificates. Following surrender of each certificate representing shares of Magic Earth common stock, Halliburton will pay to the record holder of the certificates the amount of all dividends and other distributions with a record date after the effective time of the merger.

Lost Certificates

   If any Magic Earth certificate has been lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact. Dresser may require the owner of the lost, stolen or destroyed Magic Earth certificates to deliver a bond as indemnity against any claim that may be made against Dresser based on the Magic Earth certificates alleged to have been lost, stolen or destroyed.

No Termination Rights

   As explained in "Exchange of Shares" above, the valuation for all of the outstanding common stock of Magic Earth is $100 million, paid in the form of Halliburton common stock. There is no right of Magic Earth to terminate the transaction and "walk away" from the transaction if the Halliburton common stock falls below a specified price. Dresser is obligated to exchange $100 million, subject to adjustment as described in this proxy statement/prospectus if the Magic Earth net equity decreases, of Halliburton common stock for the Magic Earth common stock, regardless of what the price of Halliburton common stock might be, in accordance with the exchange formula.

Appraisal Rights

   Generally, holders of stock in a Delaware corporation can exercise appraisal rights under Section 262 of the Delaware General Corporation Law and not have their shares of stock converted into stock of the acquiror. Instead they would have their shares converted into the right to receive the consideration determined in accordance with Section 262. However, Magic Earth stockholders are parties to the Shareholders' Agreement that may impact the appraisal rights they would otherwise have. You should consult an attorney if you have any questions about appraisal rights or your rights and obligations under the Shareholders' Agreement.

Representations and Warranties

   The merger agreement contains various representations and warranties of each of Halliburton and Magic Earth. The signatory stockholders join in the Magic Earth representations and warranties. Dresser and Halliburton MS join in the Halliburton representations and warranties.

   Magic Earth has made representations and warranties regarding:

  . its organization, authority to enter into the merger agreement and qualification to do business;

  .  its capitalization;

  . its ownership of other entities, including partnerships and joint ventures;

  .  its books and records;

  . the absence of violations, conflicts and defaults under laws and regulations, its charter and bylaws and specific other agreements and documents;

  .  approvals of governmental authorities;

  .  its financial information;

  .  the absence of undisclosed liabilities;

  .  the absence of specific changes, events and conditions;

  .  litigation;

  .  compliance with laws;

  .  material contracts;

  .  title to assets;

  .  intellectual property;

  .  employment matters;

  .  environmental matters;

  .  prepayments, hedges and calls;

  .  taxes;

  .  insurance;

  .  brokers;

  .  the condition of its equipment;

  .  royalties and other payments;

  .  preferential rights to purchase its assets;

  .  capital expenditure commitments;

  .  funds held for the benefit of third persons;

  .  bank accounts;

  .  accounts receivable;

  .  illegal payments;

  .  the sufficiency of permits and licenses held;

  .  its directors, officers and employees;

  .  the absence of territorial restrictions on its business;

  .  guarantees of its debt by others or others debt by it;

  .  non-purchased items used in its business;

  .  customers;

  .  business relationships with stockholders, officers and directors;

  .  former business relationships;

  .  the content of its business; and

  . the absence of material misstatements or omissions in the representations and warranties.

   Halliburton has made representations and warranties regarding:

  .  its organization and authority to enter into the merger agreement;

  .  its charter and bylaws;

  .  its capitalization;

  . the absence of violations, conflicts and defaults under laws and regulations, its charter and bylaws and specific other agreements and documents;

  .  approvals of governmental authorities;

  .  litigation;

  .  tax treatment resulting from the merger;

  .  operations of the merger subsidiary;

  .  SEC filings and financial statements;

  .  authorization and issuance of Halliburton common stock;

  .  absence of a material adverse effect with respect to its business; and

  .  brokers.

Covenants

   Magic Earth has covenanted that from the date of the merger agreement until the merger is completed:

  . to operate in the ordinary course of business and in accordance with past practice;

  .  to preserve substantially intact its business and its assets; and

  . not to transfer rights to its software, other than as required by the merger agreement.

   Magic Earth has further covenanted that from the date of the merger agreement until the merger is completed, that without the prior consent of Dresser, it will not:

  .  amend its charter or bylaws;

  . issue, sell, pledge or take any other action that would result in the number of owners of its capital stock exceeding 25 persons;

  .  declare or pay a dividend;

  . reclassify, combine, split or take other action that would result in a change of its capital stock;

  . - acquire or dispose of any assets, unless done in the ordinary course of business or if the fair market value of the assets disposed of does not exceed $75,000.00 in the aggregate;

   - incur any indebtedness or otherwise become liable for a third person's indebtedness, except that it can incur up to $3,250,000 for the lease or purchase of SGI computer hardware;

   - make loans or advances to third persons;

   - commit to capital expenditures in excess of $75,000.00 other than items previously budgeted in accordance with past practices;

   - enter into any agreement that if performed would be prohibited by this provision; or

   - amend or terminate a material contract;

  . - increase the compensation of employees or officers, except consistent with past practice;

   - enter into any employment or severance agreement with any director, officer or employee; or

   - adopt, enter into or amend an employee benefit plan, except as contemplated by the merger agreement;

  . take any material action with respect to accounting policies or procedures except to the extent consistent with Magic Earth's past accounting practices;

  . pay, discharge or satisfy any material claim, except in accordance with past practice; and

  .  enter into hedging transactions or change existing hedging transactions.

   Halliburton, Dresser and Halliburton MS have each covenanted that from the date of the merger agreement until the merger is completed that it will not:

  . amend its charter or bylaws in a way that would affect the Halliburton common stock or impede the merger agreement; and

  .  make any dividends, except in a manner consistent with past practice.

Access to Information

   After the date of the merger agreement, Magic Earth has agreed, except as prohibited by its contractual obligations to others, that it will allow representatives of Dresser access to its books and records and its officers, directors, employees, agents, accountants and counsel who have any knowledge relating to its business. Magic Earth also agrees to provide additional financial and operating data and other information regarding the assets, properties and goodwill of Magic Earth as Dresser reasonably requests.

No Solicitation

   Magic Earth and the signatory stockholders have agreed that until the merger agreement is terminated in accordance with its terms, they will not:

  . solicit, initiate or encourage any inquiries or proposals that may result in a proposal or offer for a merger, consolidation, sale of substantially all of its assets or capital stock or a similar transaction involving Magic Earth, other than the merger agreement; or

  . negotiate, agree to, enter into, accept or recommend that Magic Earth do any of the preceding.

Magic Earth or the signatory stockholders are required to notify Halliburton of any competing proposal. The signatory stockholders further agree, that except as provided by the merger agreement, they will not take any action to dispose of or encumber the shares they own. However, the Magic Earth board can entertain a competing proposal if:

  . after consultation with legal counsel, it determines that not to do so would be a breach of the board's fiduciary duty; and

  . it provides reasonable prior notice to Dresser identifying the person making the competing proposal and disclosing the terms of the proposal.

Post Merger Matters

   Once the merger is completed, Halliburton MS will cease to exist as a corporation and Magic Earth, as the surviving corporation, will succeed to all of the assets, rights and obligations of Halliburton MS. The certificate of incorporation and bylaws of Magic Earth will be the certificate of incorporation and bylaws of the surviving corporation until amended as provided in those documents and pursuant to the Delaware General Corporation Law.

Conditions to Closing

   Completion of the merger is subject to the following conditions:

  . any waiting period under the Hart Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under that act has expired;

  . no action of a governmental authority or court prohibits consummation of the merger;

  . no action is pending before a governmental authority seeking to restrain or materially alter the transaction, which does or would be expected to render it impossible or unlawful to complete the merger;

  . the registration statement for the Halliburton shares to be issued as the merger consideration has been declared effective by the SEC and the registration statement has not been suspended nor have proceedings to suspend it been initiated by the SEC;

  . the merger agreement has been approved by holders of the requisite number of shares of Magic Earth common stock;

  . the parties have agreed on the closing balance sheet, which could effect the merger consideration;

  . each party's representations and warranties are true and correct as of the closing date, each party's covenants have been complied with, and each party has provided a certificate from its officers to that effect; and

  . each party has received documents from the other party in furtherance of the merger agreement as it or its counsel reasonably requests.

   In addition, Magic Earth's obligation to close the transaction is subject to the following conditions:

  . non-competing licenses have been entered into by the signatory stockholders;

  . the Halliburton common stock has been listed on the New York Stock
    Exchange, subject to official notice of issuance; and

  . Dresser has accepted each transmittal letter it has received.

   Dresser's obligation to close the transaction is subject to the following additional conditions:

  . Dresser has received an opinion of counsel that the merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Internal Revenue Code;

  . the security interests in Magic Earth's assets held by Texaco Development
    Corporation, Texaco Inc. and Texaco Group Inc. have been released;

  . all options, warrants, convertible securities or other rights, agreements, or commitments of any character relating to the capital stock of Magic Earth or obligating Magic Earth's stockholders or Magic Earth to issue or sell any shares of capital stock of, or any interest in, Magic Earth, have been exercised or canceled;

  . licenses have been obtained from all of Magic Earth's employees assigning all intellectual property and software developed by the employee;

  . employment contacts have been entered into with the persons specified on Annex C to the merger agreement; and

  . competition agreements have been entered into with Messrs. Zeitlin and Cheung.

   An additional Dresser condition to close the transaction is that the Magic Earth stockholders approving the merger exercise their drag-along rights and compel the stockholders that have not voted to approve the merger to accept the merger consideration for those stockholders' shares.

Time of the Merger

   As described in this proxy statement/prospectus, the consent in lieu of
special meeting of stockholders of Magic Earth is dated         , 2001. If
stockholders of Magic Earth holding 60% of its common stock approve the merger, Halliburton and Magic Earth will conclude the merger as soon as the other closing conditions have been met. Those conditions are described above in "Conditions to Closing." Both Halliburton and Magic Earth expect the merger
will be concluded within a couple of days of         , 2001.

Direct Registration of Halliburton Common Stock

   In September and October 1998, Halliburton adopted and implemented a direct registration (book entry) program with respect to record ownership of Halliburton common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Persons who acquire shares of Halliburton common stock will not receive a physical stock certificate (unless certificates are requested). Ownership of the shares is recorded in the names of the owner electronically on Halliburton's books and records. Direct registration is intended to alleviate problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of Halliburton common stock. Under direct registration, the voting, dividend and other rights and benefits of holders of Halliburton common stock remain the same as with holders of certificates.

   If:

  . you have approved the merger;

  . the merger is completed; and

  . you have delivered a properly completed transmittal letter accompanied by your Magic Earth common stock certificates,

Halliburton will issue the appropriate shares of Halliburton common stock to you through direct registration rather than issuing a physical stock certificate. However, you can specify that you want a certificate by checking the appropriate box on the transmittal letter.

   The requirements for transferring book entry shares are the same as for shares represented by a physical stock certificate except that, with direct registration, there is no certificate to surrender. Halliburton common stock owned through the direct registration program can be sold and transferred through a stockbroker or through Mellon Investor Services, LLC, the transfer agent for the Halliburton common stock.

Method of Selling Halliburton Common Stock

   To utilize the services of a stockbroker, a holder of Halliburton common stock must first add the appropriate stockbroker information to the direct registration account maintained by the transfer agent. After this is done, a holder may by telephone transfer Halliburton common stock to the brokerage account and then may sell or transfer the shares by giving instructions to the broker.

   Alternatively, shares of Halliburton common stock owned through direct registration may be sold or transferred through the services of the transfer agent. Sales will be made through the transfer agent when practicable, but at least once each week. The transfer agent cannot accept instructions to sell shares on a specific day or at a specific price. The price per share will be the average price per share of all Halliburton common stock sold during the period by the transfer agent for holders of book entry shares.

   Former Magic Earth stockholders who become holders of Halliburton common stock as a result of the merger will be able to sell all or a portion of their Halliburton common stock through the auspices of the NYSE. The NYSE is the only major stock exchange in the United States on which the Halliburton common stock is listed.

             AGREEMENTS WITH MAGIC EARTH STOCKHOLDERS AND DIRECTORS

Magic Earth Stockholders

   In conjunction with the merger agreement, Halliburton or one of its affiliates will enter into the following agreements with Michael J. Zeitlin and Yin Cheung:

  . executive employment agreement;

  . software license agreement; and

  . use, disclosure and competition agreement.

   The executive employment agreement provides that Mr. Zeitlin will be employed after the merger as Magic Earth's president and chief executive officer and Mr. Cheung will be employed as Magic Earth's executive vice president and director of technology. The software license agreement gives each Messrs. Zeitlin and Cheung the right to use the software owned by Magic Earth in any industry other than the oil and gas and the engineering and construction industries:

  . for a period of two years after termination of their employment on an exclusive basis; and

  . on a non-exclusive basis after the two year period.

The use, disclosure and competition agreement obligates Messrs. Zeitlin and Cheung to not use or disclose the trade secrets and confidential proprietary information of Landmark Graphics Corporation and Magic Earth.

Magic Earth Officers and Directors

   After the merger, Halliburton has agreed to cause Magic Earth to indemnify and hold harmless each present and former officer and director of Magic Earth against losses arising out of matters existing or occurring at or before the effective time of the merger to the fullest extent allowed by law. Halliburton also agrees to cause Magic Earth to advance expenses as incurred for losses to the fullest extent permitted under applicable law.

                     FEDERAL TAX CONSEQUENCES OF THE MERGER

   The following is a summary of the material federal income tax consequences of the merger to the holders of Magic Earth common stock. This summary is based in part on the opinion of Vinson & Elkins L.L.P., counsel to Halliburton and Dresser, described below to the effect that the merger will qualify as a reorganization. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing regulations under the Code and current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules like:

  . dealers in securities;

  . foreign persons;

  . mutual funds;

  . insurance companies;

  . tax-exempt entities; and

  . holders who do not hold their shares as capital assets.

Holders of Magic Earth common stock are advised and expected to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

   Vinson & Elkins L.L.P. has provided to Dresser an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under Section 368(a) of the Code. This opinion is based upon:

  . the merger agreement;

  . the facts set forth in the registration statement (including this proxy statement/prospectus);

  . written representations of officers of Dresser and Magic Earth;

  . current provisions of the Code;

  . existing regulations under the Code;

  . current administrative rulings of the Internal Revenue Service;

  . court decisions; and

  . the assumption that the transaction contemplated by the merger agreement will be carried out strictly in accordance with the terms of the merger agreement.

This opinion is not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a court would not sustain a contrary IRS position. The opinion of Vinson & Elkins L.L.P. to Dresser has been filed as an exhibit to the registration statement. Except to the extent that a holder makes arrangements with his or her own personal tax advisor, none of the holders of Magic Earth common stock will receive or be provided with an opinion regarding the federal income or other tax consequences of the merger to the holders.

   Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:

  . no gain or loss will be recognized by a Magic Earth stockholder upon the receipt of Halliburton common stock in exchange for Magic Earth common stock except with respect to any cash received in lieu of a fractional share of Halliburton common stock, and

  . the aggregate tax basis of the shares of Halliburton common stock received by a Magic Earth stockholder in the merger (including any fractional share deemed received) will be the same as the aggregate tax basis of the shares of Magic Earth common stock surrendered in exchange.

The holding period of the shares of Halliburton common stock received by a Magic Earth stockholder in the merger (including any fractional share deemed received) will include the holding period of the shares of Magic Earth common stock surrendered in exchange, provided that the shares of Magic Earth common stock are held as capital assets at the effective time.

   A stockholder of Magic Earth who receives cash in lieu of a fractional share of Halliburton common stock will recognize gain or loss equal to the difference, if any, between the stockholder's tax basis in the fractional share (as described above) and the amount of cash received. The gain or loss will be capital gain or loss if the Magic Earth common stock is held by the stockholder as a capital asset at the effective time. The tax rate applicable to the capital gain or loss will depend on the holding period for the fractional share (as described above) as of that time.

                              ACCOUNTING TREATMENT

   The parties intend to account for the merger as a purchase for financial reporting and accounting purposes, under generally accepted accounting principles. After the completion of the merger, the results of operations of Magic Earth will be included in the consolidated financial statements of Halliburton. The purchase price will be allocated to Magic Earth's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of the value of the shares of Halliburton common stock over the fair value of the net assets of Magic Earth acquired will be recorded as goodwill and will be periodically reviewed under generally accepted accounting principles. These allocations will be made based upon an analysis that has not yet been finalized. However, Halliburton's management does not expect the impact of any subsequent changes to have a material impact on Halliburton's results of operations.

                                APPRAISAL RIGHTS

   If the merger is consummated, a holder of record of Magic Earth common stock on the date of making a demand for appraisal, as described below, who:

  . continues to hold those shares through the time of the merger;

  . strictly complies with the procedures set forth under Section 262 of the Delaware General Corporation Law; and

  . has not voted in favor of the merger,

will be entitled to appraisal by the Delaware Court of Chancery under Section 262 of the Delaware General Corporation Law of the "fair value" of the shares. This proxy statement/prospectus is being sent to all holders of record of Magic Earth common stock and constitutes notice of the appraisal rights available to those holders under Section 262. The statutory right of appraisal granted by
Section 262 requires strict compliance with the procedures set forth in Section
262. Failure to follow any of the procedures may result in a termination or waiver of appraisal rights under Section 262.

   The following is a summary of the principal provisions of Section 262. The following summary is not a complete statement of Section 262, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the statute that may be adopted after the date of this proxy statement/prospectus. A copy of Section 262 is attached as Appendix B to this proxy statement/prospectus.

   A holder of Magic Earth common stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of his or her shares before the vote on the merger. The written demand must identify the holder of record and state the holder's intention to demand appraisal of the shares. All demands should be delivered to Magic Earth, c/o Shook, Hardy & Bacon L.L.P., Chase Tower, 600 Travis, Suite 1600, Houston, Texas 77002,
Attention: William P. Jensen, telephone: (713) 227-8008. Within 10 days after the time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each holder who before the time of the merger has fully complied with the requirements of Section 262.

   Within 120 days after the time of the merger, the surviving corporation or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Magic Earth common stock held by all holders seeking appraisal. Holders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, holders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the holder's appraisal rights to cease.

   Any holder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation:

  . a statement setting forth the aggregate number of shares of Magic Earth common stock not voted in favor of the merger with respect to which demands for appraisal have been received by Magic Earth; and

  . the number of holders of those shares.

The surviving corporation must mail the statement within 10 days after the written request has been received by Magic Earth or within 10 days after expiration of the time for delivery of demands for appraisal under subsection
(d) of Section 262, whichever is later.

   If a petition for an appraisal is filed in a timely manner, the Delaware Court of Chancery will determine at the hearing on the petition which holders are entitled to appraisal rights and will appraise the shares of Magic Earth common stock owned by those holders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

   The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a holder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding be charged pro rata against the value of all shares of Magic Earth common stock entitled to appraisal. These expenses include, without limitation, reasonable attorney's fees and the fees and expenses of experts.

   Any holder that has demanded appraisal in compliance with Section 262 will not, after the time of the merger, be entitled to vote the stock for any purpose or receive payment of dividends or other distributions, if any, on the Magic Earth common stock. However, the holder will be entitled to dividends or distributions, if any, payable to holders of record at a date before the merger.

   A holder may withdraw a demand for appraisal and accept the Halliburton common stock at any time within 60 days after the time of the merger, or after that period with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, the proceeding may not be dismissed as to any holder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon any terms the Court of Chancery deems just. If, after the merger, a holder of Magic Earth common stock who had demanded appraisal for the holder's shares fails to perfect, or loses the right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the time of the merger into Halliburton common stock.

   These provisions of the Delaware corporate law are complex. Any Magic Earth common stockholder who is considering exercising appraisal rights should consult an attorney.

                            SHAREHOLDERS' AGREEMENT

   On January 31, 2001, all of the stockholders of Magic Earth entered into a Shareholders' Agreement. The Shareholders' Agreement prohibits the stockholders from, directly or indirectly, selling, transferring, assigning, hypothecating, encumbering or otherwise disposing of all or any portion of their Magic Earth shares, whether voluntarily, involuntarily or by operation of law, except in accordance with the agreement. Pursuant to the tag-along rights and drag-along rights in the Shareholders' Agreement, stockholders owning at least 60% of the Magic Earth common stock (the "transfer group") can transfer their shares to a third party, provided the other stockholders are offered the same terms for their shares. The merger consideration under the merger agreement is the same for each share of Magic Earth common stock. The transfer group has the option to compel the other stockholders to transfer their shares for the same consideration received by the transfer group. The merger agreement requires that as a condition to conclude the merger, the transfer group, each stockholder signing the consent in lieu of special meeting of Magic Earth stockholders to approve the merger in this instance, must compel the other stockholders to transfer their shares for the merger consideration. Therefore, if the merger is approved by at least 60% of the Magic Earth stockholders, you may be contractually bound by the Shareholders' Agreement to accept the merger consideration. The Shareholders' Agreement may impact the appraisal rights that you would otherwise have under the Delaware General Corporation Law. You should consult an attorney if you have concerns about the impact of the Shareholders' Agreement on the appraisal rights provided by the Delaware General Corporation Law.

                              REGULATORY APPROVAL

   On May 16, 2001, Halliburton and Magic Earth each filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, a premerger notification with the Department of Justice and the Federal Trade Commission regarding the merger. The statutory waiting period for the filing has expired.

   At any time before or after the effective time of the merger, the Department of Justice, the Federal Trade Commission, state attorneys general, foreign governmental authorities or private persons or entities could seek under the antitrust or competition laws, among other things:

  . to enjoin the merger, or

  . to cause Halliburton to divest itself, in whole or in part, of Magic
    Earth or of other businesses conducted by Halliburton or Magic Earth.

There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Halliburton and Magic Earth will prevail.

                 MAGIC EARTH CONSENT IN LIEU OF SPECIAL MEETING

Date

   A consent in lieu of special meeting of stockholders of Magic Earth dated
     , 2001 accompanies this proxy statement/prospectus.

Purpose

   If you sign the consent, you will approve the merger agreement. It is a condition of the merger that the consent in lieu of special meeting be approved by holders of the requisite number of Magic Earth common stock. An affirmative vote of 60% of the Magic Earth stockholders is required to approve the merger. The signatory stockholders who own an aggregate of 45,750 Magic Earth shares that represent 45.8% of the outstanding common stock of Magic Earth have agreed to approve the merger.

Procedure

   All stockholders are being sent the consent in lieu of special meeting. The
consent is dated      , 2001. If stockholders holding 60% of the common stock
of Magic Earth sign the consent, the merger will be approved. The merger will then be completed as soon as practicable after that date. If you approve the merger, please sign, date and return the consent in lieu of special meeting in the enclosed envelope.

   Magic Earth stockholders may direct all questions concerning the consent in lieu of special meeting to William P. Jensen, special outside counsel for Magic Earth, at (713) 227-8008.

                   INFORMATION REGARDING HALLIBURTON COMPANY

General development of business

   Halliburton Company's predecessor was established in 1919 and incorporated under the laws of the State of Delaware in 1924. Halliburton Company provides a variety of services, equipment, maintenance, and engineering and construction to energy, industrial and governmental customers. Information related to acquisitions and dispositions is set forth in Note 2 to the financial statements in Halliburton's Form 10-K for the fiscal year ended December 31, 2000 and in Note 3 to the quarterly financial statements in Halliburton's Form 10-Q for the quarter ended June 30, 2001.

Financial information about business segments

   Halliburton operates in two business segments:

  -  Energy Services Group; and

  -  Engineering and Construction Group.

   See Note 4 to the financial statements in Halliburton's Form 10-K for the fiscal year ended December 31, 2000 and Note 2 to the quarterly financial statements in Halliburton's Form 10-Q for the quarter ended June 30, 2001 for financial information about its business segments.

Description of services and products

   The following is a summary that briefly describes Halliburton's services and products for each business segment.

Energy Services Group

   The Energy Services Group provides a wide range of discrete services and products and integrated solutions to customers for the exploration, development, and production of oil and gas. The customers for this segment are major, national and independent oil and gas companies. This segment consists of:

  . Halliburton Energy Services provides oilfield services and products including discrete products and services and integrated solutions for oil and gas exploration, development and production throughout the world. Products and services include pressure pumping equipment and services, logging and perforating, drilling systems and services, drilling fluids systems, drill bits, specialized completion and production equipment and services, well control, integrated solutions, and reservoir description,

  . Landmark Graphics provides integrated exploration and production software information systems and professional services to the petroleum industry, and

  . Other product service lines include surface/subsea operations and large integrated engineering, procurement, and construction projects containing both surface and sub-surface components. Surface/subsea operations provide:

   .  construction, installation and servicing of subsea facilities;

   .  flexible pipe for offshore applications;

   .  pipeline services for offshore customers;

   .  pipecoating services; and

   . feasibility, conceptual and front-end engineering and design, project management, detailed engineering, maintenance, procurement, construction site management, commissioning, startup and debottlenecking of both onshore and offshore facilities.

 Engineering and Construction Group

   The Engineering and Construction Group provides engineering, procurement, construction, project management, and facilities operation and maintenance for oil and gas and other industrial and governmental customers. The Engineering and Construction Group, operating as Kellogg Brown & Root, includes the following five product lines:

  . Onshore operations comprises engineering and construction activities, including liquefied natural gas, ammonia, crude oil refineries, and natural gas plants,

  . Offshore operations includes specialty offshore deepwater engineering and marine technology and worldwide fabrication capabilities,

  . Government operations provides operations, maintenance and logistics activities for government facilities and installations,

  . Operations and maintenance provides services for private sector customers, primarily industrial, hydrocarbon and commercial applications, and

  . Asia Pacific operations, based in Australia, provides civil engineering and consulting services.

Markets and competition

   Halliburton is one of the world's largest diversified energy services and engineering and construction services companies. Halliburton's services and products are sold in highly competitive markets throughout the world. Competitive factors impacting sales of its services and products include: price, service (including the ability to deliver services and products on an "as needed, where needed" basis), product quality, warranty and technical proficiency. While Halliburton provides a wide range of discrete services and products, a number of customers have indicated a preference for integrated services and solutions. In the case of the Energy Services Group, integrated services and solutions relate to all phases of exploration, development and production of oil and gas. In the case of the Engineering and Construction Group, integrated services and solutions relate to all phases of design, procurement, construction, project management and maintenance of a facility. Demand for these types of integrated services and solutions is based primarily upon quality of service, technical proficiency and value created.

   Halliburton conducts business worldwide in over 100 countries. Since the markets for its services and products are so large and cross so many geographic lines, a meaningful estimate of the number of competitors cannot be made. The industries Halliburton serves are highly competitive and it has many substantial competitors. Generally, Halliburton's services and products are marketed through its own servicing and sales organizations. A small percentage of sales of the Energy Service Group's products is made through supply stores and third-party representatives.

   Operations in some countries may be adversely affected by unsettled political conditions, expropriation or other governmental actions, and exchange control and currency problems. Halliburton believes the geographic diversification of its business activities reduces the risk that loss of operations in any one country would be material to the conduct of its operations taken as a whole. Information regarding Halliburton's exposures to foreign currency fluctuations, risk concentration, and financial instruments used to minimize risk is included in Note 17 to the financial statements in its Form 10-K for the fiscal year ended December 31, 2000.

Customers and backlog

   In 2000, 1999, and 1998, respectively, 84%, 83% and 87% of Halliburton's revenues from continuing operations were derived from the sale of products and services to the energy industry. The following schedule summarizes the backlog from continuing operations of engineering and construction projects at December 31, 2000 and 1999:

     Millions of dollars                                          2000   1999
     -------------------                                         ------ ------
     Firm orders................................................ $7,652 $8,829
     Government orders firm but not yet funded, letters of
      intent and contracts awarded but not signed...............  1,751    316
                                                                 ------ ------
       Total.................................................... $9,403 $9,145
                                                                 ====== ======

   Halliburton estimates that 50% of the total backlog existing at December 31, 2000 will be completed during 2001. Halliburton's backlog excludes contracts for recurring hardware and software maintenance and support services. Backlog does not indicate what future operating results will be because backlog figures are subject to substantial fluctuations. Arrangements included in backlog are in many instances extremely complex, nonrepetitive in nature and may fluctuate in contract value and timing. Many contracts do not provide for a fixed amount of work to be performed and are subject to modification or termination by the customer. The termination or modification of any one or more sizeable contracts or the addition of other contracts may have a substantial and immediate effect on backlog.

Raw materials

   Raw materials essential to Halliburton's business are normally readily available. Where Halliburton is dependent on a single supplier for materials essential to its business, Halliburton is confident that it could make satisfactory alternative arrangements in the event of an interruption in supply.

Research, development and patents

   Halliburton maintains an active research and development program. The program improves existing products and processes, develops new products and processes and improves engineering standards and practices that serve the changing needs of Halliburton's customers. Information relating to Halliburton's expenditures for research and development is included in Note 1 and Note 4 to the financial statements in Halliburton's Form 10-K for the fiscal year ended December 31, 2000.

   Halliburton owns a large number of patents and has pending a substantial number of patent applications covering various products and processes. Halliburton is also licensed under patents owned by others. Halliburton does not consider a particular patent or group of patents to be material to its business.

Seasonality

   Weather and natural phenomena can temporarily affect the performance of Halliburton's services. Winter months in the Northern Hemisphere tend to affect operations negatively, but the widespread geographical locations of Halliburton's operations serve to mitigate the seasonal nature of its business.

Employees

   At December 31, 2000, Halliburton employed approximately 93,000 people worldwide including about 9,000 related to discontinued operations. At December 31, 1999, Halliburton employed approximately 103,000 people worldwide including about 15,000 related to discontinued operations. At June 30, 2001 after disposition of the discontinued operations of Dresser Equipment Group in April 2001, Halliburton employed approximately 88,000 people worldwide.

Environmental regulation

   Halliburton is subject to various environmental laws and regulations. Compliance with these requirements has not substantially increased capital expenditures, adversely affected Halliburton's competitive position or materially affected its earnings. Halliburton does not anticipate any material adverse effects in the foreseeable future as a result of existing environmental laws and regulations. See Note 9 to the financial statements in Halliburton's Form 10-K for the fiscal year ended December 31, 2000. See also Note 7 to the quarterly financial statements in Halliburton's Form 10-Q for the quarter ended June 30, 2001.

                  HALLIBURTON COMPANY SELECTED FINANCIAL DATA

(Unaudited)

                                                                                Six Months
Millions of dollars and                                                            Ended
shares                                Years ended December 31                     June 30
except per share and number  -----------------------------------------------  ----------------
of employees                  1996      1997      1998       1999     2000     2000     2001
---------------------------  -------  --------  --------   --------  -------  -------  -------
Operating results
Net revenues
 Energy Services Group.....  $ 5,936  $  7,830  $  8,001   $  5,921  $ 6,776  $ 3,038  $ 4,245
 Engineering and
  Construction Group.......    5,300     5,668     6,503      6,392    5,168    2,689    2,238
                             -------  --------  --------   --------  -------  -------  -------
   Total revenues..........  $11,236  $ 13,498  $ 14,504   $ 12,313  $11,944  $ 5,727  $ 6,483
                             =======  ========  ========   ========  =======  =======  =======
Operating income
 Energy Services Group.....  $   654  $    983  $    981   $    250  $   582  $   162  $   467
 Engineering and
  Construction Group.......      178       255       227        175      (42)      79       43
 Special charges and
  credits(1)...............      (86)       11      (959)        47      --       --       --
 General corporate.........      (72)      (71)      (79)       (71)     (78)     (34)     (40)
                             -------  --------  --------   --------  -------  -------  -------
   Total operating
    income(1)..............      674     1,178       170        401      462      207      470
Nonoperating income
 (expense), net............      (70)      (82)     (115)       (94)    (127)     (63)     (75)
                             -------  --------  --------   --------  -------  -------  -------
Income from continuing
 operations before income
 taxes and minority
 interest..................      604     1,096        55        307      335      144      395
Provision for income
 taxes(2)..................     (158)     (406)     (155)      (116)    (129)     (56)    (159)
Minority interest in net
 income of consolidated
 subsidiaries..............      --        (30)      (20)       (17)     (18)      (9)      (7)
                             -------  --------  --------   --------  -------  -------  -------
Income (loss) from
 continuing operations.....  $   446  $    660  $   (120)  $    174  $   188  $    79  $   229
                             =======  ========  ========   ========  =======  =======  =======
Income (loss) from
 discontinued operations...  $   112  $    112  $    105   $    283  $   313  $   260  $   261
                             =======  ========  ========   ========  =======  =======  =======
Net income (loss)..........  $   558  $    772  $    (15)  $    438  $   501  $   339  $   491
                             =======  ========  ========   ========  =======  =======  =======
Basic income (loss) per
 common share
 Continuing operations.....  $  1.04  $   1.53  $  (0.27)  $   0.40  $  0.42  $  0.18  $  0.54
 Net income (loss).........     1.30      1.79     (0.03)      1.00     1.13     0.77     1.15
Diluted income (loss) per
 common share
 Continuing operations.....     1.03      1.51     (0.27)      0.39     0.42     0.18     0.53
 Net income (loss).........     1.29      1.77     (0.03)      0.99     1.12     0.76     1.14
Cash dividends per share...     0.50      0.50      0.50       0.50     0.50     0.25     0.25
Return on average
 shareholders' equity......    15.25%    19.16%    (0.35%)    10.49%   12.20%    7.63%   11.68%
Financial position
Net working capital........  $ 1,501  $  1,985  $  2,129   $  2,329  $ 1,742  $ 2,555  $ 2,503
Total assets...............    8,689     9,657    10,072      9,639   10,103    9,806   10,661
Property, plant and
 equipment, net............    2,047     2,282     2,442      2,390    2,410    2,353    2,483
Long-term debt (including
 current maturities).......      957     1,303     1,426      1,364    1,057    1,061    1,046
Shareholders' equity.......    3,741     4,317     4,061      4,287    3,928    4,595    4,480
Total capitalization.......    4,828     5,647     5,990      6,590    6,555    6,529    6,243
Shareholders' equity per
 share.....................     8.78      9.86      9.23       9.69     9.20    10.33    10.42
Average common shares
 outstanding (basic).......      429       431       439        440      442      443      427
Average common shares
 outstanding (diluted).....      432       436       439        443      446      447      430
Other financial data
Capital expenditures.......  $  (612) $   (804) $   (841)  $   (520) $  (578) $  (190) $  (344)
Long-term borrowings
 (repayments), net.........      286       285       122        (59)    (308)    (305)      (9)
Depreciation and
 amortization expense......      405       465       500        511      503      249      258
Payroll and employee
 benefits(3)...............   (4,674)   (5,479)   (5,880)    (5,647)  (5,260)  (2,584)  (2,388)
Number of
 employees(3),(4)..........   93,000   102,000   107,800    103,000   93,000   95,000   88,000

--------
(1)  Operating income includes the following special charges and credits:

  1999--$47 million: reversal of a portion of the 1998 special charges.

                  HALLIBURTON COMPANY SELECTED FINANCIAL DATA
                       (continued from the previous page)

  1998--$959 million: asset related charges ($491 million), personnel reductions ($234 million), facility consolidations ($124 million), merger transaction costs ($64 million), and other related costs ($46 million).

  1997--$11 million: merger costs ($9 million), write-downs on impaired assets and early retirement incentives ($10 million), losses from the sale of assets ($12 million), and gain on extension of joint venture ($42 million).

  1996--$86 million: merger costs ($13 million), restructuring, merger and severance costs ($62 million), and write-off of acquired in-process research and development costs ($11 million).

(2) Provision for income taxes in 1996 includes tax benefits of $44 million due to the recognition of net operating loss carryforwards and the settlement of various issues with the Internal Revenue Service.

(3) Employees of Dresser Equipment Group, which is accounted for as discontinued operations, are included through December 2000. Employees of Dresser Equipment Group are excluded from the June 30, 2001 information.

(4)  Does not include employees of 50% or less owned affiliated companies.

                     MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

   Halliburton's common stock is traded on the NYSE under the symbol "HAL". There is no market for the Magic Earth shares, there being only approximately 18 registered holders of Magic Earth shares. The following table sets forth, for the periods indicated, the range of high and low per share sales prices for Halliburton common stock as reported on the NYSE Composite Tape.


                                                                     HALLIBURTON
                                                                     -----------
                                                                     High   Low
                                                                     ----- -----
1999*
  First Quarter..................................................... 41.88 28.13
  Second Quarter.................................................... 48.38 35.00
  Third Quarter..................................................... 51.75 38.57
  Fourth Quarter.................................................... 44.50 32.31
2000*
  First Quarter..................................................... 45.50 33.44
  Second Quarter.................................................... 52.25 37.50
  Third Quarter..................................................... 55.19 41.19
  Fourth Quarter.................................................... 51.06 32.25
2001*
  First Quarter..................................................... 45.91 34.81
  Second Quarter.................................................... 49.25 32.20
  Third Quarter..................................................... 36.79 19.35
  Fourth Quarter**..................................................

--------
*   Calendar quarters. Halliburton's fiscal year ends on December 31.
**  Through      , 2001.

   On April 27, 2001, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of Halliburton common stock on the NYSE Composite Tape was $42.11 per share. On
     , 2001, the latest practicable trading day before the date of this proxy statement/prospectus, the closing per share sales price of Halliburton common
stock, as reported on the NYSE Composite Tape, was $   .

   Following the completion of the merger, Halliburton common stock will continue to be traded on the NYSE.

Dividends

   In each of the calendar quarters indicated in the table above, Halliburton declared and paid a cash dividend of $0.125 per share of Halliburton common stock. On July 19, 2001, Halliburton declared a cash dividend of $0.125 per share of Halliburton common stock, payable on September 27, 2001 to stockholders of record on September 6, 2001. If you receive Halliburton common stock as a result of completion of the merger, the date of issuance of the Halliburton common stock will occur after the record date for this dividend. As a result, you will not be entitled to receive this dividend.

   Halliburton's board of directors intends to continue to consider the payment of quarterly dividends on the outstanding shares of Halliburton's common stock. The declaration and payment of future dividends will depend upon, among other things, Halliburton's future earnings, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

   During each of the years ended December 31, 1999 and 2000, the Magic Earth board of directors did not declare or pay any dividends on its common stock.

   If the merger is not completed, the Magic Earth board of directors has no intention of paying cash dividends in the foreseeable future. Any declaration and payment of dividends in the future will depend upon, among other things, future earnings and capital requirements of Magic Earth, its general financial condition, the success of its business activities and general business conditions.

                      HALLIBURTON COMMON STOCK PERFORMANCE

   The following graph compares the cumulative total stockholder return on Halliburton's common stock since the beginning of the year with the Standard & Poor's 500 Stock Index and the Dow Jones U.S. Sector Energy Index. This comparison assumes the investment of $100 on December 31, 2000 and the reinvestment of all dividends. The stockholder return set forth on the chart below is not necessarily indicative of future performance.

                           Total Stockholders' Return
                  For Year-to-Date 2001--Monthly Observations
 Assumes Investment of $100 on December 31, 2000 and Reinvestment of Dividends


                                     [CHART]



                          12/31/00 1/31/01 2/28/01 3/30/01 4/30/01 5/31/01 6/29/01 7/31/01 8/31/01 9/28/01
                          -------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Halliburton.............   100.00  113.60  109.85  101.72  119.63  129.43   98.89   97.21   77.67   62.83
S&P 500.................   100.00  103.50   93.98   87.96   94.74   95.21   92.83   91.81   85.93   78.89
Dow Jones U.S. Energy ..   100.00   97.40   98.86   89.37   99.29  102.96   92.36   93.10   87.23   80.60


   As the graph shows, the price of Halliburton common stock, as well as the stock market in general, has fluctuated during this period. There is no assurance that the shares of Halliburton common stock you receive for your shares of Magic Earth common stock will not decline after you receive them. Based on the recent performance of the Halliburton common stock, and the stock market in general, the price may fluctuate significantly.

              SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND
                           MANAGEMENT OF MAGIC EARTH

   The following table sets forth information with respect to persons or groups who, to Magic Earth's knowledge, own or have the right to acquire more than five percent of the common stock of Magic Earth, as of October , 2001.


                                                           Shares Beneficially
                                                               Owned as of
Name of Beneficial Owner                                       May 31, 2001
------------------------                                   ---------------------
                                                            Number     Percent
                                                           ---------- ----------
Michael J. Zeitlin........................................     25,402      25.4
Texaco Development Corporation............................     25,000      25.0
Yin L. Cheung.............................................     20,348      20.3
Silicon Graphics Inc......................................     10,000      10.0
BPA Investment Holding Company............................     10,000      10.0

   The following table sets forth, as of October , 2001, the number of shares of common stock of Magic Earth owned beneficially by each director of Magic Earth, each of the two most highly compensated executive officers of Magic Earth and all directors and executive officers of Magic Earth as a group.



                                                           Shares Beneficially
                                                               Owned as of
Name of Beneficial Owner                                       May 31, 2001
------------------------                                   ---------------------
                                                            Number     Percent
                                                           ---------- ----------
Michael J. Zeitlin........................................     25,402      25.4
Yin L. Cheung(1)..........................................     20,348      20.3
Knut Korsell(2)...........................................          0         *
Steve Peacock(3)..........................................          0         *
Miles Harper(1)...........................................          0         *
Gregory M. Vesey(4).......................................          0         *
All directors and executive officers as a group...........     45,750      45.8

--------
*  less than one percent
(1) Nominee of Michael J. Zeitlin
(2) Nominee of Silicon Graphics, Inc.
(3) Nominee of BPA Investment Holding Company
(4) Nominee of Texaco Development Corporation

                    DESCRIPTION OF HALLIBURTON COMMON STOCK

General

   The following is a general description of some of the provisions of the restated certificate of incorporation and by-laws of Halliburton. The description is qualified by reference to those documents, which are included as exhibits to the registration statement.

Halliburton Common Stock

   Halliburton is authorized to issue 600,000,000 shares of Halliburton common stock, par value $2.50. As of September 24, 2001, there were 430,027,370 shares of Halliburton common stock issued and outstanding and approximately 25,067 holders of record of Halliburton common stock. The holders of Halliburton common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of Halliburton common stock do not have cumulative voting rights in the election of directors. Subject to the rights of the holders of Halliburton preferred stock, the holders of Halliburton common stock are entitled to receive ratably the dividends, if any, as may be declared by the board of directors of Halliburton out of legally available funds. In the event of liquidation, dissolution or winding up of Halliburton, the holders of outstanding Halliburton preferred stock, if any, shall to the extent assets are available, be paid amounts owed to them. Holders of Halliburton common stock are then entitled to share ratably in all remaining assets of Halliburton. The holders of Halliburton common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of Halliburton common stock are subject to those of holders of Halliburton preferred stock.

Rights to Purchase Preferred Stock

   Halliburton is a party to the restated rights agreement dated as of December 1, 1996. Under the restated rights agreement, one preferred share right has been distributed as a dividend for each share of Halliburton common stock outstanding or issued before the distribution date or termination of the restated rights agreement. One right will accompany each share of Halliburton common stock issued after completion of the merger. Each right entitles the registered holder to purchase from Halliburton one two-hundredth of a share of series A junior participating preferred stock, without par value ("Halliburton series A preferred stock"), of Halliburton, at a price of $75.00 per one two-hundredth of a share, subject to further adjustment. Until the occurrence of the events described below, the rights are not exercisable, will be evidenced by the certificates for Halliburton common stock and will not be transferable apart from the Halliburton common stock.

   Detachment of Rights; Exercise. The Rights are currently attached to all certificates representing outstanding shares of Halliburton common stock and no separate right certificates have been distributed. The rights will separate from the Halliburton common stock and a distribution date will occur upon the earlier of:

  . ten business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the outstanding voting shares, as defined in the restated rights agreement, of Halliburton; and

  . the tenth business day following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding voting shares.

   The rights are not exercisable until the distribution date. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of Halliburton common stock as of the close of business on the distribution date and the separate right certificates alone will then evidence the rights.

   If a person or group were to acquire 15% or more of the voting shares of Halliburton, each right then outstanding, other than rights beneficially owned by the acquiring person which would become null and void, would become a right to buy:

  . that number of shares of Halliburton common stock; or

  . under some circumstances, the equivalent number of one two-hundredths of a share of Halliburton series A preferred stock,

that at the time of the acquisition would have a market value of two times the purchase price of the right.

   If:

  . Halliburton is acquired in a merger or other business combination transaction; or

  . more than 50% of its consolidated assets or earning power were sold,

proper provision is required to be made so that each holder of a right will the have the right to receive the number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the purchase price of the right. The shares would be acquired upon the exercise of the right at the then current purchase price of the right.

   Antidilution and Other Adjustments. The number of shares or fractions of a share of Halliburton series A preferred stock or other securities or property issuable upon exercise of the right, and the purchase price payable, are subject to customary adjustments to prevent dilution. The number of outstanding rights and the number of shares or fractions of a share of Halliburton series A preferred stock issuable upon exercise of each right are also subject to adjustment if before the distribution date there is:

  . a stock split of the Halliburton common stock;

  . a stock dividend on the Halliburton common stock payable in Halliburton common stock; or

  . subdivisions, consolidations or combinations of the Halliburton common stock.

   Exchange Option. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding voting shares of Halliburton and before the acquisition by a person or group of 50% or more of the outstanding voting shares of Halliburton, the Halliburton board of directors may redeem the rights. A redemption of rights under those circumstances would require Halliburton to issue Halliburton common stock in mandatory redemption of all or part of the outstanding rights, other than rights owned by such person or group that would become null and void. The stock issuance will be at an exchange ratio of one share of Halliburton common stock, or one two-hundredth of a share of Halliburton series A preferred stock, for each two shares of Halliburton common stock for which each right is then exercisable. The redemption exchange rate is subject to adjustment upon the occurrence of any of the events causing an adjustment in the number of outstanding rights.

   Redemption of Rights. At any time before the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding voting shares, the Halliburton board of directors may redeem all but not less than all the then outstanding rights at a redemption price of $.01 per right. The Halliburton board of directors, in its sole discretion, may establish the time, basis and conditions of the redemption for the rights. After redemption of the rights, the only right of the holders of rights will be to receive the redemption price.

   Expiration; Amendment of Rights. The rights will expire on December 15, 2005, unless earlier redeemed or exchanged. The terms of the rights may be amended by the Halliburton board of directors without the consent of the holders of the rights, including an amendment to extend the expiration date of the rights. If a distribution date has not occurred, an amendment may extend the period during which the rights may be redeemed. After the first public announcement that a person or group has become the beneficial owner of 15% or more of the outstanding voting shares, however, no amendment may materially and adversely affect the interests of the holders of the rights.

   The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Halliburton without the approval of the Halliburton board of directors. The rights should not, however, interfere with any merger or other business combination that is approved by the Halliburton board of directors.

   This description of the rights is qualified by reference to the restated rights agreement, a copy of which is filed as an exhibit to the registration statement.

Halliburton Preferred Stock

   General. Halliburton is authorized to issue 5,000,000 shares of preferred stock, without par value, of which 3,000,000 shares have been designated as Halliburton series A preferred stock. No shares of Halliburton preferred stock
were outstanding at      , 2001. The Halliburton Board of Directors has
authority, without stockholder approval, to issue shares of Halliburton preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of the series. The issuance of Halliburton preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Halliburton common stock. The issuance of Halliburton's preferred stock could also reduce the likelihood that holders of Halliburton common stock will receive dividend payments and payments upon liquidation. Issuance of Halliburton preferred stock could also have the effect of delaying, deferring or preventing a change in control of Halliburton. Halliburton has no present plans to issue any Halliburton preferred stock.

   Halliburton Series A Preferred Stock. The terms of the Halliburton series A preferred stock are designed so that the value of each one-hundredth of a share purchasable upon exercise of a right will approximate the value of one share of Halliburton common stock. The Halliburton series A preferred stock is nonredeemable and will rank junior to all other series of Halliburton preferred stock. Each whole share of Halliburton Series A Preferred Stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of:

  . $1.00 in cash; or

  . in the aggregate, 100 times the dividend declared on the Halliburton common stock.

   In the event of liquidation, the holders of the Halliburton series A preferred stock are entitled to receive a preferential liquidation payment equal to the greater of:

  . $100.00 per share; or

  . in the aggregate, 100 times the payment made on the Halliburton common stock,

plus, in either case, the accrued and unpaid dividends and distributions.

   In the event of any merger, consolidation or other transaction in which the Halliburton common stock is exchanged for or changed into other stock or securities, cash or property, each whole share of Halliburton series A preferred stock is entitled to receive 100 times the amount received per share of Halliburton common stock. Each whole share of Halliburton series A preferred stock is entitled to 100 votes on all matters submitted to a vote of the stockholders of Halliburton. Holders of Halliburton series A preferred stock will generally vote together as one class with the holders of Halliburton common stock and any other capital stock on all matters submitted to a vote of stockholders of Halliburton.

Specific Provisions of Halliburton Charter and By-laws

   The Halliburton certificate of incorporation contains provisions authorizing the indemnification of persons who become parties to any threatened, pending or completed action, suit or proceeding because the person is or was a director, officer, employee or agent of Halliburton. This includes any individual who is or was serving at the request of Halliburton as a director, officer, employee or agent of another corporation or enterprise. These individuals are indemnified against expenses and damages incurred in that litigation. The Halliburton certificate of incorporation also contains provisions that, in accordance with Delaware law, limit the liability of directors of Halliburton for breach of fiduciary duty. Under these provisions, directors of Halliburton may be liable for breach of fiduciary duty only:

  . under Section 174 of the DGCL, relating to the payment of unlawful dividends and unlawful purchases of stock of the corporation; or

  . if, in addition to any and all other requirements for liability, any director:

    . shall have breached the duty of loyalty to Halliburton;

    . in acting or failing to act, shall not have acted in good faith or shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    . shall have derived an improper personal benefit.

The provisions of the Halliburton certificate of incorporation may be amended or repealed by the vote of holders of a majority of the outstanding capital stock of Halliburton entitled to vote.

   Except in the case of nominations by or at the direction of the Halliburton board of directors, written notice must be given of any nomination of a director:

  . with respect to an election to be held at an annual meeting of stockholders, not later than ninety days before the first anniversary of the immediately preceding annual meeting; and

  . with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth day following the day of notice of the meeting.

   Except in the case of a national emergency, all actions taken by the Halliburton board of directors require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present. The Halliburton by-laws provide that the number of directors on the Halliburton board of directors may be increased or decreased with the approval of a majority of the then authorized number of directors. Also, newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by the affirmative vote of a majority of the directors then in office.

   The Halliburton by-laws may be adopted, amended or rescinded by the vote of a majority of the Halliburton board of directors or by the majority of the outstanding shares of capital stock entitled to vote.

Transfer Agent and Registrar

   The transfer agent and registrar for the Halliburton common stock is Mellon Investor Services, LLC.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS

General

   Both Magic Earth and Halliburton are corporations incorporated under the laws of the state of Delaware. As a result of the merger, Magic Earth stockholders will become owners of Halliburton common stock. Magic Earth stockholders are parties to a Shareholders' Agreement dated January 31, 2001, that affects the rights of Magic Earth stockholders. The following is a summary of material differences between the rights of Magic Earth stockholders and the rights of Halliburton stockholders.

Voting Rights

   Under Delaware law, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Under the Halliburton by-laws, holders of Halliburton common stock are entitled to one vote per share on all matters, and cumulative voting is not permitted. The Halliburton by-laws provide that a quorum consists of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy. The Magic Earth bylaws also specify that a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, shall be a quorum. The holders of Magic Earth common stock are entitled to one vote per share, and cumulative voting is not permitted.

   The Magic Earth Shareholders' Agreement provides that its board of directors will consist of seven members. It further provides that the management shareholder, Michael Zietlin, will appoint three directors and each of the major shareholders, Texaco Development Corporation; Silicon Graphics, Inc.; and BPA Investment Holding Company, will appoint one director. The stockholders have agreed to vote their shares at stockholders meetings for the nominees of the management shareholder and the major shareholders. There is no shareholders agreement among the Halliburton stockholders.

Actions by Written Consent

   Under Delaware law, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or without a vote if a written consent to the action is signed by the stockholders representing the number of shares necessary to take the action at a meeting at which all shares entitled to vote were present and voted. Neither the Halliburton certificate of incorporation nor the Magic Earth certificate of incorporation restricts action being taken by written consent in lieu of a meeting.

Special Meeting of Stockholders

   Under the Delaware law, a special meeting of stockholders may be called by the board of directors, and by other person or persons as may be authorized to do so by the certificate of incorporation or by-laws. The Halliburton by-laws provide that a special meeting of common stockholders may be called by:

  .  the chairman of the board;

  .  the chief executive officer;

  .  the president, if a director;

  .  the Halliburton board of directors; or

  . stockholders owning a majority of the outstanding Halliburton common stock.

   The Magic Earth bylaws provide that a special meeting of common stockholders may be called by:

  .  the Magic Earth board of directors;

  .  the chairman of the board;

  .  the chief executive officer;

  .  the president; or

  . stockholders owning not less than 20% of the outstanding Magic Earth common stock.

Sources and Payment of Dividends

   Delaware law permits the payment of dividends in cash, property or common stock out of surplus or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, subject to any restrictions contained in the certificate of incorporation, except that payment of dividends from net profits as described above is prohibited when capital represented by common stock having a preference on distribution of assets would be impaired by the payment. The Halliburton certificate of incorporation and by-laws do not restrict the payment of dividends. Neither do Magic Earth's certificate of incorporation and bylaws.

Rights of Purchase and Redemption

   Under Delaware law, a corporation may purchase or redeem its own shares out of surplus, provided, generally that no repurchase or redemption shall occur:

  .  when the capital is or would become impaired;

  . at a price higher than the redemption price in the case of common stock redeemable at the option of the corporation; or

  . where, in the case of redemption, the redemption is not authorized by other provisions of Delaware law or the certificate of incorporation.

Neither the Halliburton nor Magic Earth certificates of incorporation restrict either corporation's rights to repurchase or redeem its shares.

   On April 25, 2000 Halliburton's board of directors approved plans to implement a share repurchase program for up to 44 million shares, or about 10% of Halliburton's outstanding common stock. As of June 30, 2001 Halliburton had repurchased over 20 million shares at a cost of $759 million. Halliburton may periodically repurchase its common stock as it deems appropriate. Magic Earth does not have a share repurchase program.

Rights of Appraisal

   Under Delaware law, holders of common stock of a Delaware corporation who follow prescribed statutory procedures are entitled to dissent from a merger or consolidation of the corporation and instead demand payment of the fair value of their shares. Unless the certificate of incorporation provides otherwise, dissenters do not have rights of appraisal with respect to their shares in the case of:

  (a)  a merger or consolidation, if the shares owned by the dissenters are:

    .  listed on a national securities exchange; or

    .  held by more than 2000 stockholders;

  provided that, in such case, the stockholders shall be entitled to rights of appraisal if the stockholders of the constituent corporation are required to accept anything in exchange for their share other than:

    .  shares in the surviving corporation;

    . shares of another corporation that are publicly listed or held by more than 2000 stockholders;

    .  cash in lieu of fractional shares; or

    .  any combination of the above; or

  (b) a merger in which the corporation in which they own shares is the corporation that survive the merger if no vote of its stockholders is required to approve the merger.

   While Magic Earth is a Delaware corporation, its stockholders are parties to a Shareholders' Agreement. The Shareholders' Agreement prohibits the stockholders from, directly or indirectly, selling, transferring, assigning, hypothecating, encumbering or otherwise disposing of all or any portion of their Magic Earth shares, whether voluntarily, involuntarily or by operation of law, except in accordance with the agreement. Pursuant to the tag-along rights and drag-along rights in the Shareholders' Agreement, the transfer group stockholders owning at least 60% of the Magic Earth common stock, can approve the merger, provided the other stockholders are offered the same terms for their shares. The merger consideration under the merger agreement is the same for each share of Magic Earth common stock. The transfer group has the option to compel the other stockholders to transfer their shares for the same consideration received by the transfer group. The merger agreement requires that as a condition to conclude the merger, that the transfer group must compel the other stockholders to transfer their shares for the merger consideration. If the merger is approved by at least 60% of the Magic Earth stockholders, you will be contractually bound by the Shareholders' Agreement to accept the merger consideration. The Shareholders' Agreement may impact the appraisal rights that you would otherwise have under the Delaware General Corporation Law. You should consult an attorney if you have any questions about appraisal rights or your rights and obligations under the Shareholders' Agreement.

Pre-emptive Rights

   Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have pre-emptive rights. Neither the Halliburton nor the Magic Earth certificates of incorporation provide for pre-emptive rights.

Amendment of Governing Instruments

   Under Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote and of the shares of each class entitled to vote on the amendment as a class is required to amend the certificate of incorporation. In addition, the affirmative vote of a majority of the shares of a class is required with respect to amendments that would as to the class:

  .  increase or decrease the aggregate number of authorized shares;

  .  increase or decrease the par value of shares; or

  . alter or change the powers, preferences, or special rights of shares so as to affect them adversely.

   Under the Halliburton certificate of incorporation, the corporation may amend, alter, change or repeal any provision contained in the Halliburton certificate of incorporation in the manner prescribed by statute, and all rights and powers conferred upon stockholders are granted subject to this power. Under Delaware law, the bylaws of a corporation may be amended or repealed by stockholders entitled to vote, and the certificate of incorporation may confer this power on the board of directors. That this power has been conferred upon the directors does not divest the stockholders of their power to amend or repeal bylaws. The Halliburton certificate of incorporation authorizes the Halliburton board of directors to alter or repeal Halliburton's by-laws.

   The Magic Earth certificate of incorporation provides that Magic Earth can amend, alter, change or repeal any provision in the Magic Earth certificate of incorporation in the manner prescribed by law. All rights and powers conferred on stockholders, directors and officers are subject to this power reserved by Magic Earth. The Magic Earth certificate of incorporation authorizes the Magic Earth board of directors to make, alter, amend and repeal Magic Earth's bylaws.

Stockholders' Votes on Some Reorganizations

   Delaware law requires a majority vote of the shares entitled to vote to approve a merger between two Delaware corporations or between a Delaware corporation and a corporation organized under the laws of another state. Delaware law does not, however, unless otherwise provided in the certificate of incorporation, require a vote of the stockholders of a constituent corporation surviving the merger if:

  . the merger agreement does not amend that corporation's certificate of incorporation; and

  . each share of that corporation's common stock outstanding immediately before the effective date of the merger is identical to an outstanding or treasury share of the surviving corporation after the merger.

   Any sale, lease or exchange of all or substantially all of a corporation's assets requires authorization by a majority vote of the outstanding common stock entitled to vote.

   The Shareholders' Agreement entered into by all of the Magic Earth stockholders prohibits the stockholders from, directly or indirectly, selling, transferring, assigning, hypothecating, encumbering or otherwise disposing of all or any portion of their Magic Earth shares, whether voluntarily, involuntarily or by operation of law, except in accordance with the agreement. The permitted transfers include transfers at death, specific involuntary transfers and tag-along and drag-along rights. The effect of these provisions is that the merger requires the vote of holders of at least 60% of the Magic Earth common stock.

Specific Provisions Relating to Share Acquisitions

   Delaware law generally prevents a corporation from entering into some business combinations, including mergers, consolidations and sales of assets, with an interested common stockholder or its affiliates for a period of three years after the common stockholder became an interested common stockholder. An interested common stockholder is defined generally as any person or entity that is the beneficial owner of a least 15% of a corporations' voting common stock. This provision is subject to the following exceptions:

  . the business combination or the transaction in which the person becomes an interested common stockholder is timely approved by the board of directors of the corporation before the person becoming an interested common stockholder;

  . the interested common stockholder acquired 85% of the corporation's voting common stock in the same transaction in which it exceeded 15%; or

  . the business combination is approved by the board of directors and by a vote of 66 2/3% of the outstanding voting common stock not owned by the interested common stockholder.

   A corporation can provide in an amendment to its certificate of incorporation or bylaws adopted by a majority of its outstanding shares that this statute does not apply. If the stockholders adopted this amendment, it would not become effective for 12 months following its adoption and would not apply to persons who were already interested common stockholders at the time of the amendment. Neither the Halliburton nor the Magic Earth certificates of incorporation contain this type of provision.

Disclosure of Interests

   There is no requirement under Delaware law relating to the disclosure of interests of shares held by a corporation's stockholders.

Classification of the Board of Directors

   Under Delaware law, the certificate of incorporation or initial bylaw or a bylaw adopted by a vote of the stockholders may provide for the classification of the board of directors with respect to the terms for which directors severally hold office. The term "classified board" generally means the specification of selected board seats for a term of more than one year (but not more than three years), with different classes of board seats coming up for election each year. Neither the Halliburton nor the Magic Earth certificates of incorporation provide for classification of their boards of directors.

Removal of Directors

   Under Delaware law, any director or the entire board of directors generally may be removed, with or without cause by a majority vote of the shares then entitled to vote at an election of directors. A director of a corporation with a classified board of directors may, however, be removed only for cause unless the certificate of incorporation otherwise provides. Both the Halliburton certificate of incorporation and the Magic Earth certificate of incorporation are silent as to removal of directors. The Magic Earth Shareholders' Agreement provides that if a director position appointed by the management shareholder or a major shareholder becomes vacant, the nominating stockholder has the right to select the replacement. Each Magic Earth stockholder has agreed to vote his shares to remove any director who votes to fill a vacancy described in the preceding sentence in contravention of the nominating stockholder's desires.

Liability of Directors

   Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision that limits or eliminates a director's monetary liability for some breaches of his fiduciary duty of care in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation. The Halliburton certificate of incorporation contains this type of provision. The Magic Earth certificate of incorporation states that to the fullest extent permitted by the Delaware General Corporation Law, Magic Earth directors shall not be liable to Magic Earth or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Officers and Directors

   Delaware law provides that a corporation may, and in specific circumstances must indemnify its officers, directors, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal proceedings. To avail themselves of this indemnification these individuals must:

  . have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; and

  . with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

   Delaware corporations must indemnify the individuals in connection with successful defenses of those actions. The Halliburton certificate of incorporation and by-laws provide that directors and officers of Halliburton and others will be entitled to indemnification as permitted by statute. The Magic Earth certificate of incorporation provides that the corporation shall indemnify all persons to the extent permitted by Section 145 of the DGCL. Delaware law permits a corporation to advance expenses to directors and officers, so long as, in the case of officers and directors, they provide an undertaking to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Halliburton certificate of incorporation and the Magic Earth bylaws provide for advancing expenses in the manner provided for in the Delaware law.

Stockholders and Class Action Suits

   Under Delaware law, a common stockholder may institute a lawsuit on behalf of the corporation. An individual stockholder also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the procedural rules of the court in which the suit has been brought have been met.

   Although the above discussion sets forth information concerning the material differences between the rights of Halliburton common stockholders and the rights of Magic Earth stockholders, the above summary does not purport to be complete and is qualified in its entirety by reference to the laws of Delaware, the Halliburton certificate of incorporation and the Halliburton by-laws, and the Magic Earth certificate of incorporation, the Magic Earth Shareholders' Agreement and the Magic Earth bylaws.

                                 LEGAL MATTERS

   The validity of the Halliburton common stock to be issued pursuant to the merger has been opined upon for Halliburton by John M. Allen, Assistant General Counsel and Assistant Secretary of Halliburton, Dallas, Texas. Mr. Allen owns 4,500 shares of common stock and holds options to purchase an additional 8,600 shares of common stock. Some of the United States income tax consequences of the merger have been opined upon for Dresser by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The annual consolidated financial statements of Halliburton incorporated in this registration statement on Form S-4 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are incorporated in this proxy statement/prospectus in reliance upon the authority of that firm as experts in accounting and auditing in giving the report.

                      WHERE YOU CAN FIND MORE INFORMATION

   Halliburton has filed with the United States Securities and Exchange Commission a registration statement on Form S-4 regarding the offering of Halliburton common stock to be issued in connection with the merger. This proxy statement/prospectus constitutes a part of the registration statement and, in accordance with the rules of the Commission, omits some of the information contained in the registration statement. For that information, reference is made to the registration statement and its exhibits.

   Halliburton files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that Halliburton has filed at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Halliburton's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Halliburton also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The Commission allows Halliburton to "incorporate by reference" information into this proxy statement/prospectus, which means that Halliburton can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Halliburton has previously filed with the Commission. These documents contain important information about Halliburton and its financial condition.

 Halliburton Filings (File No. 1-3492)       Period
 -------------------------------------       ------
 Annual Report on Form 10-K                  Year Ended December 31, 2000
                                             Quarters Ended March 31, 2001 and June 30,
 Quarterly Reports on Form 10-Q              2001
 Proxy Statement                             Annual Meeting of Stockholders--2001
 Current Reports on Forms 8-K and 8-K/A      Filed on January 2, 2001; January 3, 2001;
                                             February 2, 2001; February 2, 2001; February
                                             20, 2001; March 6, 2001; March 13, 2001;
                                             March 23, 2001; April 11, 2001; April 27,
                                             2001; May 1, 2001; May 10, 2001; May 16,
                                             2001; June 7, 2001; June 29, 2001;
                                             July 12, 2001; July 20, 2001; July 27, 2001;
                                             and July 27, 2001

   Halliburton incorporates by reference additional documents that Halliburton may file with the Commission between the date of this proxy statement/prospectus and the consummation of the merger. These include periodic reports, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Any statement contained in this proxy statement/prospectus or in any document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus except as so modified or superseded.

   Halliburton has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Halliburton, and Magic Earth has supplied all information relating to Magic Earth.

   You may obtain any of the documents through the Commission or the Commission's Internet web site described above. Documents incorporated by reference are available from Halliburton without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Magic Earth stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Halliburton at the following address:

                              HALLIBURTON COMPANY
                               3600 Lincoln Plaza
                             500 North Akard Street
                            Dallas, Texas 75201-3391
                         Attention: Investor Relations
                              Tel: (214) 978-2600

   If you would like to request documents, please do so by      , 2001 to
receive them before the date of the consent in lieu of special meeting of Magic Earth stockholders. If you request any incorporated documents, Halliburton will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in determining whether or not to approve the merger. Neither Halliburton nor Magic Earth has authorized anyone to provide you with information that is different from that which is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated
     , 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Magic Earth stockholders nor the issuance of shares of Halliburton common stock upon consummation of the merger shall create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     Among

                              HALLIBURTON COMPANY

                            DRESSER INDUSTRIES, INC.

                              HALLIBURTON MS, INC.

                               MAGIC EARTH, INC.

                               MICHAEL J. ZEITLIN

                                 YIN L. CHEUNG

                           Dated as of April 29, 2001

                               TABLE OF CONTENTS

ARTICLE I. DEFINITIONS.....................................................  A-1
  1.01  Definitions........................................................  A-1
  1.02  Rules of Construction..............................................  A-1

ARTICLE II. THE MERGER.....................................................  A-1
  2.01  The Merger.........................................................  A-1
  2.02  Effective Time; Closing............................................  A-2
  2.03  Effect of the Merger...............................................  A-2
  2.04  Certificate of Incorporation; Bylaws...............................  A-2
  2.05  Directors and Officers.............................................  A-2

ARTICLE III. TREATMENT OF COMPANY COMMON STOCK.............................  A-2
  3.01  Treatment of Company and Surviving Company Common Stock............  A-2
  3.02  Cancellation of Treasury Shares....................................  A-3
  3.03  Exchange Procedures................................................  A-3
  3.04  Transfer Books.....................................................  A-4
  3.05  No Fractional Shares...............................................  A-4
  3.06  Lost, Stolen or Destroyed Certificates.............................  A-4
  3.07  Abandoned Property; Escheat........................................  A-4
  3.08  Certain Adjustments................................................  A-4
  3.09  Taking of Necessary Action; Further Action.........................  A-4
  3.10  Transfer of Ownership..............................................  A-4
  3.11  Dissenting Stockholders............................................  A-5

ARTICLE IV. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY...........  A-5
  4.01  Organization, Authority and Qualification of the Company...........  A-5
  4.02  Capital Stock of the Company; Ownership of the Shares..............  A-6
  4.03  Organization.......................................................  A-6
  4.04  Corporate Books and Records........................................  A-6
  4.05  No Conflict........................................................  A-6
  4.06  Governmental Consents and Approvals................................  A-7
  4.07  Financial Information, Books and Records...........................  A-7
  4.08  No Undisclosed Liabilities.........................................  A-7
  4.09  Absence of Certain Changes, Events and Conditions..................  A-7
  4.10  Litigation.........................................................  A-8
  4.11  Compliance with Laws...............................................  A-8
  4.12  Material Contracts.................................................  A-8
  4.13  Title to Assets....................................................  A-9
  4.14  Intellectual Property.............................................. A-10
  4.15  Employee Matters................................................... A-12
  4.16  Environmental Matters.............................................. A-13
  4.17  Prepayments; Hedging; Calls........................................ A-13
  4.18  Taxes.............................................................. A-13
  4.19  Insurance.......................................................... A-14
  4.20  Brokers............................................................ A-15
  4.21  Condition of Equipment............................................. A-15
  4.22  Royalties and other Payments....................................... A-15
  4.23  Preferential Rights................................................ A-15
  4.24  Current Commitments................................................ A-15

  4.25  Funds.............................................................. A-15
  4.26  Bank Accounts...................................................... A-15
  4.27  Receivables........................................................ A-15
  4.28  Certain Acts....................................................... A-15
  4.29  Permits and Licenses............................................... A-16
  4.30  Lists of Directors, Officers and Employees......................... A-16
  4.31  Territorial Restrictions........................................... A-16
  4.32  No Guarantees...................................................... A-16
  4.33  Non-Purchased Items................................................ A-16
  4.34  Customers.......................................................... A-16
  4.35  Relationships...................................................... A-17
  4.36  Former Relationships............................................... A-17
  4.37  Content of the Company's Business.................................. A-17
  4.38  Disclosure......................................................... A-17

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF HALLIBURTON, DRESSER, MERGER
           SUB............................................................. A-17
  5.01  Organization and Authority of Halliburton, Dresser and Merger Sub.. A-17
  5.02  Certificate of Incorporation and Bylaws............................ A-18
  5.03  Capitalization..................................................... A-18
  5.04  No Conflict........................................................ A-18
  5.05  Governmental Consents and Approvals................................ A-18
  5.06  Litigation......................................................... A-18
  5.07  Tax Treatment...................................................... A-18
  5.08  Operations of Merger Sub........................................... A-18
  5.09  SEC Filings; Financial Statements.................................. A-18
  5.10  Authorization and Issuance of Halliburton Common Stock............. A-19
  5.11  Absence of Halliburton Material Adverse Effect..................... A-19
  5.12  Brokers............................................................ A-19

ARTICLE VI. ADDITIONAL AGREEMENTS.......................................... A-19
  6.01  Conduct of Business Prior to the Closing........................... A-19
  6.02  Access to Information.............................................. A-21
  6.03  Confidentiality.................................................... A-21
  6.04  Stockholder Approval............................................... A-21
  6.05  Regulatory and Other Authorizations; Notices and Consents.......... A-21
  6.06  Notice of Certain Matters.......................................... A-22
  6.07  No Solicitation of Transactions.................................... A-22
  6.08  Plan of Reorganization............................................. A-22
  6.09  Non-Proprietary Information........................................ A-23
  6.10  Transmittal Letter................................................. A-23
  6.11  Registration and NYSE Listing...................................... A-23
  6.12  Indemnification of Directors and Officers.......................... A-23
  6.13  Non-Competing License.............................................. A-23
  6.14  Tax Matters........................................................ A-23

ARTICLE VII. EMPLOYEE MATTERS.............................................. A-24
  7.01  Compensation and Benefits; Service Recognition..................... A-24
  7.02  Employee Stock Options............................................. A-25
  7.03  License............................................................ A-25
  7.04  Employment Contracts............................................... A-25
  7.05  Competition Agreements............................................. A-25

ARTICLE VIII. CONDITIONS TO CLOSING....................................... A-25
  8.01  Conditions to the Obligations of Each Party....................... A-25
  8.02  Conditions to the Obligations of the Company and the Signatory
        Stockholders...................................................... A-26
  8.03  Conditions to the Obligations of Halliburton, Dresser and Merger
        Sub............................................................... A-26

ARTICLE IX. INDEMNIFICATION............................................... A-27
  9.01  Indemnification of Halliburton.................................... A-27
  9.02  Indemnification of the Signatory Stockholders..................... A-27
  9.03  Notice and Defense of Third Party Claims.......................... A-28
  9.04  Limitations....................................................... A-29
  9.05  Exclusive Remedies; Additional Limitations........................ A-29

ARTICLE X. TERMINATION AND WAIVER......................................... A-30
  10.01  Termination...................................................... A-30
  10.02  Effect of Termination............................................ A-30
  10.03  Waiver........................................................... A-30

ARTICLE XI. GENERAL PROVISIONS............................................ A-31
  11.01  Survival of Representations, Warranties, Covenants and
         Agreements....................................................... A-31
  11.02  Expenses......................................................... A-31
  11.03  Notices.......................................................... A-31
  11.04  Public Announcements............................................. A-32
  11.05  Headings......................................................... A-32
  11.06  Severability..................................................... A-32
  11.07  Entire Agreement................................................. A-32
  11.08  Assignment; Third Party Beneficiaries............................ A-32
  11.09  Amendment........................................................ A-32
  11.10  Governing Law; Forum............................................. A-33
  11.11  Counterparts..................................................... A-33
  11.12  Waiver of Jury Trial............................................. A-33

ARTICLE XII. AGREEMENT AMONG STOCKHOLDER PARTIES.......................... A-33
  12.01  Applicability.................................................... A-33
  12.02  Rights of Spouses................................................ A-33

Annex A  DEFINITIONS...................................................... A-36
Annex B  WRITTEN CONSENT OF THE STOCKHOLDERS OF MAGIC EARTH, INC. ........ A-42
Annex C  LIST OF EMPLOYEES TO EXECUTE EMPLOYMENT AGREEMENTS............... A-44

Attachment I.............................................................. A-45
Exhibit A  CERTIFICATE OF MERGER.......................................... A-46
Exhibit A-6  SGI COMPUTER HARDWARE........................................ A-47
Exhibit B  NON-COMPETING LICENSE AGREEMENT................................ A-48
Exhibit C  LICENSE AGREEMENT.............................................. A-54
Exhibit D  EMPLOYMENT AGREEMENT........................................... A-56
Exhibit E  USE, DISCLOSURE AND COMPETITION AGREEMENT...................... A-64
Exhibit F  HALLIBURTON COMPANY OFFICER'S CERTIFICATE...................... A-70
Exhibit G  MAGIC EARTH OFFICER'S CERTIFICATE.............................. A-72
Exhibit H  SIGNATORY STOCKHOLDER'S RELEASE................................ A-74
Exhibit I  LETTER OF TRANSMITTAL.......................................... A-79

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER, dated as of April 29, 2001 (this "Agreement"), is by and among Halliburton Company, a Delaware corporation ("Halliburton"), Dresser Industries, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Halliburton ("Dresser"), Halliburton MS, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Dresser ("Merger Sub") Magic Earth, Inc., a Delaware corporation (the "Company"), and each of the stockholders of the Company set forth on the signature pages of this Agreement (the "Signatory Stockholders").

                              W I T N E S S E T H:

   WHEREAS, Halliburton, Dresser and the Company believe that the merger of the Merger Sub with and into the Company (the "Merger") in accordance with the Delaware General Corporation Law (the "DGCL"), in the manner provided by, and subject to the terms and conditions of, this Agreement, is advisable and in the best interest of their respective stockholders;

   WHEREAS, the Boards of Directors of Halliburton, Dresser, Merger Sub and the Company have each approved the Merger, Halliburton as the sole stockholder of Dresser has approved the Merger, Dresser as the sole stockholder of Merger Sub has approved the Merger in each case upon the terms and subject to the conditions set forth herein; and

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of section 368(a) of the Code;

   NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                                  Definitions

   1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

   1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it or, if not otherwise defined, as such principal is consistently applied by the Company (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; and (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                   ARTICLE II

                                   The Merger

   2.01 The Merger.

   (a) Upon the terms of, and subject to the conditions set forth in, this Agreement and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

   2.02 Effective Time; Closing. As soon as practicable after the satisfaction or, if possible, waiver of the conditions set forth in Article VIII but in no event later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, (such date being the "Closing Date") the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit A, (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL. Immediately prior to the filing of the Certificate of Merger the closing (the "Closing") will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston Texas 77002-6760 or such other place as the parties may agree to confirm the satisfaction or waiver of the conditions set forth in Article VIII. Immediately prior to the Closing, Halliburton shall contribute Halliburton Common Stock, par value $2.50 per share ("Halliburton Common Stock") to Dresser in an amount equal to the Adjusted Merger Consideration. Subject to Section 3.03(b), immediately after filing the Certificate of Merger, Dresser shall, subject to Section 3.05 hereof, with respect to each holder of Shares who has delivered to Dresser a Properly Completed Transmittal Letter prior to the Closing Date, issue or cause to be issued certificates ("Halliburton Certificates") for shares of Halliburton Common Stock, issuable as Exchange Consideration to such holder registered as provided in such Properly Completed Transmittal Letter.

   2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, and duties of the Surviving Corporation.

   2.04 Certificate of Incorporation; Bylaws.

   At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, and shall remain so until thereafter amended as provided by Law and such Certificate of Incorporation. At the Effective Time, the Bylaws of the Surviving Corporation, shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, and shall remain so until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   2.05 Directors and Officers.

   (a) The directors of the Surviving Corporation at the Effective Time shall be the directors of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

   (b) The officers of the Surviving Corporation at the Effective Time shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                       Treatment of Company Common Stock

   3.01 Treatment of Company and Surviving Company Common Stock.

   (a) Subject to Section 3.05, by virtue of the Merger and without any action on the part of Halliburton, Dresser, Merger Sub, the Company or any of their respective stockholders, at the Effective Time each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time, other than those shares of Company Common Stock to be cancelled pursuant to Section 3.02 and Dissenting Shares, (the "Shares") shall forthwith cease to exist and shall be converted into the number of validly issued, fully paid and nonassessable shares of Halliburton Common Stock determined as set forth below in Sections 3.01(b), (c) and (d).

   (b) The number of shares of Halliburton Common Stock to be issued in the aggregate for one hundred percent (100%) of the Company Common Stock shall be determined by dividing (y) one hundred million U.S. dollars (U.S. $100,000,000.00), as adjusted pursuant to Section 3.01(c), by (z) the average closing price of Halliburton Common Stock for composite New York Stock Exchange regular trading as of 4:00 p.m. New York time for each of the thirty (30) trading days prior to the Closing Date (the "Halliburton Share Value"), and then rounding that number of shares up to the nearest whole share (the "Merger Consideration").

   (c) The numerator of U.S. $100,000,000.00 used in calculating the Merger Consideration shall be reduced, dollar for dollar, to the extent that the net equity reflected on the Closing Balance Sheet is less than an amount equal to the net equity on the Reference Balance Sheet less U.S. $4,000,000.00. The Merger Consideration as so adjusted shall be the adjusted merger consideration (the "Adjusted Merger Consideration").

   (d) The Adjusted Merger Consideration shall be divided by the number of shares of Company Common Stock issued and outstanding on the Closing Date to determine the number of shares of Halliburton Common Stock to be issued for each of the Shares (the "Exchange Consideration").

   (e) By virtue of the Merger and without any action on the part of Halliburton, Dresser, Merger Sub, the Company or any of their respective stockholders, at the Effective Time each share of common stock, par value $1.00 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

   3.02 Cancellation of Treasury Shares. Each share of Company Common Stock held in the Company treasury immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

   3.03 Exchange Procedures

   (a) Promptly following the date of this Agreement, the Company shall mail, or otherwise deliver, a Transmittal Letter to each registered holder of Shares. Each such holder who delivers a Properly Completed Transmittal Letter to Dresser prior to the Closing Date, shall be entitled to the payment of the Exchange Consideration with respect to the Shares subject to such Properly Completed Transmittal Letter on the Closing Date as provided in Section 2.02.

   (b) After the Effective Time, upon the delivery by a holder of Shares to Dresser of a Properly Completed Transmittal Letter, Dresser, subject to Section
3.05 hereof, shall issue or cause to be issued to such holder the Exchange Consideration into which the Shares subject to such Properly Completed Transmittal Letter shall have been converted in accordance with the provisions of this Article III. No interest will be paid or will accrue on the cash payable, if any, upon surrender of Company Certificates. Unless and until any Company Certificate is so surrendered, no dividends or other distributions, if any, payable to the holders of record of Shares, as of any date subsequent to the Effective Time, shall be paid to the holder of the Company Certificate in respect thereof. Upon the surrender of any Company Certificate, the record holder of a Halliburton Certificate or Halliburton Certificates representing shares of Halliburton Common Stock issued in exchange for the Company Certificates, shall be entitled to receive, at the appropriate payment date, the amount of dividends or other distributions in respect of shares of Halliburton Common Stock having a record date after the Effective Time and a payment date subsequent to the date of surrender. No interest shall be payable in respect of the payment of dividends or distributions pursuant to the immediately preceding sentence.

   (c) Dresser and the Surviving Corporation shall be entitled to deduct and withhold from the Exchange Consideration, and from any dividends or other distributions which the holder is entitled to receive pursuant to Section 3.03(b), such amounts that Dresser or the Surviving Corporation are required to deduct or withhold therefrom under the Code or any applicable provision of federal, state, local or foreign law.

   3.04 Transfer Books. The Exchange Consideration issued upon the surrender of Company Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such certificates and the Shares previously represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

   3.05 No Fractional Shares. No fraction of a share of Halliburton Common Stock shall be issued, but in lieu thereof, each Stockholder who would otherwise be entitled to a fraction of a share of Halliburton Common Stock shall, upon surrender of Company Certificates to Halliburton, be paid an amount in cash by Dresser (without interest) equal to the value of such fraction of a share based upon the Halliburton Share Value.

   3.06 Lost, Stolen or Destroyed Certificates. If any Company Certificates have been lost, stolen or destroyed, Dresser shall deliver a Halliburton Certificate or Halliburton Certificates in exchange for such lost, stolen or destroyed Company Certificates representing the Exchange Consideration to which such Stockholder is entitled only upon the making of an affidavit, which shall include indemnities which are reasonably acceptable to Dresser, of that fact by the holder thereof. Dresser may also require a bond to be posted in the same manner as would be required by Halliburton's transfer agent upon the replacement of lost, stolen or destroyed Halliburton Certificates.

   3.07 Abandoned Property; Escheat. None of Halliburton, Dresser or the Company shall be liable to any former holder of shares of Company Common Stock for any shares or amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   3.08 Certain Adjustments. If, in the period between the date of this Agreement and the Effective Time, the outstanding shares of Halliburton Common Stock shall be changed into a different number of shares or other securities by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Halliburton Common Stock), merger, reorganization, recapitalization or other like change with respect to Halliburton Common Stock, then the Halliburton Share Value and the form of securities issuable in the Merger shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

   3.09 Taking of Necessary Action; Further Action. The parties hereto shall take all commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger, and the transactions contemplated hereby, as promptly as practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, including without limitation Intellectual Property, Software, Owned Software, Equipment, cash, bank accounts, property, rights, privileges, powers and franchises of the Company (collectively, the "Assets"), Halliburton, Dresser and the Surviving Corporation, as applicable, shall direct their respective officers and directors to take all lawful action in furtherance of the foregoing, and each of the Signatory Stockholders hereby agrees to take all commercially reasonable and lawful action not requiring expenditure in excess of $5,000.

   3.10 Transfer of Ownership. In the event that any Halliburton Certificates are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Dresser any transfer or other taxes required by reason of the issuance of certificates for such shares of Halliburton Common Stock in a name other than that of the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of Dresser that such tax has been paid or is not applicable.

   3.11 Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Company Common Stock held by a Person (a "Dissenting Stockholder") who duly demands appraisal of his Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their Company Common Stock in connection with the Merger ("Dissenting Shares") shall not be converted as described in Section 3.01 but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, each share of Company Common Stock shall be deemed to be converted into the Exchange Consideration, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares. The Company shall give Dresser (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Dresser, voluntarily make any payment with respect to settle, or offer to settle, any such demands.

                                   ARTICLE IV

                         Representations and Warranties
                             Regarding the Company

   The Company and the Signatory Stockholders hereby severally represent and warrant to Dresser that the following provisions of this Article IV are true and correct as of the date hereof and as of the Closing Date; provided, however, that all representations and warranties made by the Signatory Stockholders shall be made only to the extent of their Knowledge on the date such representation or warranty is made.

   4.01 Organization, Authority and Qualification of the Company.

   (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly licensed or qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except for those jurisdictions in which the failure to be so licensed or qualified could not reasonably be expected to have a Material Adverse Effect.
Schedule 4.01(a) of the Company's Disclosure Letter sets forth each state or jurisdiction in which the Company is qualified or licensed to do business. True and correct copies of the Certificate of Incorporation and Bylaws of the Company, each as in effect on the date hereof, have been provided by the Company to Dresser. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger as contemplated by Section 2.02 and providing notice of action by written consent in accordance with sections 228 and 262 of the DGCL.

   (b) This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Halliburton, Dresser and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditor's rights and remedies generally.

   4.02 Capital Stock of the Company; Ownership of the Shares.

   (a) The authorized capital stock of the Company is 1,000,000 shares consisting of 1,000,000 shares of Common Stock, par value $.01 per share. As of the date hereof, 100,000 shares of Common Stock are outstanding; all of which are duly authorized, validly issued, fully paid and nonassessable. In addition, 10,000 shares are authorized for issuance as part of the Company's 2001 Stock Option Plan. No shares of Company Common Stock are held in the treasury of the Company. None of the outstanding shares of Company Common Stock were issued in violation of, and, except as set forth in Schedule 4.02(b) of the Company's Disclosure Letter, none are subject to, any preemptive rights, rights of first refusal or other similar rights. Except as set forth in Schedule 4.02(a) of the Company's Disclosure Letter, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company's stockholders or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

   (b) Except as set forth in Schedule 4.02(b) of the Company's Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. To the Knowledge of the Company, Schedule 4.02(b) of the Company's Disclosure Letter sets forth all voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any of the Company Common Stock, except those contemplated or required by this Agreement.

   (c) To Company's Knowledge, Schedule 4.02(c) of the Company's Disclosure Letter sets forth a true and complete list (the "Stockholders' List") that accurately reflects the name, address and, for non-corporate stockholders, marital status of each stockholder of the Company and the number of shares of Company Common Stock held of record by each stockholder as of the date of this Agreement.

   (d) To Company's Knowledge, Schedule 4.02(d) of the Company's Disclosure Letter sets forth a true and complete list that accurately reflects the name, address and, for non-corporate entities, marital status of each former stockholder of the Company.

   4.03 Organization.

   (a) Except as set forth in Schedule 4.03 of the Company's Disclosure Letter, there are no, and there have not been any, other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, or has owned, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same. Except as set forth in Schedule 4.03(a) of the Company's Disclosure Letter, there are no partnerships or joint venture agreements or other business entities in which the Company owns any equity interest; and (b) true and complete copies of the organizational documents as in effect on the date hereof, of the Company have been provided by the Company to Dresser.

   4.04 Corporate Books and Records. In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Director and all committees of the Board of Directors of the Company. Complete and accurate copies of all such minute books of the Company have been made available by the Company to Dresser.

   4.05 No Conflict. Except as set forth in Schedule 4.05 of the Company's Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or by which any property or Asset of it is bound, or (c) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on any Assets or properties of the Company pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any of the Company Common Stock or any property or Asset of the Company is bound or affected.

   4.06 Governmental Consents and Approvals. Except for the filing of the Certificate of Merger as contemplated by Section 2.02, the HSR filing, SEC approval and as set forth in Schedule 4.06 of the Company's Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

   4.07 Financial Information, Books and Records.

   (a) True and complete copies of (i) the consolidated balance sheets of the Company as of December 31, 2000, and the related consolidated statements of operations of the Company for the calendar year then ended and (ii) the consolidated balance sheet of the Company as of March 31, 2001, and the related consolidated statements of operations together in each case with all related notes and schedules thereto, accompanied by the reports thereon of the Company's independent accountants (collectively referred to herein as the "Financial Statements") have been provided by the Company to Dresser. The Financial Statements (including the related notes and schedules thereto) (A) were prepared in accordance with the books of account and other financial records of the Company, as applicable and (B) present fairly the consolidated financial condition of the Company for the periods covered thereby.

   (b) The books of account and other financial records of the Company (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

   (c) The accounts receivable of the Company (i) have arisen in the ordinary course of business for goods delivered or services rendered and (ii) are, to the Knowledge of the Company, good and collectible (or have been collected), subject to the reserves therefore established by the Company and set forth in the Reference Balance Sheet.

   (d) The Intellectual Property, Software, Owned Software and Equipment of the Company as reflected on the respective balance sheets included in the Financial Statements have been valued consistent with industry standards.

   4.08 No Undisclosed Liabilities. There are no Liabilities of the Company other than Liabilities (a) reflected on or reserved against in the Reference Balance Sheet or the notes thereto, (b) incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with past practice, of the Company (none of which relates to contractual indemnity obligations of the Company), (c) set forth in Schedule 4.08 of the Company's Disclosure Letter and (d) for performance obligations under contracts which are not in default.

   4.09 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 4.09 of the Company's Disclosure Letter or with respect to actions taken subsequent to the date hereof and not in violation of Section 6.01, since the date of the Reference Balance Sheet, the business of the Company has been conducted in all material respects in the ordinary course, consistent with past practice, and, since such date, there has not been (a) any event or change that has had a Material Adverse Effect, (b) any material change by the Company in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Company Common Stock or any redemption, purchase or other acquisition of any of its securities other than upon the exercise of any of the options set forth in
Schedule 4.02(a) of the Company's Disclosure Letter, (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, phantom stock or other employee benefit plan, except as permitted by Section 7.02, (e) any increase in salaries or other benefits other than in the ordinary course of business consistent with past practices, (f) any action by the Company to (i) incur or suffer to exist any Indebtedness (other than that set forth in the Reference Balance Sheet) in excess of $3,250,000.00 (which increase in indebtedness shall be limited to money borrowed for the lease or purchase of SGI computer hardware (hereinafter called "SGI Computer Hardware" as defined in Annex A) or any renewals or extensions thereof except trade accounts payable incurred in the ordinary course of business, (ii) enter into any agreement requiring the maintenance of a specified net worth of the Company; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for endorsement of checks for collection in the ordinary course of business or; (iv) make any loans, advances (except in the ordinary course of business) or capital contributions to, or investments in, any Person, (g) any sale or other disposition of any material Properties, Assets or businesses of the Company, (h) any acquisition, including by merger or consolidation, of any material Properties, Assets or businesses or (i) any material casualty losses affecting any portion of any of the Properties or other Assets or Operations of the Company.

   4.10 Litigation. Except as set forth in Schedule 4.10 of the Company's Disclosure Letter, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any property or other Assets of the Company. There are no outstanding Governmental Orders against the Company or with respect to property or other Assets of the Company.

   4.11 Compliance with Laws. Except as set forth in Schedule 4.11 of the Company Disclosure Letter, (i) the Company has conducted and continues to conduct its Operations and business, and the Properties and the other Assets are in compliance, in all material respects, with all Laws (other than Environmental Laws which are governed solely by Section 4.16) and Governmental Orders applicable to the Company, the Properties or such other Assets; and (ii) the Company holds all permits from Governmental Authorities necessary to the ownership of the Properties and all Operations in connection therewith.

   4.12 Material Contracts.

   (a) Schedule 4.12(a) of the Company's Disclosure Letter lists each of the following contracts and agreements (whether oral or written) of the Company in effect as of the date of this Agreement (collectively, the "Material Contracts"):

     (i) any agreement or commitment for capital expenditures or the acquisition or construction of fixed Assets in excess of $10,000 for any single project (it being represented and warranted that the amount under all undisclosed agreements and commitments for capital expenditures or the acquisition or construction of fixed Assets does not exceed $50,000 in the aggregate for all projects);

     (ii) any agreement for, or that contemplates, the sale of any material Asset (other than sales in the ordinary course of business) after December 31, 2000;

     (iii) any lease of property providing for payments under such lease at an annual rate in excess of $10,000;

     (iv) any agreement for the future acquisition of Assets that requires aggregate future payments in excess of $10,000;

     (v) any agreement relating to a Hedging Transaction;

     (vi) any document relating to Indebtedness of the Company;

     (vii) all material contracts and agreements with any Governmental Authority to which the Company is a party;

     (viii) all non-competition agreements or other contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

     (ix) all contracts and agreements between or among the Company on the one hand and any stockholder or any Affiliate of a stockholder (other than the Company) on the other hand;

     (x) all contracts or agreements (whether current, terminated or expired) establishing any agency relationship, joint venture or partnership;

     (xi) all employment, severance and similar agreements;

     (xii) all collective bargaining agreements with labor unions covering any employees of the Company;

     (xiii) all bonus, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, incentive compensation, deferred compensation, severance, retention, change in control or other plan or arrangement for the benefit of current or former directors, officers or employees;

     (xiv) all contracts, agreements and arrangements with independent contractors or consultants (or similar arrangements) to which the Company is a party other than contracts, agreements or arrangements that are cancelable without penalty or further payment with less than 30 days' notice;

     (xv) any brokerage or finder's agreement;

     (xvi) all other contracts, agreements and arrangements not entered into in the ordinary course of business, consistent with past practice, of the Company or the absence of which would reasonably be expected to have a Material Adverse Effect;

     (xvii) any contract, agreement or arrangement under which the Company is obligated to make future expenditures in excess of $10,000 per year;

     (xviii) any contract or agreement generating revenue;

     (xix) any binding commitment, contract or agreement for development or delivery of software, specific functionality or services; and

     (xx) any binding commitment, contract or ,agreement for royalties, future payments or work that would result in future royalties, payments, benefits or exchange of services.

   (b) Dresser has been provided a correct and complete copy of each Material Contract. With respect to each Material Contract: (i) such Material Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Company is not, and to the Company's Knowledge no other party to a Material Contract is, in material breach or default thereof, and no event has occurred with respect to the Company or, to the Company's Knowledge, with respect to any other party thereto, which with notice or lapse of time would constitute a material breach or default or would permit termination, modification, or acceleration, under such Material Contract; (iii) to the Company's Knowledge, no party has repudiated any provision of such Material Contract, and (iv) such Material Contract has not been amended except as set forth in Schedule 4.12(a) of the Company's Disclosure Letter.

   4.13 Title to Assets.

   (a) Except as to those matters set forth in Schedule 4.13(a) of the Company's Disclosure Letter, the Company has good and clear title to all Software, Owned Software, Intellectual Property and Equipment, free and clear of Encumbrances.

   (b) Schedule 4.13(b) of the Company's Disclosure Letter sets forth a brief description of each parcel of real property in which the Company holds an interest (the "Real Property"). With respect to Real Property, "Defensible Title" shall, subject to the Permitted Encumbrances, mean title that affords the holder thereof the right of quiet enjoyment of all such real property that is material to the Company, whether leased or fee, for the term of any applicable agreement relating thereto and that grants the rights purported to be granted thereby and all rights necessary thereunder for the current Operations of the Company without material interference by any other Person.

   4.14 Intellectual Property.

   (a) Patents, Inventions, Trade Names, Trademarks, Service Marks, Copyrights and Mask Work Registrations. Schedule 4.14(a) of the Company's Disclosure Letter sets forth a list and description of all (both foreign and domestic) of the following: (i) unexpired patents currently being maintained or which do not require maintenance, (ii) pending patent applications, (iii) inventions for which written disclosures have been furnished to the Company, but for which patent applications have not been filed, (iv) trade names, (v) trademarks, service marks, trade dress, and corporate names, common law and registered,
(vi) trademark registration applications, (vii) service mark registration applications, (viii) copyright registrations, (ix) copyright registration applications, (x) mask work registrations, and (xi) mask work registration applications (collectively, "Intellectual Property"), which are owned by the Company or are presently used or held for use by the Company. As used herein, Intellectual Property shall not include Software (as hereinafter defined). The Company has exercised reasonable care to protect its Intellectual Property against wrongful use or disclosure. Except as set forth in Schedule 4.14(a) of the Company's Disclosure Letter, the employees, consultants and contractors of the Company who either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any software or trade secrets embodied in or used in connection with the Intellectual Property have entered into written agreements to protect the confidentiality of such trade secrets and the Intellectual Property and to assign to the Company all proprietary rights in such trade secrets and Intellectual Property. Except as otherwise specified in Schedule 4.14(a) of the Company's Disclosure Letter, the Company is the sole owner of, or has the exclusive right to use, all such Intellectual Property in the United States subject to the licenses set forth in Schedule 4.14(c) of the Company's Disclosure Letter. Except as set forth in Schedule 4.14(g) of the Company's Disclosure Letter, none of such Intellectual Property is the subject of any claim or challenge asserted by a third party, including without limitation any opposition or interference proceeding in any foreign or domestic patent office, copyright office, or trademark or service mark registration office, nor is there any reasonable basis upon which a claim or challenge could be made.

   (b) Software. For the purpose of this Agreement, "Software" shall mean a computer program or any part of such computer program (excluding accounting, finance, word processing, spread sheet or other administrative software), whether in source code, object code or in any other form, whether recorded on tape or on any other media, all modifications, enhancements or corrections made to such program, and all documentation relating to such program, including any flow charts, designs, instructions, job control procedures and manuals relating to such program in printed or machine readable form. Schedule 4.14(b) of the Company's Disclosure Letter sets forth a true and correct list of the Software owned by the Company (the "Owned Software"). Company has exercised reasonable care to protect its Software and Owned Software against wrongful use or disclosure; except as set forth on Schedule 4.14(b) of the Company's Disclosure Letter, the employees, consultants and contractors of the Company who either alone or in concert with others, developed, invented, discovered, derived, programmed or designed any software or trade secrets embodied in or used in connection with the Software or the Owned Software have entered into written agreements to protect the confidentiality of such trade secrets, Software and the Owned Software and to assign to the Company all proprietary rights in such trade secrets, the Software and the Owned Software. Except as set forth on
Schedule 4.14(b) of the Company's Disclosure Letter, the Company owns all right, title and interest in and to the Owned Software, free and clear of any liens, royalties, charges, or mortgages, subject to the terms and conditions of the licenses for the Owned Software granted in the ordinary course of the Company's business. Except as set forth on Schedule 4.14(b) of the Company's Disclosure Letter, the Company has not disclosed the information contained in the Owned Software to others so as to materially adversely affect the ability of Dresser or the Company to protect such information by means of copyright or trade secret protection. To the Knowledge of the Company, each item of Owned Software listed on Schedule 4.14(b) of the Company's Disclosure Letter is virus-free, meets or exceeds the functionality and specifications as set forth in the published user documentation (Annex A to Schedule 4.14(b) of the Company's Disclosure letter), contains no known errors or bugs which could corrupt data or cause Owned Software not to meet the functionality or specifications set forth in such user documentation and contains no undisclosed time control mechanisms. Except as set forth on Schedule 4.14(b) of the Company's Disclosure Letter the use or operation of the Owned Software does not require access to or the use of any other software (excluding operating system software).

   (c) Licenses. Set forth in Schedule 4.14(c) of the Company's Disclosure Letter is a list and description of all unexpired licenses of any of the Intellectual Property, Software, trade secrets, know-how technology or other proprietary rights (i) granted to the Company for use by the Company, or (ii) owned by the Company and granted to others. Except as set forth in Schedule 4.14(c) of the Company's Disclosure Letter, none of such licenses is or will on the Closing Date be subject to termination or cancellation or change which shall have a material adverse effect on terms or provisions of such license as a consequence of this Agreement or consummation of the transactions provided for herein. Except as set forth in Schedule 4.14(c) of the Company's Disclosure Letter, the Company has not granted any person or entity the right to sublicense or generally distribute, as may be applicable, the Intellectual Property or the Owned Software.

   (d) No Infringement by Third Parties. Except as set forth in Schedule 4.14(d) of the Company's Disclosure Letter, to the Company's Knowledge, no Person or governmental entity is infringing or has misappropriated any Intellectual Property or Software which is owned by or licensed to the Company or is presently used or held for use by the Company.

   (e) Registration and Maintenance Fees. The Company has paid all maintenance, renewal, or similar fees required by the applicable governmental agencies to maintain the trademark, copyright, mask work, and patent registrations and applications identified in Schedule 4.14(a) of the Company's Disclosure Letter, except as set forth in Schedule 4.14(e) of the Company's Disclosure Letter. Except as set forth in Schedule 4.14(e) of the Company's Disclosure Letter, the Company has filed responses to all actions from applicable governmental agencies that have become due relating to patent, trademark, and service mark applications, both foreign and domestic, and has paid all costs and charges, and taken all acts relating to such actions, including without limitation, attorney's fees necessary to maintain such patent, trademark registration, service mark registration, copyright registration, or mask work registration in force.

   (f) Documentation and Security of Software. Except as set forth in Schedule 4.14(f) of the Company's Disclosure Letter: (i) the documentation for all Owned Software and other Software that is under development by the Company includes the source code and system documentation, which shall not include any Dark Place; (ii) such documentation also includes any program (including compilers), "workbenches," tools and higher level (or "proprietary") language used for the development, maintenance and implementation of such Software and (iii) the Company has taken commercially reasonable steps to maintain such Software and Owned Software as confidential, trade secret or copyrighted material of the Company. To the Knowledge of the Company there is no breach of any confidentiality agreement in favor of the Company relating to such Software and Owned Software either by its present or former employees or by third parties. Except pursuant to the licenses described in Schedule 4.14(c) of the Company's Disclosure Letter, the Company has not conveyed or granted any rights to such Software and Owned Software, nor is it obligated to grant or convey any rights to license, market, incorporate in other Software and Owned Software, sell any such Software and Owned Software to, or otherwise permit its use by, third parties, and no third party has unauthorized access to such Software and Owned Software. Except as set forth in Schedule 4.14(f) of the Company's Disclosure Letter, all licensees of such Software and Owned Software are in compliance with the terms and conditions of the applicable license agreements.

   (g) Patent, Trademark, Service Mark, Copyright, Mask Work, and Software Infringement and Indemnification. Except as set forth in Schedule 4.14(g) of the Company's Disclosure Letter, the Company has not given or granted any indemnification for, and, to the Company's Knowledge, there are no pending or threatened claims or demands against the Company for, patent, trademark, trade name, service mark, copyright, or mask work registration, trade secrets and know-how, technology or other proprietary rights (including without limitation, Software) infringement in connection with the Company or which challenge the validity, enforceability, use or ownership of the Intellectual Property, Software or the Owned Software; and to Company's Knowledge, the present conduct of the Company does not infringe and is not subject to any claim of infringement of any patent, trademark, trade name, service mark, copyright, or mask work registration, trade secrets and know-how, technology or other proprietary right, including Software; and the Company is not subject to any outstanding order, decree or judgment regarding the Intellectual Property, Software or the Owned Software.

   (h) History of Intellectual Property, Software and Owned Software. Schedule 4.14(h) of the Company's Disclosure Letter sets forth, in all material respects, a true and accurate history of the transfer to the Company of Intellectual Property, Software, and Owned Software.

   4.15 Employee Matters.

   (a) With respect to each incentive compensation, deferred compensation, equity based, severance, employment, change of control or employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in section 3(3) of ERISA), maintained or contributed to by the Company or with respect to which the Company may have any liability, whether or not such plan, program, arrangement or contract has been terminated prior to the date of this Agreement, (the "Plans"), the Company has provided to Dresser a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS for each Plan for which such report is required, (ii) a complete copy of each Plan, (iii) each trust agreement or other funding arrangement relating to each Plan, (iv) the most recent summary plan description for each Plan for which a summary plan description is required, and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under section 401(a) of the Code. None of the Plans are subject to Title IV of ERISA, and to the Company's knowledge the Company has no actual or contingent liability under ERISA or the Code with respect to any Plan.

   (b) Except as set forth in Schedule 4.15(b) of the Company's Disclosure Letter, with respect to the Plans, no event has occurred or is about to occur and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability on account of a violation of the terms of such Plans, ERISA, the Code or any other applicable Law. To the Knowledge of the Company, each of the Plans has been operated and administered in accordance with applicable Laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code and all contributions required to have been made on or prior to the Closing Date by the terms of such Plans or applicable Law have been made. To the Knowledge of the Company, each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified. No Plan is a multi-employer plan or a multiple employer plan.

   (c) There is no labor dispute, strike or work stoppage against the Company, ongoing, pending or overtly threatened, which may interfere with the respective business activities of the Company. Except as set forth in Schedule 4.15(c) of the Company's Disclosure Letter, to the Knowledge of the Company, neither the Company, nor its representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable state agency pending or overtly threatened.

   (d) The Company is not a party to any collective bargaining agreement. To the Knowledge of the Company, no collective bargaining agent has been certified as a representative of any of the employees of the

Company and no union organizational campaign is currently pending with respect to any of the employees of the Company.

   (e) The Company has provided to Dresser (i) copies of all employment agreements with officers and employees of the Company; (ii) copies of all severance agreements, programs and policies of the Company with or relating to its directors, officers and employees; and (iii) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers and employees which contain change of control provisions.

   (f) Except as set forth in Schedule 4.15(f) of the Company's Disclosure Letter, each Plan may be unilaterally terminated by the Company, as applicable, at any time without liability other than for benefits accrued as of the date of such termination.

   (g) No Plan provides retiree medical or retiree life insurance benefits to former employees of the Company.

   4.16 Environmental Matters. Except as set forth in Schedule 4.16 of the Company's Disclosure Letter:

   (a) the Company is, to its Knowledge, in compliance with all applicable Environmental Laws and there are no conditions existing on or resulting from Operations or use of the Properties or other Assets by the Company that may give rise to any on-site or off-site obligation under any applicable Environmental Laws;

   (b) the Company has not received notice from any person or entity relating to any alleged noncompliance with applicable Environmental Laws and there are no existing, pending or, to the Company's Knowledge, threatened actions, suits, investigations, inquiries or proceedings by or before any Governmental Authority relating to any Environmental Laws with respect to the Company or any of its Properties, other Assets or Operations;

   (c) all notices, permits, registrations or similar authorizations, if any, required to be obtained or filed in connection with the operation of the Properties or other Assets by the Company, including the generation, treatment, storage or disposal of Hazardous Materials into the environment, have been duly obtained or filed and are currently in full force and effect;

   (d) there has been no release or threatened release of any Hazardous Materials into the environment in violation of any applicable Environmental Laws by the Company in connection with any of its Properties, other Assets or Operations; and

   (e) the Company has made available to Dresser copies of all internal and external environmental reports, audits, studies and correspondence relating to significant environmental matters in the possession of the Company.

   4.17 Prepayments; Hedging; Calls. Except as set forth in Schedule 4.17 of the Company's Disclosure Letter, the Company is not bound by any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (each, a "Hedging Transaction").

   4.18 Taxes. Except as set forth in Schedule 4.18(a) of the Company's Disclosure Letter:

   (a) (i) all tax returns that were required to be filed by or with respect to the Company ("Tax Returns") have been duly and timely filed, (ii) all material items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each of the Tax Returns have been so included and all such Tax Items and any other information provided in each of the Tax Returns were true, correct and complete in all material respects and all Taxes required to be paid by the Company for the periods covered by such Tax Returns have been paid, (iii) all Taxes owed by the Company that are or have become due have been timely paid in full,

(iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Company have been satisfied in full in all respects, and (v) there are no Encumbrances (other than Permitted Encumbrances) on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

   (b) Schedule 4.18(b) of the Company's Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for its taxable years ending prior to the date hereof, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed;

   (c) there is no written claim against the Company for any delinquent Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any of the Tax Returns of or with respect to the Company, which has not been paid or resolved;

   (d) other than with respect to Tax Returns for the period ending December 31, 2000, there is not in force any extension of time with respect to the due date for the filing of any of the Tax Returns of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company;

   (e) the total amounts set up as liabilities for current Taxes in the Financial Statements are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due (i) by or with respect to the Company up to and through the periods ending on the dates thereof and (ii) by or with respect to any Operations, activities, transactions, actions or property of the Company up to and through the periods ending on the dates thereof;

   (f) there are no Tax allocation or sharing agreements affecting the Company;

   (g) the Company will not be required to include (i) any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period or (ii) in any period ending after the Closing Date any income that accrued in a period prior to the Closing Date, but was not recognized in any period prior to the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting;

   (h) the Company has not consented to have the provisions of section 341(f)(2) of the Code apply with respect to a sale of its stock;

   (i) the Company has not made any payments, is not obligated to make any payments, and is not party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under section 280G of the Code; and

   (j) the Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any Person (other than any of the Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   4.19 Insurance. The Company has all insurance policies that it believes are required in connection with the operation of the business of the Company as currently conducted. The Company has made available to Dresser true and correct copies of each of the insurance policies relating to the Company that are currently in effect. With respect to each such insurance policy, none of the Company, or, to the Knowledge of the Company, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Company, there has been no occurrence or event which, with notice or the lapse of time or both, would constitute such a material breach or default or would permit termination, modification or acceleration under the policy.

   4.20 Brokers. Except as set forth in Schedule 4.20 of the Company's Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company or any of the Stockholders.

   4.21 Condition of Equipment. To the Knowledge of the Company, the Equipment owned or leased by the Company (a) is in the aggregate in a condition that is adequate for normal Operations in accordance with standard industry practice and (b) complies in all material respects with the requirements of all applicable contracts and (c) complies in all material respects with all applicable Laws.

   4.22 Royalties and other Payments. Except as set forth on Schedule 4.22 of the Company's Disclosure Letter, all royalties, compensatory royalties and other payments due with respect to the Software, Owned Software and Intellectual Property have been properly and correctly paid.

   4.23 Preferential Rights. Except as set forth on Schedule 4.23 of the Company's Disclosure Letter, there are no preferential purchase or similar rights affecting the Assets that would be applicable to the transactions contemplated hereby.

   4.24 Current Commitments. Schedule 4.24 of the Company's Disclosure Letter sets forth as of the date hereof all authorizations for expenditures in excess of $10,000 and all scheduled capital expenditures in excess of $10,000 that have been proposed by any authorized Person on or after December 31, 2000 or for which the activities relating thereto shall not have been completed by December 31, 2000.

   4.25 Funds. Schedule 4.25 of the Company's Disclosure Letter sets forth all funds held by the Company for the account of any third Person.

   4.26 Bank Accounts. Schedule 4.26 of the Company's Disclosure Letter sets forth the names and locations of all institutions at which the Company maintains accounts or lock boxes of any nature, the account or box number and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

   4.27 Receivables. Except as set forth on Schedule 4.27 of the Company's Disclosure Letter, all receivables of the Company (including accounts receivable, work in process receivables and advances) that are reflected in the Reference Balance Sheet, and all such receivables which have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of business of the Company.

   4.28 Certain Acts.

   (a) The Company has not unlawfully given, paid, offered to give or pay, promised to give or pay or authorized the gift or payment of any money or anything of value to any foreign official (as defined in section 30A(f) of the Securities Exchange Act of 1934, as amended), any foreign political party or official thereof, any candidate for foreign political office or any other person (while knowing or having reason to know that all or a portion of such money or thing of value would be offered, promised or given, directly or indirectly, to any such foreign official, political party, party official or candidate) for the purpose of (i) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions, or (ii) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person or entity, or in order to assist the Company in obtaining any consents or approvals or accomplishing any other task necessary in order to consummate the transactions contemplated by this Agreement.

   (b) The Company has not violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

   (c) The Company has not consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of section 1128B(b) of the Social Security Act, as amended.

   (d) The Company has not made any other unlawful payment, except for any such matter that could not reasonably be expected to have a Material Adverse Effect on the Company.

   (e) Schedule 4.28(e) of the Company's Disclosure Letter sets forth a list of all export sales and licenses issued to entities outside of the U.S. Schedule 4.28(e) of the Company's Disclosure Letter sets forth a list of the export sales and licenses that, to the Company's Knowledge, have been reexported from the country of sale or license.

   4.29 Permits and Licenses. Except as set forth in Schedule 4.29 of the Company's Disclosure Letter, the Company owns or holds all material franchises, licenses, permits, consents, certificates, orders, approvals and authorizations of governmental authorities ("Governmental Licenses and Permits") necessary to conduct its business as presently conducted and all Governmental Licenses and Permits of the Company are in full force and effect and subject to no suspension, revocation, cancellation or adverse modification. To the knowledge of the Signatory Shareholders, no event has occurred which permits or, with the passage of time or the giving of notice or the taking of action by a third party, would permit revocation, amendment or termination of any Governmental License and Permit.

   4.30 Lists of Directors, Officers and Employees.

   (a) Schedule 4.30(a) of the Company's Disclosure Letter contains a complete and accurate list for the Company, of each individual who currently serves as a director or officer of the Company, together with the position or positions so held.

   (b) Schedule 4.30(b) of the Company's Disclosure Letter contains a complete and accurate list of all employees of the Company as of the date hereof, showing each such employee's social security number, employee number, hire date and job title. The Company has provided Dresser with a true and correct copy of a schedule containing the annual salary rate, date of last salary increase, and the amount of such increase of each employee. The Company has not made any representations to the Directors, officers or employees of the Company to the effect that the Company, Dresser or Dresser's Affiliates will grant salary increases or bonuses other than in the ordinary course of business.

   4.31 Territorial Restrictions. Except as discussed in Schedule 4.12(a) of the Company's Disclosure Letter, the Company is not restricted by any agreement or contract, whether written or oral, with third parties from carrying on its business anywhere in the world.

   4.32 No Guaranties. Except as set forth in Schedule 4.32 of the Company's Disclosure Letter, none of the debts, liabilities or obligations of the Company is guaranteed by or is subject to a similar contingent obligation of any other Person, nor has the Company guaranteed or become subject to a similar contingent obligation in respect of the debts, liabilities or obligations of any Person other than the Company.

   4.33 Non-Purchased Items. Except as set forth in Schedule 4.33 of the Company's Disclosure Letter, no items of intangible or tangible personal property, including but not limited to software, intellectual property, equipment or supplies, the replacement of which by the Company would involve the expenditure of $25,000.00 or more, has been furnished to the Company without charge or under circumstances in which the party furnishing such item of personal property, equipment or supplies can determine or limit such items availability to or use by the Company. As to any item listed on Schedule 4.33 of the Company's Disclosure Letter, there is also included thereon, an appraisal of the replacement cost of such item and the materiality, if any, of the item to the business of the Company.

   4.34 Customers. Except as set forth in Schedule 4.34 of the Company's Disclosure Letter, no customer or group of customers which individually or in the aggregate accounted for 5% or more of the aggregate revenues of the Company for the year ended December 31, 2000, has terminated or threatened to terminate its relationship with the Company.

   4.35 Relationships. Except as set forth in Schedule 4.35 of the Company's Disclosure Letter, no member of a stockholder's immediate family or Person in such stockholder's household, officer or director of the Company or any Person that is directly or indirectly controlled by member of a stockholder's immediate family or person in such stockholder's household, or an officer or director of the Company has, or in the last three years has had, any interest in any property used in the Company's business or is a party to any contract with the Company or has any claim or right against the Company.

   4.36 Former Relationships. Schedule 4.36 of the Company's Disclosure Letter contains a list of former relationships with terminated agents or other similar representatives.

   4.37 Content of the Company's Business. Except as set forth in Schedule 4.37 of the Company's Disclosure Letter, the Company's business does not include the acquisition or processing of seismic data or the operation of a seismic data processing service bureau.

   4.38 Disclosure. To the extent any representation or warranty is made in this Agreement or any written statement or certificate furnished to Dresser no such representation or warranty contained in this Agreement nor any written statement or certificate furnished to Dresser or its representatives in connection herewith or pursuant hereto knowingly contains any untrue statement of a material fact, or knowingly omits to state any material fact required, in light of the circumstances in which it was made, to make the statement herein or therein contained not misleading.

                                   ARTICLE V

                       Representations and Warranties of
                        Halliburton, Dresser, Merger Sub

   Halliburton, Dresser and Merger Sub hereby jointly and severally represent and warrant to the Company and the Signatory Stockholders as follows:

   5.01 Organization and Authority of Halliburton, Dresser and Merger Sub. Each of Halliburton, Dresser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Halliburton, Dresser, and Merger Sub have all necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder and to consummate the transactions contemplated. The execution and delivery of this Agreement by each of Halliburton, Dresser and Merger Sub, the performance by each of Halliburton, Dresser and Merger Sub of its obligations hereunder and the consummation by each of Halliburton, Dresser and Merger Sub of the transactions contemplated hereby, have been duly authorized by all requisite corporate action as appropriate on the part of each of Halliburton, Dresser and Merger Sub and no other corporate proceedings on the part of Halliburton, Dresser and Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger as contemplated by Section 2.02). This Agreement has been duly executed and delivered by each of Halliburton, Dresser and Merger Sub and (assuming due authorization, execution and delivery by the Company and the Signatory Stockholders) this Agreement constitutes a legal, valid and binding obligation of each of Halliburton, Dresser and Merger Sub enforceable against each in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws effecting creditor's rights and remedies generally.

   5.02 Certificate of Incorporation and Bylaws. Halliburton has heretofore made available to the Company complete and correct copies of the Certificates of Incorporation and the Bylaws, each as amended to the date hereof, of Halliburton, Dresser and Merger Sub. Such Certificates of Incorporation and Bylaws are in full force and effect. Halliburton, Dresser and Merger Sub are not in violation of any provision of their Certificate of Incorporation or Bylaws.

   5.03 Capitalization. The authorized capital stock of Halliburton consists of
(i) 600,000,000 shares of Halliburton Common Stock par value $2.50 per share of which as of the close of business on March 19, 2001, 429,030,141 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, without par value, of which none is issued but of which 3,000,000 shares have been designated as Series A Junior Participating Preferred Stock.

   5.04 No Conflict. Assuming compliance with the notification requirements of the HSR Act, if any, and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.05, the execution, delivery and performance of this Agreement as the case may be, by each of Halliburton, Dresser and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of Halliburton, Dresser or Merger
(b) conflict with or violate any Law or Governmental Order applicable to Halliburton, Dresser or Merger Sub or by which any property or asset of any of them is bound or (c) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of acceleration, termination, amendment or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Halliburton, Dresser or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which Halliburton, Dresser or Merger Sub respectively, is a party or by which any of such assets or properties are bound or affected.

   5.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by each of Halliburton, Dresser and Merger Sub and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except those related to the filing under the HSR Act, the SEC approval and the filing of the Certificate of Merger as contemplated by Section 2.02.

   5.06 Litigation. Except as disclosed in Halliburton's report on Form 10-K filed March 27, 2001 to the Knowledge of Halliburton there is no material Action pending or threatened against Halliburton, Dresser or Merger Sub or any properties or assets of Halliburton, Dresser or Merger Sub.

   5.07 Tax Treatment. Halliburton Dresser and Merger Sub have not taken or failed to take any action which would prevent the Merger from constituting a tax-free reorganization within the meaning of section 368(a) of the Code.

   5.08 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Dresser and has not engaged in any business activities (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person or entity, or incurred, directly or indirectly, any material liabilities or obligations, in each case except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

   5.09 SEC Filings; Financial Statements.

   (a) Halliburton has filed all forms, reports and documents required to be filed by it with the SEC since March 27, 2001 through the date of this Agreement (collectively, the "Halliburton SEC Reports"). As of the respective dates they were filed, Halliburton SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be.

   (b) The audited consolidated financial statements and unaudited financial statements of Halliburton included in Halliburton SEC Reports have been prepared in accordance with GAAP applied on a consistent basis, comply as to form in all material respects with the applicable accounting rules and regulations promulgated by the SEC and fairly present the financial position of Halliburton and its consolidated subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal audit adjustments and the omission of footnotes).

   (c) Neither Halliburton nor any subsidiary of Halliburton has any Liabilities of a nature or character required to be disclosed in a Halliburton SEC Report or included in the financial statements of Halliburton included in Halliburton SEC Reports, except for liabilities and obligations (i) disclosed in any Halliburton SEC Report filed since March 27, 2001 and prior to the date of this Agreement or (ii) incurred since March 27, 2001 in the ordinary course of business consistent with past practice.

   5.10 Authorization and Issuance of Halliburton Common Stock. The authorization, issuance, sale and delivery of Halliburton Common Stock pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of Halliburton and Dresser, and when issued, sold and delivered in accordance with this Agreement, Halliburton Common Stock will be validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, free of any Encumbrances created by Halliburton, Dresser or Merger Sub (other than pursuant to applicable securities laws) and not subject to preemptive or similar rights created by statute, Halliburton's Certificate of Incorporation or Bylaws or any agreement to which Halliburton is a party or by which Halliburton is bound.

   5.11 Absence of Halliburton Material Adverse Effect. Since the filing of Halliburton's report on Form 10-K on March 27, 2001 there has not been any event or change that has had a Halliburton Material Adverse Effect.

   5.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Halliburton, Dresser or Merger Sub.

                                   ARTICLE VI

                             Additional Agreements

   6.01 Conduct of Business Prior to the Closing.

   (a) The Company covenants and agrees that, between the date of this Agreement and the time of the Closing, except as set forth in Schedule 6.01(a) of the Company's Disclosure Letter or as expressly contemplated by any other provision of this Agreement, unless Dresser shall otherwise consent in writing (which consent, except with respect to Section 6.01(a)(iii), shall not be unreasonably withheld or delayed).

     (i) the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

     (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to preserve the Assets, including but not limited to Software, Owned Software, Intellectual Property, Equipment, cash, bank accounts, property rights, privileges, powers and franchises, to keep available the services of the current employees of the Company and to preserve the current relationships of the Company with customers, contract holders and other Persons with whom the Company has significant business relations and;

     (iii) the Company shall not sell, transfer or disclose the source code for Software or Owned Software to any Person other than as required under this Agreement. Dresser's consent to any request by the Company under this
  Section 6.01(a)(iii) to sell, transfer or disclose source code may be withheld for any reason whatsoever.

   (b) By way of amplification and not limitation, except as expressly contemplated by this Agreement, as reflected in Schedule 6.01(a) of the Company's Disclosure Letter or as required by Law or Governmental Order, the Company shall not, between the date of this Agreement and the Closing, directly or indirectly do, or propose to do, any of the following, without the prior written consent of Dresser (which consent shall not be unreasonably withheld or delayed):

     (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

     (ii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock such that the shares of common stock are owned by more than 25 persons or other interests of the Company of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or other interest, or any other ownership interest (including any phantom interest) of the Company, other than the issuance of Company Common Stock upon the exercise of options set forth in
  Schedule 4.02(a) of the Company's Disclosure Letter;

     (iii) declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock or other interests;

     (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other interests;

     (v) (A) acquire or dispose of (including, without limitation, by merger, consolidation or acquisition or disposition of stock or Assets) any interest in any corporation, partnership, other business organization or any division thereof or any Assets, other than sales of de minimus Assets in the ordinary course of business, consistent with past practice, and any other acquisitions or dispositions of Assets with a fair market value which is not, in the aggregate, in excess of $75,000; (B) incur any Indebtedness, guarantee or endorse, or otherwise as an accommodation become responsible for, any obligation of any Person (other than the Company), except for Indebtedness incurred of up to $3,250,000.00 (which increase shall be limited to money borrowed for the lease or purchase of SGI Computer Hardware; (C) make any loans or advances to any Person other than the Company; (D) agree or commit to make or make capital expenditures in excess of $75,000 other than pursuant to previously budgeted projects in the ordinary course of business consistent with past practice; or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would be prohibited by this subsection (v) or otherwise agree to take any action that would be prohibited by this subsection (v) or
  (F) amend or terminate any Material Contract;

     (vi) increase the compensation payable or to become payable to its officers or employees other than in the ordinary course of business and consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by Article VII or as required by applicable law;

     (vii) take any material action with respect to accounting policies or procedures except to the extent consistent with the Company's past accounting practices;

     (viii) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Reference Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice or in accordance with the provisions of this Section 6.01; or

     (ix) enter into any new Hedging Transaction or modify, amend, terminate or offset any existing Hedging Transaction.

   (c) Except as expressly contemplated by this Agreement or as required by Law or Governmental Order, Halliburton, Dresser and Merger Sub shall, between the date of this Agreement and the Closing, not directly or indirectly, do, or propose to do, any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

     (i) amend or otherwise change its Certificate of Incorporation or By-laws in a manner that would alter the terms of Halliburton Common Stock or materially impede the transactions contemplated by this Agreement; or

     (ii) with respect to Halliburton, declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock, except in the ordinary course of business in a manner consistent with past practice.

   6.02 Access to Information. Subject to Section 6.03, except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or pursuant to applicable Law, from the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Section 10.01), upon reasonable notice, the Company shall, and shall cause each of the Company's officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees and authorized agents, accountants, counsel and representatives (collectively, "Representatives") of Dresser and its Affiliates reasonable access, during normal business hours, to the offices, properties, other facilities and books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company, or the business and (b) furnish to the Representatives such additional financial and operating data and other information regarding the Assets, properties and goodwill of the Company as Dresser and its Affiliates may from time to time reasonably request.

   6.03 Confidentiality. The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under, and neither the execution nor any subsequent termination of this Agreement shall in any way modify, amend or terminate any of the provisions of, the Confidentiality Agreement dated as of February 27, 2001 between the Company and Halliburton; provided however, that if Closing occurs, such Confidentiality Agreement shall terminate at Closing.

   6.04 Stockholder Approval. At the time of or prior to the execution and delivery of this Agreement by the parties hereto, the Board of Directors of the Company shall recommend to the stockholders of the Company the approval and adoption of this Agreement and the Merger. By their execution and delivery of this Agreement, each of the Signatory Stockholders hereby approves and adopts the resolutions set forth on Annex B to this Agreement and each agrees to exercise any drag along rights of the Signatory Stockholders pursuant to the Stockholders' Agreement. Neither the Board of Directors of the Company nor any of the Signatory Stockholders shall amend, alter or repeal any of the foregoing actions.

   6.05 Regulatory and Other Authorizations; Notices and Consents. Upon the terms and subject to the conditions hereof, each of the parties hereto shall
(a) use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (b) use all commercially reasonable efforts to obtain from Governmental Authorities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Halliburton, Dresser, Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under the HSR Act, the Securities Act, the Exchange Act and any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings. Nothing contained in this
Section 6.05 shall be construed to require Halliburton, Dresser, Merger Sub or the Company to divest any asset or assets in order to achieve clearance under the HSR Act.

   6.06 Notice of Certain Matters. Dresser shall give prompt notice to the Company, and the Company shall give prompt notice to Dresser, of (a) the occurrence, or nonoccurrence, of any event the occurrence or nonoccurrence of which would be likely to cause or result in (i) any representation or warranty made by any Person contained in this Agreement to be untrue or inaccurate or
(ii) any covenant, condition or agreement of such Person contained in this Agreement not to be complied with or satisfied, and (b) any failure of Halliburton, Dresser, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

   6.07 No Solicitation of Transactions. The Company and each of the Signatory Stockholders agrees that, for the period from the date hereof until the date of termination of this Agreement in accordance with the provisions of Section
10.01 hereof, none of them will, directly or indirectly, through any director, Representative or otherwise, (a) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or a significant portion of the Assets of the Company taken as a whole, sale of capital stock of the Company (including, without limitation, by way of a tender offer) or similar transactions involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), or (b) agree to, enter into, accept, approve or recommend any Acquisition Proposal, or enter into or conduct any negotiations in respect thereof. The Company or the appropriate Signatory Stockholder shall notify Halliburton of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company or any of the Signatory Stockholders that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company and the Stockholders agree that they shall immediately terminate all discussions and negotiations with other parties regarding any Acquisition Proposal. Except as expressly contemplated by this Agreement, each of the Stockholders agrees that, for the period from the date hereof until the date of termination of this Agreement in accordance with the provisions of Section 10.01 hereof, such Signatory Stockholder will not sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in or otherwise dispose or encumber any of the Shares or any right, power or privilege attendant thereto. Notwithstanding the foregoing, nothing contained in this Section 6.07 shall prohibit the Board of Directors of the Company from, following the receipt of an unsolicited, written, bona fide Acquisition Proposal (an "Unsolicited Offer"), furnishing information to, or entering into discussions or negotiations with, the person or entity that makes such Unsolicited Offer, if and only to the extent that,
(i) the Board of Directors of the Company, after consultation with its legal counsel, determines in good faith that the failure to take such action would result in a breach by the Company's Board of Directors of its fiduciary obligations under applicable law; and (ii) the Company provides reasonable prior notice to Dresser to the effect that it is taking such action, which notice shall (to the extent consistent with the fiduciary obligations of the Board of Directors of the Company under applicable law) include the identity of the Person making such Unsolicited Offer, and the material terms and conditions of any such Unsolicited Offer.

   6.08 Plan of Reorganization.

   (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use all commercially reasonable efforts to cause the Merger to qualify, and no party hereto will knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, the Surviving Corporation, Dresser, Halliburton and any of their Affiliates shall not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

   (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to Dresser's counsel, Vinson & Elkins L.L.P., at the date of the legal opinion referred to below, a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable Vinson & Elkins L.L.P. to deliver the legal opinion contemplated by Section 8.03(b), and the Company hereby agrees to deliver such certificate to Vinson & Elkins L.L.P. effective as of the date of such opinion or (ii) why Vinson & Elkins L.L.P. would not be able to deliver the opinion required by Section 8.03(b).

   (c) As of the date hereof, Dresser does not know of any reason (i) why it would not be able to deliver to Vinson & Elkins L.L.P., at the date of the legal opinion referred to below, a certificate substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable Vinson & Elkins L.L.P. to deliver the legal opinion contemplated by Section 8.03(b), and Dresser hereby agrees to deliver such certificate to Vinson & Elkins L.L.P. effective as of the date of such opinion or (ii) why Vinson & Elkins L.L.P. would not be able to deliver the opinion required by Section 8.03(b).

   6.09 Non-Proprietary Information. The Company acknowledges that Dresser and its Affiliates have not inspected or examined any non-proprietary licensed data in the Company's possession, (the "Non-Proprietary Information"). To the extent requested by Dresser in writing prior to the Closing, the Company covenants to return all Non-Proprietary Information to the owners, licensors or vendors thereof prior to the Closing.

   6.10 Transmittal Letter. Each of the Signatory Stockholders hereby agrees to deliver one Properly Completed Transmittal Letter with respect to all Shares beneficially owned by such Signatory Stockholder to Dresser prior to the Effective Date.

   6.11 Registration and NYSE Listing. Halliburton shall cause Halliburton Common Stock issuable pursuant to this Agreement to be registered with the SEC and duly authorized for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

   6.12 Indemnification of Directors and Officers. From and after the Effective Time, the Surviving Corporation, Halliburton and Dresser shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, against any Losses incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that the Company was permitted to indemnify such Person under applicable Law and its certificate of incorporation or bylaws or other similar organizational documents in effect on the date hereof and the Surviving Corporation, Halliburton and Dresser shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law. The provisions of this Section
6.12 are intended to be for the benefit of, and shall be enforceable by, each of the present and former directors and officers of the Company, their heirs and their representatives and shall survive the Effective Time.

   6.13 Non-competing License. The Company shall grant to the Signatory Stockholders an exclusive, irrevocable, royalty-free, perpetual license for the use of the owned Software, substantially in the form of Exhibit B.

   6.14 Tax Matters. The following provisions shall govern the allocation of responsibility as between Halliburton and the Signatory Stockholders for certain Tax matters following the Closing Date:

     (a) Halliburton shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Halliburton shall permit the Signatory Stockholders to review and comment on each such filing and shall make such revisions to such Tax Returns as are reasonably requested by the Signatory Stockholders.

     (b) Halliburton shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. Halliburton shall permit the Signatory Stockholders to review and comment on each such filing and shall make such revisions to such Tax Returns as are reasonably requested by the Signatory Stockholders. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed equal to amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its subsidiaries.

       (c) (i) Halliburton, the Company and the Signatory Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its subsidiaries and the Signatory Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Halliburton or the Signatory Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its subsidiaries or the Signatory Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

       (ii) Halliburton or the Signatory Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Halliburton.

                                  ARTICLE VII

                                Employee Matters

   7.01 Compensation and Benefits; Service Recognition.

   (a) Service Credit. To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits other than paid time off under any employee benefit plan, program policy or arrangement established or maintained by Halliburton, the Surviving Corporation or any of their Affiliates for the benefit of employees of Halliburton, the Surviving Corporation or any of their Affiliates (the "Halliburton Plans")) the employees of the Surviving Corporation shall be credited for their service as of the Effective Time with the Company or any predecessor entity. All employees of the Surviving Corporation shall be eligible to participate in the Halliburton Plans to the same extent as the employees of Halliburton and its Affiliates. Halliburton shall, or shall cause its Affiliates or the Surviving Corporation, cause each Halliburton Plan to (i) waive any preexisting condition or waiting period limitation that would otherwise be applicable to an employee of the Surviving Corporation or his or her spouse or dependents, and (ii) give credit for any deductible or co-payment amounts paid under a Company Plan by any employee of the Surviving Corporation (or his or her spouse of dependents) in respect of the plan year in which the Closing occurs to the extent that such individuals participate in a Halliburton Plan following the Closing for which deductibles or copayments are required.

   (b) Plan Continuation. Except as otherwise specifically set forth in this Agreement nothing contained herein shall be construed as requiring Halliburton, the Surviving Corporation, or any of their Affiliates to continue any specific benefit plan or to continue the employment of any specific person.

   7.02 Employee Stock Options. Prior to the Closing Date, the committee administering the Company Stock Option Plan shall take all action necessary to effectuate the acceleration of all options outstanding under the Company Stock Option Plan so that such options may be exercised in full; provided that such options shall only be exercisable prior to the Closing Date and, if any of such options are not exercised prior to the Closing Date, such unexercised options and all rights of the option holders thereunder shall terminate at the Closing Date.

   7.03 License. The Company shall obtain a fully paid, perpetual, irrevocable, exclusive license, substantially in the form of Exhibit C, to Dresser or, at Dresser's option, one of its Affiliates, executed by each of its employees for all Intellectual Property, Software and Owned Software that may have been developed by such employees.

   7.04 Employment Contracts. Dresser or one of its Affiliates shall enter into employment contracts, substantially in the form of Exhibit D with the employees of the Company listed on Annex C.

   7.05 Competition Agreements. The Signatory Stockholders, officers, directors and key employees of the Company listed on Annex C shall have entered into a non-compete agreement substantially in the form of Exhibit E.

                                  ARTICLE VIII

                             Conditions to Closing

   8.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Signatory Stockholders, Halliburton, Dresser, and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

     (a) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated,

     (b) no Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect making the consummation of the Merger illegal or otherwise prohibiting the consummation of the Merger;

     (c) no Action shall have been commenced by or before any Governmental Authority against the Company, Halliburton, Dresser or Merger Sub seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which do, or would reasonably be expected to, render it impossible or unlawful to consummate such transactions;

     (d) a registration statement (the "Registration Statement") affecting the Halliburton Common Stock issuable pursuant to this Agreement shall have been declared effective by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC;

     (e) the Agreement and Plan of Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company as required by the DGCL; and

     (f) the parties shall have agreed on the Closing Balance Sheet and the amount of adjustment, if any, to be made to the Merger Consideration pursuant to Section 3.01(c).

   8.02 Conditions to the Obligations of the Company and the Signatory Stockholders. The obligations of the Company and the Signatory Stockholders to consummate the Merger shall be subject to the satisfaction or waiver (where permissible) by the Company and the Signatory Stockholders at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of Halliburton, Dresser and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a Halliburton Material Adverse Effect or impair the ability of Halliburton, Dresser and Merger Sub to perform their obligations under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by Halliburton, Dresser and Merger Sub on or before the Closing shall have been complied with in all material respects; and (iii) the Company shall have received a certificate from Halliburton, Dresser and Merger Sub, substantially in the form of Exhibit F, to such effect signed by a duly authorized officer thereof;

     (b) Non-competing License. The non-competing license described in
  Section 6.13 shall have been executed in a form reasonably acceptable to the Signatory Stockholders.

     (c) New York Stock Exchange Listing. Halliburton Common Stock issuable pursuant to this Agreement shall have been duly authorized for listing on the NYSE, subject to official notice of issuance,

     (d) Acceptance of Letters of Transmittal. Dresser shall have determined that each Transmittal Letter it has received prior to the Closing Date is a Properly Completed Transmittal Letter (it being understood that this paragraph (d) is not intended to in any way modify Dresser's right in its reasonable discretion to determine whether any such Transmittal Letter is a Properly Completed Transmittal Letter); and

     (e) Other Closing Documents. The Company and the Stockholders shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

   8.03 Conditions to the Obligations of Halliburton, Dresser and Merger
Sub. The obligations of Halliburton, Dresser and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Signatory Stockholders contained in this Agreement shall be true and correct as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, except to the extent that the failures to be so true and correct would not, individually or in the aggregate with other such failures, have a Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company and the Signatory Stockholders on or before the Closing shall have been complied with in all material respects; and (iii) Dresser shall have received a certificate from the Company, substantially in the form of Exhibit G to such effect signed by a duly authorized officer thereof;

     (b) Reorganization Opinion. Dresser shall have received from Vinson & Elkins L.L.P. a written opinion, reasonably satisfactory to Dresser and dated as of the Closing Date, addressed to Dresser that the Merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Code;

     (c) Liens. The security interests held by Texaco Development Corporation, Texaco Inc. and Texaco Group Inc. under the Master Agreement dated December 17, 1999, the Assignment Agreement dated December 17, 1999, the Security Agreement and Conditional Assignment dated December 17, 1999, the Security Agreement and Conditional Assignment (Patent) dated December 17, 1999, the Security Agreement and Conditional Assignment (Trademark) dated December 17, 1999, and the Security Agreement and Conditional Assignment (copyright) dated December 17, 1999 shall be released.

     (d) Exercise or Cancellation of Options. All securities described in
  Schedule 4.02(a) of the Company's Disclosure Letter that are an exception to the representation and warranty set forth in the last sentence of
  Section 4.02(a) shall have been fully exercised or cancelled;

     (e) Licenses. The licenses described in Section 7.03 shall have been executed in a form reasonably acceptable to Dresser;

     (f) Employment Contracts. The employment contracts described in Section
  7.04 shall have been executed in a form reasonably acceptable to Dresser;

     (g) Competition Agreements. The competition agreements described in
  Section 7.05 shall have been executed in a form reasonably acceptable to Dresser;

     (h) Other Closing Documents. Halliburton, Dresser and Merger Sub shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as Halliburton, Dresser and Merger Sub or their counsel may reasonably request; and

     (i) Company Stockholder Approval and Exercise of Drag-Along Rights. If more than sixty percent (60)% but less than one hundred percent (100%) of the Company's stockholders entitled to vote on the Merger vote to approve the Merger, those Company stockholders voting to approve the Merger shall exercise their drag-along rights pursuant to Section 3.10B of the Shareholders' Agreement.

                                   ARTICLE IX

                                Indemnification

   9.01 Indemnification of Halliburton. Each Signatory Stockholder agrees, subject to the other terms and conditions of this Agreement (including the limitations contained in Section 9.04) to defend, indemnify and hold harmless, Halliburton, Dresser, Merger Sub and each of their subsidiaries, Affiliates, officers, directors, employees, agents and their successors and assigns including, from and after Closing, Halliburton, Dresser and Merger Sub (Halliburton and all such other Persons are collectively referred to as the "Halliburton Indemnified Persons"), from and against each and every Loss paid, imposed on or incurred by any of Halliburton Indemnified Persons relating to, resulting from or arising out of and without duplication (a) any breach of any representation, warranty, covenant or agreement made by such Signatory Stockholders in this Agreement as of the date hereof or as of the Closing Date and (b) to the extent not included in the adjustments to determine the Adjusted Merger Consideration, Liabilities that, if known as of the Closing, would have been included in the adjustments to determine the Adjusted Merger Consideration. A Halliburton Indemnified Person shall give prompt written notice to the Company and each relevant Signatory Stockholder of any matter which such Halliburton Indemnified Person has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Halliburton Indemnified Person to indemnity hereunder (including references to the provisions hereof upon which the Halliburton Indemnified Person is relying in making such claim); provided that, the failure to give such notice promptly shall not constitute a waiver of Halliburton Indemnified Person's right to indemnification except to the extent set forth in Section 9.04(a) or that the Company and the Signatory Stockholders are materially prejudiced by such delay or failure to give notice.

   9.02 Indemnification of the Signatory Stockholders. Halliburton, Dresser and Merger Sub agree, subject to the other terms and conditions of this Agreement, to defend, indemnify and hold harmless the Signatory

Stockholders (the "Company Indemnified Persons") from and against, and shall reimburse the Company Indemnified Persons for, each and every Loss paid, imposed on or incurred by the Company Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of any breach of any representation, warranty, covenant or agreement made by Halliburton, Dresser or Merger Sub in this Agreement as of the date hereof or as of the Closing Date. A Company Indemnified Person shall give Dresser prompt written notice of any matter which such Person has determined has given or could give rise to a right of indemnification hereunder, supported by reasonable documentation setting forth the nature of the circumstances entitling the Company Indemnified Person to indemnity hereunder (including references to the provisions hereof upon which the Company Indemnified Person is relying in making such claim); provided that the failure to give such notice promptly shall not constitute a waiver of any Company Indemnified Person's right to indemnification except to the extent set forth in Section 9.04(a) or that Dresser is materially prejudiced by such delay or failure to give notice.

   9.03 Notice and Defense of Third Party Claims.

   (a) If any claim or proceeding (a "Third Party Claim") shall be brought or asserted under this Article IX against an indemnified Person (each, an "Indemnified Person") in respect of which indemnity may be sought under this
Article IX from an indemnifying Person or any successor thereto (each, an "Indemnifying Person"), the Indemnified Person shall give prompt written notice (which shall be within ten Business Days of receipt by the Indemnified Person of notice of such Third Party Claim) of such Third Party Claim to the Indemnifying Person in accordance with Section 9.01 or 9.02, as applicable; provided that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure.

   (b) The Indemnified Person may, subject to the Indemnifying Person's rights to assume the defense thereof during the time period described below, defend against the matter in any manner it reasonably may deem appropriate. If the Indemnifying Person notifies the Indemnified Person prior to completion of pre-trial discovery that the Indemnifying Person is assuming the defense of such matter, (a) the Indemnifying Person shall defend the Indemnified Person against the matter with counsel of its choice reasonably satisfactory to the Indemnified Person, and (b) the Indemnified Person may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Person shall be responsible for the fees and expenses of such separate co-counsel if (i) the Indemnified Person shall determine in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Person inappropriate or (ii) both (A) the Indemnifying Person has not admitted in a writing delivered to the Indemnified Person that such Third Party Claim is a proper matter for indemnification pursuant to this Article IX and (B) it is ultimately determined that such Third Party Claim is a proper matter for indemnification pursuant to this Article
IX). Assumption of the defense of any matter by the Indemnifying Person shall not prejudice the right of the Indemnifying Person to claim at a later date that such Third Party Claim is not a proper matter for indemnification pursuant to this Article IX.

   (c) Should the Indemnifying Person fail to give notice to the Indemnified Person as provided herein or in the event the Indemnifying Person declines to undertake the defense of any Third Party Claim, action or proceeding when first notified thereof, the Indemnified Person shall keep the Indemnifying Person advised of material developments. If the Indemnifying Person exercises the right to undertake any such defense against any Third Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person all witnesses, pertinent records, materials and information in the Indemnified Person's possession or reasonably available to the Indemnified Person or under the Indemnified Person's control relating thereto as is reasonably requested by the Indemnifying Person.

   (d) Anything in this Article IX to the contrary notwithstanding, (i) the Indemnifying Person shall not, without the Indemnified Person's prior written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to any Third Party Claim which does not include a provision whereby the plaintiff or claimant in the matter releases the

Indemnified Person from all liability with respect thereto and (ii) in no event will the Indemnified Person settle or compromise any Third Party Claim or consent to the entry of any judgment or otherwise admit any liability with respect to, or enter into any settlement with respect to, the Third Party Claim without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld).

   9.04 Limitations.

   (a) None of an Indemnified Person, a Halliburton Indemnified Person or a Company Indemnified Person shall be entitled to indemnification with respect to the breach of any representation, warranty, covenant or agreement under this
Article IX beyond the survival period, except for claims for which notice of a claim for indemnity (which notice alleges with reasonable specificity the facts and circumstances of such claim) shall have been given within the survival period set forth in Section 11.01;

   (b) Notwithstanding anything herein to the contrary, (i) in no event shall the aggregate Liability of Halliburton, Dresser and Merger Sub under this
Article IX exceed the Adjusted Merger Consideration and (ii) Halliburton, Dresser and Merger Sub shall not have any further obligations under this
Article IX at the time when Dresser has paid indemnification hereunder in amounts equal in the aggregate to the Adjusted Merger Consideration; and

   (c) Notwithstanding anything herein to the contrary, in no event shall the aggregate Liability of the Signatory Stockholders under this Article IX exceed the sum of Twenty-Five Million Dollars ($25,000,000) (the "Loss Ceiling"). In addition, the Signatory Stockholders shall not be obligated to indemnify any of the Halliburton Indemnified Persons until the cumulative aggregate Loss actually incurred by such Halliburton Indemnified Persons for which such Halliburton Indemnified Persons are eligible to seek indemnification pursuant to Section 9.01 exceeds the sum of Five Million Dollars ($5,000,000). Notwithstanding anything to the contrary contained in this Agreement, no individual Signatory Stockholder shall have any further obligations under this
Article IX at the time when such Signatory Stockholder has paid indemnification hereunder in an amount equal to the lesser of (i) the Loss Ceiling or (ii) one-half ( 1/2) of the product of (y) the Halliburton Share Value and (z) the number of shares of Halliburton Stock owned by such Signatory Shareholder.

   9.05 Exclusive Remedies; Additional Limitations.

   (a) Halliburton, Dresser, Merger Sub, the Company and the Signatory Stockholders acknowledge and agree that following the Closing, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of each party for any breach by another party of the representations and warranties in this Agreement and for any failure by another party to perform and comply with any covenants and agreements that, by their terms, were to have been performed or complied with by such party prior to the Closing.

   (b) Except as set forth in this Agreement, the parties hereto are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

   (c) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have any liability under any provision of this Agreement for any consequential or punitive damages.

   (d) Notwithstanding anything to the contrary contained in this Agreement, Halliburton, Dresser and Merger Sub shall not be entitled to indemnity hereunder if and to the extent that there is a specific reserve for such matter reflected on the Closing Balance Sheet with respect thereto.

                                   ARTICLE X

                             Termination and Waiver

   10.01 Termination. This Agreement may be terminated at any time prior to the
Closing:

     (a) by Dresser upon five Business Days notice following a material breach of any representation, warranty, covenant or agreement on the part of the Company or any Signatory Stockholder set forth in this Agreement, or if any representation or warranty of the Company or any Signatory Stockholder shall have become untrue, in either case such that the conditions set forth in Sections 8.01 and 8.03 would not be satisfied; provided, however, that, if such breach is curable by the Company or such Signatory Stockholder, as appropriate, through the exercise of commercially reasonable efforts and for so long as the Company or such Signatory Stockholder, as appropriate, continues to exercise such commercially reasonable efforts after written notice thereof from Dresser to the Company or such Signatory Stockholder, Dresser may not terminate this Agreement under this Section 10.01(a);

     (b) by the Company upon five Business Days notice following a material breach of any representation, warranty, covenant or agreement on the part of Halliburton, Dresser or Merger Sub set forth in this Agreement, or if any representation or warranty of Halliburton, Dresser or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.01 and 8.02 would not be satisfied; provided, however, that, if such breach is curable by Halliburton, Dresser or Merger Sub through the exercise of its commercially reasonable efforts and Halliburton, Dresser or Merger Sub continues to exercise such commercially reasonable efforts after written notice thereof from the Company to Dresser, the Company may not terminate this Agreement under this Section 10.01(b).

     (c) by either the Company or Dresser if the Closing shall not have occurred by December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 10.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

     (d) by either Dresser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

     (e) by the mutual written consent of the Company and Dresser.

   10.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 6.03 and 11.02 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement.

   10.03 Waiver. Dresser may (a) extend the time for the performance of any of the obligations or other acts of any other party other than Halliburton, Dresser or Merger Sub, (b) waive any inaccuracies in the representations and warranties of any other party other than Halliburton, Dresser or Merger Sub contained herein or in any document delivered by such other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party other than Halliburton, Dresser or Merger Sub contained herein. Prior to the Effective Time, the Company may (a) extend the time for the performance of any obligations or other acts of Halliburton, Dresser or Merger Sub, (b) waive any inaccuracies in the representations and warranties of Halliburton, Dresser or Merger Sub contained herein or delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of Halliburton, Dresser or Merger Sub contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE XI

                               General Provisions

   11.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements set forth in this Agreement or in any certificate delivered pursuant hereto shall survive the Effective Time for a period of one year following the Closing Date, except that the provisions of Articles III, IX, XI and XII and Sections 6.03, 6.12, 7.01 and 10.03 shall survive the Effective Time indefinitely or for such shorter period as may be specifically provided for therein.

   11.02 Expenses. Subject to the adjustments to the Merger Consideration to determine the Adjusted Merger Consideration as provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing occurs. The parties hereto agree that all fees of Shook, Hardy & Bacon L.L.P. relating to services provided to the Company by Shook, Hardy & Bacon L.L.P. prior to the Closing shall be paid in full in immediately available funds by the Company on the Closing Date.

   11.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, facsimile or by registered or certified United States mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

     (a) if to the Company or the Surviving Corporation:

      Magic Earth, Inc.
      2000 West Sam Houston Parkway South, Suite 750
      Houston, Texas 77042
      Attn: Michael J. Zeitlin
      Facsimile: 832.200.4798

      with a copy to:

      Shook, Hardy & Bacon L.L.P.
      Chase Tower
      600 Travis, Suite 1600
      Houston, Texas 77002
      Attn: Mont P. Hoyt, Esq.
      Facsimile: 713.227.9508

      After the Closing, with a copy to:

      Dresser Industries, Inc.
      3600 Lincoln Plaza
      500 North Akard Street
      Dallas, Texas 75201-3391
      Attn: Vice President and Secretary
      Facsimile: 214.978.2658

     (b) if to Halliburton, Dresser or Merger Sub:

      Dresser Industries, Inc.
      3600 Lincoln Plaza
      500 North Akard Street
      Dallas, Texas 75201-3391
      Attn.: Vice President and Secretary
      Facsimile: 214.978.2783
      with a copy to:

      Halliburton Company
      3600 Lincoln Plaza
      500 North Akard Street
      Dallas, Texas 75201-3391
      Attn.: Executive Vice President and General Counsel
      Facsimile: 214.978.2658

     (c) if to any Signatory Stockholder:

      Yin L. Cheung
      5906 Bayberry Way
      Sugar Land, Texas 77479

      Michael J. Zeitlin
      12506 Old Oaks
      Houston, Texas 77024

   11.04 Public Announcements. Except as otherwise required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media without the prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

   11.05 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

   11.07 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   11.08 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise without the prior written consent of the parties hereto, which consent may be granted or withheld in the sole discretion of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Articles III, VII, IX and XII and
Section 6.12 (collectively, the "Third Party Provisions"), nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

   11.09 Amendment. This Agreement (except for Article XII) may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of, Halliburton, Dresser, Merger Sub, the Company, and the Signatory Stockholders.

   11.10 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Any action or proceeding arising out of or relating to this Agreement may be heard and determined in any state or federal court located in Harris County, Texas. In connection with the foregoing, each of the parties to this Agreement irrevocably (a) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in Harris County, Texas, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) hereby consents to service of process pursuant to the notice provisions set forth in Section 11.03.

   11.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

   11.12 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

                                  ARTICLE XII

                      Agreement Among Stockholder Parties

   12.01 Applicability. The Signatory Stockholders agree as among themselves as set forth in this Article XII.

   12.02 Rights of Spouses.

   (a) This Agreement does not in any way alter or affect the status of the Company Common Stock as community property or separate property under the laws of any state or under any binding agreements as to such status. In the event any shares of the Company Common Stock constitute or are claimed to constitute community property, or are subject to or are claimed to be subject to an equitable lien or charge in favor of the marital community of any Signatory Stockholder and his or her spouse ("Spouse"), then such Spouse agrees not to assert any claim or to take any other action based on such community interest or lien or charge which would frustrate the purposes sought to be achieved by this Agreement, and instead such Spouse shall be bound by this Agreement and cooperate with the ends herein sought to be achieved in every respect. To the extent any Spouse has a property interest in the Company Common Stock, such Spouse, through execution and delivery of this Agreement, does hereby grant, sell, convey and assign to Dresser, effective at the Closing, all of such Spouse's property interest in such shares of the Company Common Stock.

   (b) Each Spouse hereby invests the Signatory Stockholder to whom the Spouse is married (and such Signatory Stockholder's legal representative) with a durable power of attorney coupled with an interest to make changes, additions, or amendments to this Agreement (including, without limitation, termination of this Agreement) and the power to execute assignments which would convey the Spouse's community interest, if any, in the Stock, without the necessity of notifying or obtaining such Spouse's consent or signature, with such durable power of attorney to survive the Spouse's disability or incapacity. Each Spouse hereby authorizes the Signatory Stockholder to whom the Spouse is married to execute on the Spouse's behalf the Signatory Stockholder's Release in the form of Exhibit H.

   IN WITNESS WHEREOF, the Company, Halliburton, Dresser, Merger Sub and the Signatory Stockholders have caused this Agreement to be executed as of the date first written above.

                                          Halliburton:

                                          HALLIBURTON COMPANY

                                                  /s/  Lester L. Coleman
                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Company:

                                          MAGIC EARTH, INC.

                                                    /s/ Michael Zeitlin
                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Dresser:

                                          DRESSER INDUSTRIES, INC.

                                                  /s/  Lester L. Coleman
                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Merger Sub:

                                          HALLIBURTON MS. INC.

                                                  /s/  Lester L. Coleman
                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

   IN WITNESS WHEREOF, the Company, Halliburton, Dresser, Merger Sub and the Signatory Stockholders have caused this Agreement to be executed as of the date first written above.

SIGNATORY STOCKHOLDERS AND CONSENTING SPOUSES:

          /s/ Yin L. Cheung                         /s/ Betty H. Cheung
By: _________________________________     By: _________________________________
         Name: Yin L. Cheung

                                                      Name: (Spouse)

         /s/ Michael Zeitlin                        /s/ Natalie Zeitlin
By: _________________________________     By: _________________________________
      Name: Michael J. Zeitlin                        Name: (Spouse)

                                    ANNEX A

                                  Definitions

   Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

   "Acquisition Proposal" has the meaning specified in Section 6.07.

   "Action" means any claim or any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or otherwise.

   "Adjusted Merger Consideration" has the meaning specified in Section
3.01(c).

   "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person.

   "Assets" shall have the meaning specified in Section 3.09.

   "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Houston, Texas.

   "Certificate of Merger" has the meaning specified in Section 2.02.

   "Closing" has the meaning specified in Section 2.02.

   "Closing Balance Sheet" means the consolidated balance sheet of the Company as of the close of business for the stub period ending on the 5th day immediately preceding the Closing Date.

   "Closing Date" has the meaning specified in Section 2.02.

   "Code" has the meaning specified in the recitals to this Agreement.

   "Company" has the meaning specified in the preamble to this Agreement.

   "Company Certificates" means certificates representing the Shares immediately prior to the Effective Time.

   "Company Common Stock" has the meaning specified in Section 3.01(a).

   "Company Indemnified Persons" has the meaning specified in Section 9.02.

   "Company Stock Option Plan" means the Magic Earth, Inc. 2001 Stock Incentive Plan

   "Company's Disclosure Letter" means the Disclosure Letter, delivered as of the Closing Date by the Company.

   "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

   "Dark Place" means any substantial portion of the source code which is substantially undocumented.

   "Defensible Title" has the meanings specified in Section 4.13(c).

   "DGCL" has the meaning specified in the recitals to this Agreement.

   "Dissenting Shares" has the meaning specified in Section 3.11.

   "Dissenting Stockholder" has the meaning specified in Section 3.11.

   "Dresser" has the meaning specified in the preamble to this Agreement.

   "Easements" means all easements, rights-of-way, licenses, permits, servitudes and similar rights and interests in any way appertaining, belonging, affixed, incidental or applicable to, or used in connection with, the ownership of the Equipment, Real Property or the Operations of the Company.

   "Effective Time" means the date and time of filing the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger).

   "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

   "Environmental Laws" means any Law in effect on the date of this Agreement or on the Closing Date relating to pollution or protection of the environment, health, safety or natural resources, or otherwise arising from the use, handling, transportation, storage, disposal, release or discharge of Hazardous Materials.

   "Equipment" means all equipment, fixtures, physical facilities, inventory, spare parts, supplies, tools, and other tangible personal property owned or leased by the Company and other personal property of any kind on or associated with the Operations of the Company, including communications systems and equipment, which are located on or used in connection with the Operations of the Company.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Exchange Consideration" has the meaning specified in Section 3.01(d).

   "Financial Statements" has the meaning specified in Section 4.07(a).

   "Governmental Authority" means any United States federal, state, local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

   "Governmental Licenses and Permits" has the meaning specified in Section
4.33.

   "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

   "Halliburton" has the meaning specified in the preamble to this Agreement.

   "Halliburton Certificates" has the meaning specified in Section 2.02.

   "Halliburton Indemnified Persons" has the meaning specified in Section 9.01.

   "Halliburton Material Adverse Effect" means any change in or effect on Halliburton or any of its subsidiaries that, individually or in the aggregate with any other changes in or effects on Halliburton or any of its subsidiaries, is materially adverse to the financial condition, business or results of operations of Halliburton and its subsidiaries, taken as a whole; provided, however, that "Halliburton Material Adverse Effect" shall not be deemed to include any changes or effects arising out of events or conditions generally affecting oil and gas exploration and production companies or oil and gas service companies including, without limitation, changes in the price of Hydrocarbons.

   "Halliburton SEC Reports" has the meaning specified in Section 5.09(a).

   "Halliburton Share Value" has the meaning specified in Section 3.01(b).

   "Hazardous Materials" means (a) petroleum, petroleum hydrocarbons, crude oil and petroleum products and any by-products, fractions, derivatives or breakdown products thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof, (b) any radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (c) any other chemicals, materials or substances defined or regulated as toxic or hazardous or as pollutants, contaminants or waste under any applicable Environmental Law.

   "Hedging Transaction" has the meaning specified in Section 4.17.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

   "Hydrocarbons" means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products and other liquid or gaseous hydrocarbons produced in association therewith, including, without limitation, coalbed methane and gas.

   "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables), (c) all obligations of such Person evidenced by notes, bonds, debentures, repurchase and reverse repurchase agreements or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement, in the event of default, are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of others guaranteed by such Person and (h) all surety, performance and maintenance bonds in an amount in excess of $50,000.

   "Indemnified Person" has the meaning specified in Section 9.03(a).

   "Indemnifying Person" has the meaning specified in Section 9.03(a).

   "Intellectual Property" has the meaning specified in Section 4.14(a).

   "IRS" means the Internal Revenue Service of the United States.

   "Knowledge," with respect to:

  (a) the Company, means that which is actually known by any of the Persons set forth on Attachment I hereto or any of the directors of the Company.

   (b) Dresser, means that which is actually known by any of the officers and directors of Dresser.

   (c) Halliburton, means that which is actually known by any of the officers or directors of Halliburton.

   (d) Merger Sub, means that which is actually known by any of the officers or directors of Merger Sub.

   (e) a Signatory Stockholder, means that which is actually known by such Signatory Stockholder.

   "Law" means any federal, state, local or foreign law, statute, ordinance, regulation, rule, code, decree, other requirement or rule of law.

   "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order, and those arising under any contract or agreement.

   "Loss" means any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by a Person, decreased by any Tax benefit enjoyed by such Person in connection with such Loss.

   "Loss Ceiling" has the meaning specified in Section 9.04(c).

   "Material Adverse Effect" means any change in or effect on the Company that, individually or in the aggregate with any other changes in or effects on the Company, is materially adverse to the financial condition, business or results of Operations of the Company, taken as a whole; provided, however, that "Material Adverse Effect" shall not be deemed to include any changes or effects arising out of events or conditions generally affecting oil and gas exploration and production companies or oil and gas service companies (including changes in the price of Hydrocarbons).

   "Material Contracts" has the meaning specified in Section 4.12(a).

   "Merger" has the meaning specified in the recitals to this Agreement.

   "Merger Consideration" means the consideration into which the Shares are converted pursuant to Section 3.01(b) (including any cash in lieu of fractional shares), together with any dividends or other distributions to which the holder of such Shares is entitled pursuant to Section 3.03. If this term is used as an amount (for example, in Sections 3.03(b) and , 10.04(b), shares of Halliburton Common Stock shall be deemed to have a value equal to Halliburton Share Value.

   "Merger Sub" has the meaning specified in the preamble to this Agreement.

   "Non-Proprietary Information" has the meaning specified in Section 6.09.

   "NYSE" means The New York Stock Exchange.

   "Operations" means the development of exploration and production information systems and services for use in the oil and gas industry.

   "Owned Software" has the meaning specified in Section 4.14(b).

   "Permitted Encumbrances" means: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable or, if due, which are being challenged by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in the Company's financial statements; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course and with respect to which the underlying obligation is not delinquent or is being contested in good faith; and (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

   "Person" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

   "Plans" has the meaning specified in Section 4.15(a).

   "Properly Completed Transmittal Letter" means a Transmittal Letter properly completed, signed and submitted to the Company and accompanied by (i) Company Certificates to be surrendered therewith, (ii) an affidavit of lost stock certificate with respect thereto as provided by and in compliance with Section
3.06 and the Transmittal Letter or (iii) a properly completed notice of net exercise with respect to options to acquire Company Common Stock together with all underlying original option agreements. Dresser shall determine in its reasonable discretion whether a Transmittal Letter has been properly completed, signed and submitted and to disregard immaterial defects in a Transmittal Letter. The decision of Dresser in these matters shall be conclusive and binding.

   "Property" or "Properties" mean the leaseholds and Real Property.

   "Real Property" has the meaning specified in Section 4.13(c).

   "Reference Balance Sheet" means the consolidated balance sheet of the Company, dated as of December 31, 2000, included in the Financial Statements.

   "Registration Statement" has the meaning specified in Section 8.01(d).

   "Representatives" has the meaning specified in Section 6.02.

   "SEC" means the United States Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Severance Plan" means the Severance Pay Plan and Summary Plan Description and the form of Severance Agreement provided for thereunder.

   "SGI Computer Hardware" means any of the equipment identified in Exhibit A-
6.

   "Shareholders' Agreement" means that certain Shareholders' Agreement, dated January 31, 2001 by and among the parties on the Stockholders' List.

   "Shares" has the meaning specified in Section 3.01(a).

   "Signatory Stockholders" has the meaning specified in the preamble to this Agreement.

   "Software" has the meaning specified in Section 4.14(b).

   "Source Code" has the meaning specified in Section 4.14(i).

   "Spouse" has the meaning specified in Section 12.02(a).

   "Stockholders' List" has the meaning specified in Section 4.02(c).

   "Surviving Corporation" has the meaning specified in Section 2.01(a).

   "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

   "Tax Items" has the meaning specified in Section 4.18(a).

   "Tax Returns" has the meaning specified in Section 4.18(a).

   "Third party Claim" has the meaning specified in Section 9.03(a).

   "Third Party Provisions" has the meaning specified in Section 11.08.

   "Transmittal Letter" means the letter of transmittal in the form of Exhibit I to this Agreement.

   "Unsolicited Offer" has the meaning specified in Section 6.07

                                    ANNEX B

                                WRITTEN CONSENT

                                   IN LIEU OF

                                SPECIAL MEETING

                              OF THE STOCKHOLDERS

                                       OF

                               MAGIC EARTH, INC.

                                       , 2001

   The undersigned, being a majority of the stockholders of Magic Earth, Inc., a Delaware corporation (the "Corporation") and acting pursuant to Section 228 of the General Corporation Law of the State of Delaware, hereby consent to and adopt the following resolutions:

     WHEREAS, the Board of Directors has determined that it is fair to and in the best interests of the Corporation and its stockholders to enter into an Agreement and Plan of Merger (the "Agreement") with Halliburton Company, a Delaware corporation ("Halliburton"), Dresser Industries, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Halliburton ("Dresser"), and Halliburton MS, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Dresser ("Merger Sub"), whereby the Merger Sub will merge with and into the Corporation and the Corporation will survive as a wholly-owned subsidiary of Dresser (the "Merger"); and

     WHEREAS, the Board of Directors has approved the form and terms of the Agreement, a copy of which is delivered herewith.

     NOW, THEREFORE, BE IT RESOLVED that the stockholders signing below do hereby approve the Merger and the Agreement as submitted by the Board of Directors and hereby authorize the Chairman of the Board and the President of the Corporation to execute and file all documents and instruments in the name of the Corporation and to execute and file any certificate or other document required to effectuate the Merger and to consummate the Merger in accordance with the Agreement.

   IN WITNESS WHEREOF, the undersigned stockholders have executed this Written Consent, effective as of the day and year first above written.


_____________________________________     _____________________________________
         Michael J. Zeitlin                  Texaco Development Corporation


_____________________________________     _____________________________________
            Yin L. Cheung                        Silicon Graphics, Inc.


_____________________________________     _____________________________________
   BPA Investment Holding Company         Mitsubishi International Corporation


_____________________________________     _____________________________________
           Mark W. Acosta                            David P. Roman


_____________________________________     _____________________________________
          Daniel G. Siegle                         Tatum M. Sheffield


_____________________________________     _____________________________________
           Barton A. Payne                          Douglas E. Meyer


_____________________________________     _____________________________________
   Elizabeth A. Lorenzetti Harvey                 Christopher J. Chuter


_____________________________________     _____________________________________
          Charles Sembroski                       Andrew S. McClanahan


_____________________________________     _____________________________________
          Pamela J. Griffin                           Jack A. Lees

                                    ANNEX C

               LIST OF EMPLOYEES TO EXECUTE EMPLOYMENT AGREEMENTS

Michael J. Zeitlin
Yin Cheung
Mark W. Acosta
Elizabeth A. Lorenzetti
Charles Sembroski

                                  Attachment I

Michael J. Zeitlin
Yin Cheung

                                   EXHIBIT A

                             CERTIFICATE OF MERGER
                                       OF
                              HALLIBURTON MS, INC.
                                 WITH AND INTO
                               MAGIC EARTH, INC.
                       (Under Section 251 of the General
                   Corporation Law of the State of Delaware)

HALLIBURTON MS, INC. AND MAGIC EARTH, INC. HEREBY CERTIFY THAT:

   1. The name and state of incorporation of each of the constituent corporations are:

     (A) Halliburton MS, Inc., a Delaware corporation ("Merger Sub") and

     (B) Magic Earth, Inc., a Delaware corporation (the "Company").

   2. An Agreement and plan of Merger (the "Merger Agreement") dated as of the . day of April, 2001 by and among Halliburton Company, Dresser Industries,
Inc. Halliburton MS, Inc. and Magic Earth, Inc., each of them a Delaware corporation, has been approved by Halliburton Company as the sole stockholder of Dresser Industries, Inc., Dresser Industries, Inc. as the sole stockholder of Halliburton MS, Inc. and the stockholders of Magic Earth, Inc. The Merger Agreement has been approved, adopted, certified and acknowledged by Halliburton MS, Inc. and Magic Earth, Inc. being each of the constituent corporations thereto, in accordance with provisions of Section 251 of the General Corporation Law of the State of Delaware.

   3. The name of the surviving corporation is Magic Earth, Inc. a Delaware corporation (the "Surviving Corporation").

   4. The Certificate of Incorporation of Magic Earth, Inc. as in effect immediately prior to the effective time of the merger, shall be the Certificate of Incorporation of the Surviving Corporation.

   5. An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at 2000 West Sam Houston Parkway South, Suite 750, Houston, Texas 77042.

   6. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Company or the Merger Sub.

   IN WITNESS WHEREOF, Halliburton MS, Inc. and Magic Earth, Inc. have each caused this Certificate to be signed by a duly authorized officer thereof, as of the . day of . , 2001.

                                          Halliburton MS, Inc.


                                          By: _________________________________
                                          Name:
                                          Title:

                                          Magic Earth, Inc.


                                          By: _________________________________
                                          Name:
                                          Title:

                                  EXHIBIT A-6

                             SGI COMPUTER HARDWARE

1. SGI Onyx 3800 Infinity Reality 3 Graphics System with 16 CPU's, 32 GB RAM, 3 x IR3 Graphics Pipes

2.  SGI TP 9400 Fibrechannel RAID Subsystem

3.  SGI STK 9714 Tape Library Subsystem

4. SGI Onyx 3800 Infinity Reality 3 Graphics System with 32 CPU's, 64 GB RAM, 3 x IR3 Graphics Pipes

5.  SGI TP 9400 Fibrechannel RAID Subsystem

6.  SGI STK 9714 Tape Library Subsystem

                                   EXHIBIT B

                               License Agreement

   THIS LICENSE AGREEMENT (this "Agreement") is made and entered into this
day of      , 2001, by and between MAGIC EARTH, INC. (hereinafter "Licensor"), a Delaware corporation, having an address for purposes of this Agreement at 2000 West Sam Houston Parkway South, Suite 750, Houston, Texas 77042 and (hereinafter "Licensee"), an individual having an address for purposes of this
Agreement at       .

                              W I T N E S S E T H:

   Whereas, Licensor is the licensor of all copyrights and all other intellectual property rights pertaining to the "Owned Software" (defined below); and

   Whereas, Licensor and Licensee, along with others have entered into that certain Agreement and Plan of Merger dated April , 2001 (the "Merger Agreement"); and

   Whereas, as a condition to close the Merger Agreement, Licensor has agreed to grant to Licensee an irrevocable, royalty-free, perpetual, exclusive license to use the Owned Software, subject to the terms and conditions set forth in this Agreement (the "License"); and

   Whereas, pursuant to the terms of the License as set forth herein, Licensor wishes to (1) provide to Licensee copies of the Owned Software; (2) grant Licensee the right to modify the Owned Software for purposes of (A) developing Software for productive personal and/or internal uses (defined below in more specific detail as "Production Software"), and (B) developing Software for integration in Products to be offered to End-Users (defined below in more specific detail as "Product Software"); and (3) grant Licensee the right to copy and use the Production Software for productive personal and/or internal uses, and the right to copy and distribute the Product Software to End-Users; and

   Whereas, pursuant to the terms of the License as set forth herein, Licensee wishes (1) to develop the Production Software and Product Software; and (2) to market the Product Software, as integrated in Products.

   Now, Therefore, in consideration of the premises and the mutual agreements and covenants set forth herein and in the Merger Agreement and for such other valuable consideration, the receipt and sufficiency of which is hereby recognized, the parties do hereby agree as follows:

   1. Definitions

   When used in this Agreement, the definitions set forth in this Article shall apply to the respective capitalized terms:

     1.1 "Closing Date"--This term shall have the same meaning herein as prescribed to it in the Merger Agreement.

     1.2 "Derivative Work"--A work that is based upon the Owned Software, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which the Owned Software may be recast, transformed, or adapted, and that, if prepared without authorization by the Licensor of the Owned Software, would constitute a copyright infringement.

     1.3 "Effective Date"--The date upon which Licensee"s employment is terminated under that Executive Employment Agreement entered into by and between Landmark and Licensee, dated . . , 2001; provided, however, such date shall be no sooner than two (2) years from the Closing Date in the event

  Licensee's employment is terminated for Cause by Employer or without Good Reason by Employee as defined in the executive Employment Agreement.

     1.4 "End-Users"--Any purchaser or potential purchaser of Product(s). End-Users shall not include any person or entity conducting business or otherwise engaged in any industry outside the License Territory.

     1.5 "End-User Copy"--A copy of the Product Software contained in the Products which may be used by End-Users.

     1.6 "Exclusive License Period"--This term shall have the meaning prescribed to it in Section 5 of this Agreement.

     1.7 "License Territory"--Any worldwide industry except for the oil and gas and the engineering and construction industries.

     1.8 "Merger Agreement"--This term shall have the meaning prescribed to it in the Recitals to this Agreement.

     1.9 "New Work"--A work that is based upon the Owned Software, such as a revision, modification, translation (including compilation or recapitulation by computer), abridgment, condensation, expansion, or any other form in which the Owned Software may be recast, transformed, or adapted, and that, if prepared without authorization by the Licensor of the Owned Software, would not constitute a copyright infringement.

     1.10 "Owned Software"--This term shall have the same meaning herein as prescribed to it in the Merger Agreement but updated to include all Software to which Licensor has obtained an ownership interest between the Closing Date and the Effective Date.

     1.11 "Product(s)"--Computer program(s) in object code form developed, tested, and verified by Licensee and all related documentation containing Product Software which Licensee decides to market to End-Users.

     1.12 "Product Software"--Software developed by Licensee specifically for the purpose of integrating it into Product(s).

     1.13 "Production Software"--Software developed by Licensee specifically for productive personal and/or internal uses.

     1.14 "Software"--This term shall have the same meaning herein as prescribed to it in the Merger Agreement.

   2. Licensor's Obligations

   Licensor shall deliver to Licensee two (2) complete copies of the Owned Software within ten (10) business days following the Effective Date of this Agreement.

   3. Licensee's Obligations

   Licensee hereby assumes all responsibility for: (1) Licensee's use of the Owned Software and the results obtained therefrom; and (2) any failure of Licensee to protect Licensor's rights in accordance with Section 7 of this Agreement.

   4. Grant and Acceptance of License

   Licensor hereby agrees to grant to Licensee on the Effective Date, and Licensee hereby agrees to accept from Licensor, an irrevocable, royalty-free, perpetual, exclusive license:

  (a) to use, copy, test and evaluate the Owned Software and to prepare Derivative Work and/or New Work therefrom for purposes of developing Production Software and Product Software;

  (b) to copy, merge, or incorporate Product Software into other computer programs in connection with the design, development, and manufacture of Products;

  (c) to display, sell, license, or otherwise transfer or distribute copies of Product Software to End-Users for use in and as part of Product(s);

  (d) to make and use copies of Product Software for purposes of marketing, training and demonstrations related to Product(s);

  (e) to copy and use the Production Software for productive personal and/or internal uses

  (f) to make backup copies of the Owned Software and the Production Software as needed; and

  (g) to authorize End-Users, to produce one backup copy of the Product Software licensed to such End-Users.

   5. Exclusive License Period.

   The rights granted under the License shall be exclusive to Licensee for a period two (2) years extending from the Effective Date of this Agreement (the "Exclusive License Period"). After the expiration of the Exclusive License Period, the License shall become non-exclusive.

   6. License Territory.

   The License and all rights granted thereunder shall be limited to the License Territory.

   7. Protection.

   7.1 Owned Software. Licensee agrees that the Owned Software contains confidential information of Licensor, and embodies trade secrets developed by Licensor at substantial cost and expense. Licensee shall hold the Owned Software and any Derivative Work which it may develop in confidence for Licensor. Licensee shall employ reasonable secrecy precautions, at least as protective as the precautions it uses to protect its own proprietary computer programs, to protect the Owned Software and any Derivative Work from unauthorized copying, use, or disclosure. Licensee shall allow access to the Owned Software only to employees and contractors of Licensee who are performing services for Licensee related to the purposes of this Agreement, who have a need to know the information contained in the Owned Software, and upon whom Licensee has imposed a legal duty to protect the Owned Software from unauthorized copying, use, or disclosure. Licensee shall allow access to Derivative Work only to authorized employees, contractors or End-Users upon whom Licensee has imposed a legal duty to protect such Derivative Work from unauthorized copying, use, or disclosure. Licensee agrees to use its best efforts to prevent, prosecute, and enjoin any actual or threatened unauthorized copying, use, or disclosure of the Owned Software and or any Derivative Work.

   7.2 Contracts. Licensee shall use its best efforts to prevent, prosecute, and enjoin any unauthorized copying, distribution, reverse engineering, and reverse compiling of the Production Software or Product Software, through appropriate restrictive contracts with its employees, consultants, End-Users and other third parties, and shall pursue appropriate actions to enforce such protection provisions. Notwithstanding the previous sentence, Licensee shall have no obligation to protect any Production Software or Product Software to the extent that such Production Software or Product Software is New Work and does not substantially reveal or allow the reverse engineering of the Owned Software.

   8. Warranties and Limitation of Liability.

   Licensor makes no warranty that all errors have been or can be eliminated from the Owned Software, and Licensor shall not be liable or responsible for losses of any kind resulting from the use of the Owned Software by Licensee for developmental or productive use or in Products, including any liability for business expense; machine downtime; or damages caused to Licensee or End-Users by any attendant or consequent deficiency, defect, error, or malfunction. LICENSOR DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO OWNED SOFTWARE, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY. In no event shall Licensor be liable to Licensee for any lost profits or other incidental or consequential damages relating to the subject matter of this Agreement.

   9. Marking Of Products.

   All Owned Software, Derivative Work and Products containing Owned Software or Derivative Work shall be marked with Licensor's copyright and other proprietary notices. However, Licensee may mark with its own copyright notice and register New Work prepared by Licensee, provided that the Owned Software is identified in any such registration as pre-existing work of Licensor. The parties agree to cooperate in all copyright registrations and to provide to each other information and documents required for such registration.

   10. Indemnification.

   Infringement. Licensor shall have no obligation under this Agreement with respect to any claim of infringement of patent, copyright, trade secret, or similar proprietary right based upon the Owned Software supplied hereunder or with respect to Licensee's modification of the Owned Software or its combination, operation, or use with programs whether or not supplied by Licensor.

   11. Miscellaneous.

   11.1 No Assertion of Rights by Licensee in Owned Software. It is expressly understood and agreed that, as between Licensor and Licensee, all right, title, and interest in and to the Owned Software (both as independent works and as underlying work serving as a basis for any Derivative Work thereto) and any other material furnished to Licensee under this Agreement vest solely and exclusively in Licensor, and Licensee shall neither derive nor assert any title or interest in or to such items except for the rights and license granted to Licensee under this Agreement.

   11.2 No Assertion of Rights by Licensor in New Work. It is expressly understood and agreed that, as between Licensor and Licensee, all right, title, and interest in and to any New Work vest solely and exclusively in Licensee, and Licensor shall neither derive nor assert any title or interest in or to such New Work, provided, however, Licensor shall be provided with a royalty-free copy of any New or Derivative Work developed within two (2) years of the Effective Date for use in the oil and gas industry and the engineering and construction industry, subject to the terms and conditions in Sections 7, 8, 9 and 10 of this Agreement with respect to Licensor's use of any copy of the New or Derivative Work.

   11.3 Independent Contractor Status. Licensee is an independent contractor under this Agreement, and nothing herein shall be construed to create any partnership, joint venture, or agency relationship between the parties hereto. Licensee is granted no authority under this Agreement to enter into agreements of any kind on behalf of Licensor, or to bind or obligate Licensor in any manner to any third party.

   11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, facsimile or by registered or certified United States mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

     (a) if to the Licensor:

    Magic Earth, Inc.
    2000 West Sam Houston Parkway South, Suite 750
    Houston, Texas 77042
    Attn: Michael J. Zeitlin
    Facsimile: 832.200.4798

    with a copy to:

    Shook, Hardy & Bacon L.L.P.
    Chase Tower
    600 Travis, Suite 1600
    Houston, Texas 77002
    Attn: Mont P. Hoyt, Esq.
    Facsimile: 713.227.9508

    After the Closing, with a copy to:

    Dresser Industries, Inc.
    3600 Lincoln Plaza
    500 North Akard Street
    Dallas, Texas 75201-3391
    Attn: Vice President and Secretary
    Facsimile: 214.978.2658

     (b) if to any Signatory Stockholder:
    ________________
    ________________
    ________________

   11.5 Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement shall be governed by and determined in accordance with the laws of the State of Texas.

   11.6 No Waiver. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as nor constitute a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

   11.7 Assignment. Licensee may, without the prior consent of Licensor, assign his rights and obligations under this Agreement to any person or entity which at the time of such assignment is not conducting business or otherwise engaged in any industry outside the License Territory.

   11.8 Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's reasonable control, including, but not limited to, acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

   11.9 Scope of Agreement, Amendment. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive statement of the Agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating to the Owned Software. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and that is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the above first mentioned date.

LICENSOR

                                          LICENSEE

Magic Earth, Inc.



By: _________________________________     _____________________________________

Name: _______________________________     _____________________________________

Title:_______________________________

                                   EXHIBIT C

                               LICENSE AGREEMENT

   THIS LICENSE AGREEMENT (the "Agreement"), made and entered into as of the . day of . , 2001, by and between . , a Delaware corporation (the
"Licensee"), and  . , a natural person residing in  .  (hereinafter
"Licensor");

                                  WITNESSETH:

   WHEREAS, Licensor desires to license (other than as expressly excepted below) to Licensee all of Licensor's right, title, and interest in and to all of the business and properties, tangible and intangible, that Licensor owns, possesses, or controls and has placed in use, or otherwise contributed, in furtherance of the business carried on by Magic Earth, Inc. (the "Assets"), specifically the computer programming that has the purpose and effect of providing visualization and processing of data necessary to display a 3D seismic cube and a transparent probe to track geologic features, including all associated intellectual property rights (the "Software"), and Licensee desires to accept such assignment;

   AND WHEREAS, the parties hereto wish to make certain other agreements;

   NOW THEREFORE, for ten dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby mutually acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   Section 1. License, Transfer, Grant and Assignment

   1.1 Conveyance of Rights. Licensor hereby licenses, transfers, grants, conveys, assigns, and relinquishes exclusively to Licensee all of Licensor's right, title, and interest in and to the Assets, in perpetuity (or for the longest period of time otherwise permitted by law), including the following business and properties.

     1.1.1 All right, title, interest, and benefit (including to make, use, or sell under patent law; to copy, adapt, distribute, display, and perform under copyright law; and to use and disclose under trade secret law) of Licensor in and to all United States and foreign patents and patent applications, patent license rights, patentable inventions, trade secrets, trademarks, service marks, trade names (including, in the case of trademarks, service marks and trade names, all goodwill appertaining thereto), copyrights, technology licenses, know-how, confidential information, shop rights, and all other intellectual property rights owned or claimed by Licensor embodied in the Assets.

     1.1.2 All right, title, interest, and benefit of Licensor and all powers and privileges of Licensor, in, to, and under all technical data, drawings, prototypes, engineering files, system documentation, flow charts, and design specifications acquired or developed by Licensor in connection with the development of the programming, inventions, processes, and apparati entailed by the Assets.

   1.2 Further Assurances. Licensor shall execute and deliver, from time to time after the date hereof upon the request of Licensee, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Assets to Licensee, or the original ownership of all the Assets on the part of Magic Earth, Inc., to the fullest extent possible. Licensor therefore agrees to:

     1.2.1 Execute, acknowledge, and deliver any affidavits or documents of license, assignment and conveyance regarding the Assets;

     1.2.2 Provide testimony in connection with any proceeding affecting the right, title, interest, or benefit of Licensee and to the Assets;

     1.2.3 Perform any other acts deemed necessary to carry out the intent of this Agreement.

   1.3 Acknowledgment of Rights. In furtherance of this Agreement, Licensor hereby acknowledges that, from this date forward, Licensee has succeeded to all of Licensor's right, title, and standing to:

     1.3.1 receive all rights and benefits pertaining to the Assets;

     1.3.2 institute and prosecute all suits and proceedings and take all actions that Licensor, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all of the Assets;

     1.3.3 defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and do all other such acts and things in relation thereto as Licensee, in its sole discretion, deems advisable.

   1.4 Return of Materials. Licensor shall immediately surrender to Licensee all materials and work product in Licensor's possession or within Licensor's control (including all copies thereof) relating in any way to the Assets.

   1.5 Power of Attorney. To effectuate the terms of this Section 1, Licensor hereby names and irrevocably constitutes and appoints Licensee, with the full power of substitution therein, as Licensor's true and lawful attorney-in-fact to exercise the rights licensed, assigned and conveyed hereby.

   Section 2. Representation and Warranties

   2.1 Licensor represents and warrants that no consents of any other parties are necessary or appropriate under any agreements concerning any of the Assets in order for the transfer and assignment of any of the Assets under this Agreement to be legally effective.

   2.2 Licensor represents and warrants that, to the best of Licensor's knowledge, upon consummation of this Agreement, Licensee shall have good and marketable title to the Assets, free and clear of any and all liens, mortgages, encumbrances, pledges, security interests, or charges of any nature whatsoever.

   Section 3. Miscellaneous

   3.1 This Agreement shall inure to the benefit of, and be binding upon, the parties hereto together with their respective legal representatives, successors, and assigns.

   3.2 This Agreement shall be governed by, and construed in accordance with the law of the State of Texas, without regard to principles of conflicts of law.

   3.3 This Agreement and the Agreement and Plan of Merger dated as of . . , 2001 merge and supersede all prior and contemporaneous agreements, assurances, representations, and communications between or among the parties hereto concerning the matters set forth herein.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


LICENSOR: ___________________________
Name:


LICENSEE: ___________________________


By: _________________________________


Date: _______________________________

                                   EXHIBIT D

                              EMPLOYMENT AGREEMENT

   This Employment Agreement ("Agreement"), is entered into by and between
Landmark Graphics Corp., having a principal place of business at       ,
Houston, Texas    ("Employer") and       , having a principal residence at
       ("Employee"), to be effective on the   day of      , 2001 (the
"Effective Date").

                              W I T N E S S E T H:

   Whereas, Employee is currently employed by Landmark Graphics Corp., a wholly-owned subsidiary of Dresser Industries, Inc., a wholly-owned subsidiary of Halliburton Company; and

   Whereas, Employer desires to employ Employee after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of being hired by Employer pursuant to such terms and conditions and for such consideration.

   Now, Therefore, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

Article 1: Employment and Duties:

   1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date of termination of Employee's employment pursuant to the provisions of Article 3 (the "Term"), subject to the terms and conditions of this Agreement.

   1.2 Beginning as of the Effective Date, Employee shall be employed as . Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such positions, and such other services as may be reasonably requested from time to time.

   1.3 Employee shall at all times comply with and be subject to such policies and procedures as Halliburton Company ("Halliburton") or Employer may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the "Code of Business Conduct").

   1.4 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business or activity that interferes with Employee's performance of Employee's duties hereunder, or is contrary to the interest of Halliburton or any of its affiliated subsidiaries and divisions, including Employer (collectively, the "Halliburton Entities" or, individually, a "Halliburton Entity"). The foregoing notwithstanding, the parties recognize and agree that Employee may (a) engage in personal investments and other business activities which do not conflict with the business and affairs of the Halliburton Entities or interfere with Employee's performance of his duties hereunder, (b) purchase securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of Employer, (c) participate in conferences, prepare or publish papers or books or teach so long as the Employer's designee approves of such activities prior to Employee's engaging in them and (d) participate in charitable community affairs. Prior to commencing any activity described in clause (c) above, Employee shall inform the Employer's designee in writing (including e-mail) of any such activity. Employee may not serve on the board of directors of any entity other than a Halliburton Entity during the Term without prior approval in accordance with Halliburton's policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

   1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and the other Halliburton Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Halliburton Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duty to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Halliburton Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with Halliburton's policies and procedures.

   1.6 Nothing contained herein shall be construed to preclude the transfer of Employee's employment to another Halliburton Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment.

Article 2: Compensation and Benefits:

   2.1 Employee's base salary during the Term shall be not less than        per
annum which shall be paid in accordance with the Employer's standard payroll practice for its similarly situated employees. Employee's base salary may be increased from time to time with the approval of the Compensation Committee of Halliburton's Board of Directors (the "Compensation Committee") or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee. Any Guaranteed Payments shall not constitute a distribution right or a distribution or allocation of profits. A "Guaranteed Payment" shall mean a payment of compensation including, for example, salaries and bonuses, which are determined without regard to income pursuant to Section 707(c) of the Internal Revenue Code.

   2.2 During the Term, Employee shall participate in the Halliburton Annual Performance Pay Plan, or any successor annual incentive plan approved by the Compensation Committee; provided, however, that all determinations relating to Employee's participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee's level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted pursuant to such plan's terms.

   2.3 Employer shall grant to Employee under the Halliburton Company 1993
Stock and Long-Term Incentive Plan (the "1993 Plan")    shares of Halliburton
common stock subject to restrictions.

   2.4 During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

   2.5 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other similarly situated employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer or Halliburton to all or substantially all of Employer's similarly situated employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Employer, Employee shall be eligible to receive awards under the 1993 Plan or any successor stock-related plan adopted by Halliburton's Board of Directors; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Compensation Committee or its delegate, as applicable.

   2.6 Neither Halliburton nor Employer shall by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan, so long as such actions are applicable to covered employees generally.

   2.7 Employer may withhold from any compensation, benefits, or amounts payable to Employee under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

   2.8 The parties acknowledge that if Employer changes its principal place of business outside of Houston, Texas, Employee may be required to change his principal residence to perform hereunder. Employer shall pay all the costs and reasonable expenses of Employee and his family connected with such relocation in accordance with Employer's applicable policies and procedures.

   2.9 Employee shall have at least    of paid vacation during each calendar
year of employment.

   2.10 Employee shall be authorized to travel in business class, or its equivalent, in accordance with Employer's applicable policies and procedures.

Article 3: Termination of Employment and Effects of Such Termination:

   3.1 Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Permanent Disability (as defined below), or (iii) at any time by Employer upon notice to Employee, or by Employee upon thirty (30) days' notice to Employer, for any or no reason.

   3.2 If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Article 3.3 hereof:

     (i) Death.

     (ii) Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Compensation Committee.

     (iii) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. "Good Reason" shall mean a termination of employment by Employee because of (a) a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period; (b) a material reduction in Employee's rank or responsibility with Employer as defined in Article 1.2; (c) a transfer of Employee's employment to a Subsequent Employer as defined in
  Article 1.6; (d) a Change of Control in Employer (as defined below); (e) action taken by Halliburton or Employer as described in Article 2.6 which may have a material adverse effect on Employee, (f) any change in the principal place of business of Employer outside Houston, Texas, which requires the relocation of Employee, or (g) a change in the President of Magic Earth, Inc. and Landmark Graphics Corp. A "Change of Control" means:
  (a) the sale by the Employer of all or substantially all of its assets to any "Person" (as such term in used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934), the consolidation of the Employer with any Person, or the merger of the Employer with any Person, or (b) the sale or transfer by one or more of the Employer's shareholders, in one or more transactions, related or unrelated to one or more Persons under circumstances whereby any Person and its "Affiliates" (as such term is hereinafter defined) shall own as a result of such sale or transfer and thereafter, at least one-half of the outstanding shares of the Employer. Nothing contained in the definition of Change of Control shall limit or restrict the right of Employee from participating in any discussions or voting on any matter referred to in said definition. An "Affiliate" shall mean any person that directly or indirectly through one or more intermediaries, controls or is controlled by, or under common control with, any other person.

     (iv) Termination for Cause. Termination of Employee's employment by Employer for Cause. "Cause" shall mean any of the following: (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee's final conviction of a felony, (c) a material violation of the Code of Business Conduct or (d) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach to Employee by Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period. Determination as to whether or not Cause exists for termination of Employee's employment will be made by the Compensation Committee or its delegate.

   In the event Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this Article 3.2. Employee, or his or her estate in the case of Employee's Death or Permanent Disability, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer's or Halliburton's plans for years prior to the year of Employee's termination of employment, but shall not be entitled to any bonus or incentive compensation for the year in which he or she terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's or Halliburton's employee benefit plans (as referenced in Article 3.4), stock, stock option or incentive plan(s), or the applicable agreements underlying such plans. Such amounts shall be paid to Employee in accordance with the terms of such employee benefit plan(s).

   3.3 If Employee's employment is terminated by Employee for Good Reason or by Employer for any reason other than as set forth in Article 3.2 above Employee shall be entitled to each of the following:

     (i) To the extent not otherwise specifically provided in any underlying restricted stock agreements, all shares of Halliburton common stock previously granted to Employee under the 1993 Plan, and any similar plan adopted by Halliburton in the future, which at the date of termination of employment are subject to restrictions (the "Restricted Shares") will be treated in a manner consistent with Halliburton's past practices for treatment of Restricted Shares held by employees whose employment was involuntarily terminated by a Halliburton Entity for reasons other than Cause, which, in most instances, have been to forfeit the Restricted Shares and pay to such employee a lump sum cash payment equal to the value of the Restricted Shares (based on the closing price of Halliburton common stock on the New York Stock Exchange on the date of termination of employment); although in some cases, Halliburton has, in lieu of, or in combination with, the foregoing and in its discretion, caused the forfeiture restrictions with respect to all or a portion of the Restricted Shares to lapse and provided for the retention of such shares by such employee.

     (ii) Subject to the provisions of Article 3.4, Employer shall pay to Employee a severance benefit consisting of a single lump sum cash payment equal to two years' of Employee's base salary as in effect at the date of Employee's termination of employment. Such severance benefit shall be paid no later than sixty (60) days following Employee's termination of employment.

     (iii) Employee shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer or Halliburton's plans for years prior to the year of Employee's termination of employment. Such amounts shall be paid to Employee in a single lump sum cash payment no later than sixty (60) days following Employee's termination of employment.

     (iv) Employee shall be entitled to any individual bonuses or individual incentive compensation under Employer or Halliburton's plans for the year of Employee's termination of employment determined as if Employee had remained employed by the Employer for the entire year. Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees except that no portion of such amounts shall be deferred to future years.

     (v) Employee shall be entitled to thirty (30) days' written notice of termination by Employer for any reason other than as set forth in Article 3.2.

   3.4 The severance benefit paid to Employee pursuant to Article 3.3 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under
Article 4. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Halliburton Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other Halliburton Entities or the termination of such employment. The performance of Employer's obligations under Article 3.3 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Article 3.3 is owing and the amounts due Employee pursuant to Article 3.3 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under Article 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with Employer. Employee agrees that all disputes relating to Employee's termination of employment, including, without limitation, any dispute as to "Cause" or "Voluntary Termination" and any claims or demands against Employer or Halliburton based upon Employee's employment for any monies other than those specified in Article 3.3, shall be resolved through the Halliburton Dispute Resolution Plan as provided in Article 5.6 hereof. Nothing contained in this
Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer or Halliburton except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer or Halliburton other than as expressly provided herein.

   3.5 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Article 4. Employer's sole and exclusive rights and remedy against Employee and the Employee's sole and exclusive liability to Employer under this Agreement in contract, tort or otherwise, shall be limited to the Employee's termination for Cause pursuant to Article 3.2(iii); provided, however, Employer is not limited to such termination in the event that Employee commits a violation of law or a material breach of any material provision of Article 4 that is not corrected in accordance with the terms of Article 3.2(iii). Notwithstanding any contrary provision in this Agreement, neither the Employer nor Employee shall be liable for indirect, consequential, special or punitive damages or lost profits, regardless of whether the possibility of such damage or loss was disclosed or reasonably foreseen.

Article 4: Ownership and Protection of Intellectual Property and Confidential
Information:

   4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of its affiliates (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or its affiliates, as the case may be. The business, products or services of Employer are defined as, and limited to, the business of Landmark Graphics Corp. and Magic Earth Inc.

   4.2 Employee acknowledges that the business of Employer and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, as well as the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position.

   4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer for any reason, Employee promptly shall deliver the same and all copies thereof, to Employer.

   4.4 For purposes of this Article 4, "affiliates" shall mean entities in which Employer or Halliburton has a 20% or more direct or indirect equity interest.

Article 5: Miscellaneous:

   5.1 Except as otherwise provided in Article 4.4 hereof, for purposes of this Agreement, the term "affiliates" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Halliburton. "Control" means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or voting interest of such entity.

   5.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by Employee, Halliburton or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employer or Halliburton:       Landmark Graphics Corp.
                                          15150 Memorial Drive
                                          Houston, Texas 77079-4304

                                          Attn:

   If to Employee, to his last known principal residence.

   5.3 This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the Halliburton Dispute Resolution Plan and the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

   5.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

   5.5 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

   5.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Halliburton Dispute Resolution Plan; provided, however, that the Employer, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Article 4. The parties agree that the resolution of any such dispute through the Halliburton Dispute Resolution Plan shall be final and binding.

   5.7 This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Halliburton and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer or Halliburton by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

   5.8 This Agreement replaces and supercedes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement,
and the Use, Disclosure and Competition Agreement dated       , constitute the
entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. To the extent there are any conflicts between the terms of this Agreement and the terms of the Use, Disclosure and Competition Agreement, the terms of the Use, Disclosure and Competition Agreement shall control. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

   In Witness Whereof, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

                                          Employer: Landmark Graphics
                                           Corporation


                                          By: _________________________________


                                          Name: _______________________________


                                          Title: ______________________________

                                          Employee:


                                          _____________________________________


                                          _____________________________________

                                   EXHIBIT E

                   Use, Disclosure and Competition Agreement

   This Use, Disclosure and Competition Agreement, dated as of  .   . , 2001
(this "Agreement" is by and between Landmark Graphics Corporation, a Delaware
corporation ("Landmark") and        , a natural person, residing at the address
shown below, (the "Seller") who is also referred to herein as a stockholder ("Stockholder") of Magic Earth, Inc. ("Magic Earth").

   Whereas, the Seller is a Stockholder of Magic Earth, and

   Whereas, Magic Earth has agreed to be acquired by Dresser Industries, Inc. ("Dresser"), a wholly-owned subsidiary of Halliburton Company ("Halliburton"), and

   Whereas, Seller, as a Stockholder of Magic Earth, has approved the merger pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and between the Stockholder, Magic Earth, Dresser, Halliburton MS, Inc. and
Halliburton dated as of      , 2001, and

   Whereas, pursuant to the Merger Agreement, Seller, as a Stockholder of Magic Earth, has agreed to exchange Seller"s interest in capital stock of Magic Earth for shares in Halliburton.

   Now Therefore, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I

                                  Definitions

   1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

   1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; and
(i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                   ARTICLE II

                         Ancillary to Merger Agreement

   Ancillary to Merger Agreement. The parties to this Agreement recognize that it is ancillary to the Merger Agreement and further that execution of this Agreement is a condition to the obligations of Halliburton and Dresser to close the Merger Agreement.

                                  ARTICLE III

                        Agreement Not To Use Or Disclose

   3.01 Merger Consideration Paid For Seller's Agreement To Not Use Or Disclose. The parties hereby recognize and agree that the merger consideration paid by Dresser in connection with the merger of Halliburton MS, Inc. with and into Magic Earth was paid, in part, in exchange for Seller's agreement not to use or disclose

Landmark and Magic Earth trade secrets and confidential proprietary information (the "Prohibited Information") according to the terms and conditions herein.

   3.02 Seller's Agreement To Not Use Or Disclose. Except as otherwise provided in the Employment Agreement attached hereto as Exhibit "A" (the "Employment Agreement"), Seller hereby agrees that, for the Term of the Employment Agreement and four (4) years after the termination thereof, Seller will not disclose any of the Prohibited Information to any person who is not an affiliate of Landmark with a business need to know such Prohibited Information, and will not use any of the Prohibited Information for the benefit of any person other than Landmark or Magic Earth, including the Seller; provided however, that Seller may use such Prohibited Information through another person for the benefit of such person if such person has agreed to be bound by confidentiality restrictions imposed upon such other person by Landmark or Magic Earth. The Seller's obligations to not use or disclose any of the Prohibited Information do not apply to any portion of the Prohibited Information that (a) is in the public domain through no act or omission of the Seller, (b) becomes available to the Seller a non-confidential basis from another source, provided such source is not known to be bound by a confidentiality agreement or otherwise prohibited from transmitting the Prohibited Information, or (c) became known to the Seller on a non-confidential basis after execution of this Agreement or was independently developed after the execution of this Agreement without an obligation of confidentiality to Landmark or Magic Earth.

   3.03 Legal Process Seeking Disclosure. Notwithstanding the terms of Article 3.02, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Seller's legal rights and obligations under this Agreement are at issue. If Seller or Seller's representative is legally compelled to use or disclose any of the Prohibited Information Seller will, to the extent that it is legal to do so, promptly notify Landmark so that it may seek a protective order or other appropriate remedy and/or waive compliance with provisions of this Agreement. Otherwise Seller, if so compelled or its representative if so compelled, will furnish only that portion of the Prohibited Information which Seller is legally required to produce. Seller will use its best efforts to obtain reliable assurance that the Prohibited Information will be treated confidentially.

                                   ARTICLE IV

                                  Competition

   4.01 Competition. Provided Seller's employment is terminated by Landmark for Cause or by Seller without Good Reason pursuant to the Employment Agreement, Seller hereby agrees Seller will not, directly or indirectly, work for, consult with or otherwise aid any competitor of Landmark in a position or relationship that markets or uses a product that competes with any Prohibited Information (known to Seller) in the domestic oil and gas industry for a period of eighteen
(18) months from the termination of Seller's employment by Landmark; provided however, that Seller receives Seller's base salary as defined in Article 2.1 of the Seller's Employment Agreement during the eighteen (18) month period of non-compete and may use such Prohibited Information through another person for the benefit of such person if such person has agreed to be bound by confidentiality restrictions imposed upon such other person by Magic Earth or Landmark. The Seller recognizes and agrees that the business of Landmark and Magic Earth are global and that the global restrictions herein are reasonable.

   4.02 Employment. Nothing contained in Section 4.01 shall be construed so as to prohibit Seller from, directly or indirectly, accepting employment with, consulting with or otherwise aiding a competitor of Magic Earth or Landmark so long as such employment does not result in a violation of Sections 3.02 or 4.01.

   4.03 Use of License. Nothing contained in Section 3.02 and 4.01 shall be construed so as to prohibit Seller from doing any act or transacting any business that is allowed under the License Agreement.

                                   ARTICLE V

                               General Provisions

   5.01 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, accountants or other representatives incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the person incurring such costs and expenses.

   5.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, facsimile or by registered or certified United States mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

     (a)  if to Magic Earth:

     Magic Earth, Inc.
     2000 West Sam Houston Parkway South, Suite 750
     Houston, Texas 77042
     Attn: Chief Executive Officer

     with a copy to:

     Shook, Hardy & Bacon L.L.P.
     Chase Tower
     600 Travis, Suite 1600
     Houston, Texas 77002
     Attn: William P. Jensen

     (b)  if to Landmark:

     Landmark Graphics Corporation
     15150 Memorial Drive
     Houston, Texas 77079-4304
     Attn.: Vice President and Secretary
     Facsimile: 281.560.1383

     with a copy to:

     Halliburton Company
     3600 Lincoln Plaza
     500 North Akard Street
     Dallas, Texas 75201-3391
     Attn.: Executive Vice President and General Counsel
     Facsimile: 214.978.2658

if to Seller at the address or facsimile number shown on the signature page below.

   5.03 Communication. Either party may communicate with any person without the prior consent of the other party to inform them of the provisions of this Agreement.

   5.04 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   5.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

   5.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   5.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of Landmark and the Seller.

   5.08 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Halliburton Dispute Resolution Plan; provided, however, that Landmark, on its own behalf and on behalf of Halliburton, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions herein. The parties agree that the resolution of any such dispute through the Halliburton Dispute Resolution Plan shall be final and binding. In connection with the foregoing, each of the parties to this Agreement irrevocably (a) consents to submit itself to the personal jurisdiction of the state and federal courts of competent jurisdiction located in Harris County, Texas and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) hereby consent to service of process pursuant to the notice provisions set forth in Section 5.02.

   5.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          Seller and Stockholder:

                                          By: _________________________________

                                          Name: _______________________________

                                          Address: ____________________________

                                                  _____________________________

                                          Facsimile: __________________________

                                          Landmark Graphics Corporation


                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                   ANNEX "A"

   "Agreement"...........  --has the meaning specified in the preamble to this
                            Agreement.

   "Magic Earth".........  --has the meaning specified in the preamble of this
                            Agreement.

   "Dresser".............  --has the meaning specified in the recitals of this
                            Agreement.

   "Halliburton".........  --has the meaning specified in the recitals of this
                            Agreement.

   "Landmark"............  --has the meaning specified in the preamble of this
                            Agreement.

   "License Agreement"...  --has the meaning specified in Section 3.02 of this
                            Agreement.

   "Merger Agreement"....  --has the meaning specified in the recitals of this
                            Agreement.

   "Prohibited             --has the meaning specified in Section 3.01 of this
Information".............   Agreement.

   "Seller"..............  --has the meaning specified in the preamble of this
                            Agreement.

   "Stockholder".........  --has the meaning specified in the preamble of this
                            Agreement.

                                   EXHIBIT F

                             OFFICER'S CERTIFICATE
                                       OF
                              HALLIBURTON COMPANY,
                            DRESSER INDUSTRIES, INC.
                                      AND
                              HALLIBURTON MS, INC.

   The undersigned, [name], [title] of Halliburton Company, a Delaware corporation ("Halliburton"), [name], [title] of Dresser Industries, Inc., a Delaware corporation ("Dresser") and [name], [title] of Halliburton MS, Inc., a Delaware corporation ("Merger Sub") pursuant to Section 8.02(a) of that certain Agreement and Plan of Merger, dated as of the . day of April, 2001, by and among Halliburton, Dresser, Merger Sub and Magic Earth, Inc., a Delaware corporation (the "Agreement"), hereby certifies as follows. Capitalized terms used herein and not otherwise defined shall have the same meaning as given to them in the Agreement.

   1. No court or Governmental Authority has commenced any Action or enacted, issued, promulgated, enforced or entered any law, regulation or order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining or materially and adversely altering the transactions contemplated by the Agreement or which would reasonably be expected to make the Merger illegal or otherwise prohibiting consummation of the Merger.

   2. The applicable waiting period under the HSR Act has expired.

   3. Each of the representations and warranties of Halliburton, Dresser and Merger Sub contained in the Agreement are true and correct as of the date of the Agreement and as of the Effective Time as though made again on and as of the Effective Time except as is qualified as to materiality or date in the Agreement.

   4. Halliburton, Dresser and Merger Sub have performed, caused to be performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed, caused to be performed or complied with by Halliburton, Dresser and Merger Sub on or prior to the Effective Time.

   5. Dresser has received the opinion of Vinson & Elkins LLP that the Merger and the Subsequent Merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Code.

   6. The Halliburton Common Stock has been duly authorized for listing on the NYSE, subject to official notice of issuance.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the . day of . , 2001.

                                          Halliburton Company

                                          By: _________________________________
                                            Name:  .
                                            Title:  .

                                          Dresser Industries, Inc.

                                          By: _________________________________
                                            Name:  .
                                            Title:  .

                                          Halliburton MS, Inc.

                                          By: _________________________________
                                            Name:  .
                                            Title:  .

                                   EXHIBIT G

                             OFFICER'S CERTIFICATE
                                       OF
                               MAGIC EARTH, INC.

   The undersigned, [name], [title] of Magic Earth, Inc., a Delaware corporation (the "Company"), pursuant to Section 8.03(a) of that certain Agreement and Plan of Merger, dated as of the . day of March, 2001, by and among Halliburton Company, Dresser Industries, Inc., Halliburton MS, Inc. and Magic Earth, Inc. (the "Agreement"), hereby certifies as follows. Capitalized terms used herein and not otherwise defined shall have the same meaning as given to them in the Agreement.

   1. No court or Governmental Authority has commenced any Action or enacted, issued, promulgated, enforced or entered any law, regulation or order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining or materially and adversely altering the transactions contemplated by the Agreement or which would reasonably be expected to make the Merger illegal or otherwise prohibiting consummation of the Merger.

   2. The applicable waiting period under the HSR Act has expired.

   3. Each of the representations and warranties of the Company contained in the Agreement are true and correct as of the date of the Agreement and as of the Effective Time as though made again on and as of the Effective Time except as is qualified as to materiality or date in the Agreement.

   4. The Company has performed, caused to be performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed, caused to be performed or complied with by the Company on or prior to the Effective Time.

   5. The Agreement has been approved and adopted by the requisite vote of the stockholders of the Company as required by the DGCL.

   6. The parties to the Agreement have agreed on the Closing Balance Sheet [and adjustments, if any, to the Merger consideration] as provided under the Agreement.

   7. All securities required to be exercised or cancelled pursuant to Section 4.01(a) of the Agreement have been exercised or cancelled.

   8. The licenses described in Section 8.03 (e) of the Agreement have been executed.

   9. The employment contracts described in Section 8.03 (f) of the Agreement have been executed.

   10. The competition agreements described in Section 8.03 (g) of the Agreement have been executed.

   11. The Company shareholder approval and exercise of drag-along rights described in Section 8.03(i) have taken place and the required vote approving the Merger has been obtained.

   IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the . day of . , 2001.

                                          Magic Earth, Inc.

                                          By: _________________________________
                                            Name:  .
                                            Title:  .

                                   EXHIBIT H

                        Signatory Stockholder's Release

   This Signatory Stockholder"s Release, dated as of . . , 2001 (this "Agreement" is by and between Magic Earth, Inc, a Delaware corporation ("Magic Earth") and [Michael J. Zeitlin] [Yin L. Cheung], a natural person, residing at the address shown below, (the "Seller") who is also referred to herein as a stockholder ("Stockholder") of Magic Earth, Inc. ("Magic Earth").

   WHEREAS, the Seller is a Stockholder of Magic Earth, and

   WHEREAS, Magic Earth has agreed to be acquired by Dresser Industries, Inc. ("Dresser"), a wholly-owned subsidiary of Halliburton Company ("Halliburton"), and

   WHEREAS, Seller, as a Stockholder of Magic Earth, has approved the merger pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and between the Stockholder, Magic Earth, Dresser, Halliburton MS, Inc. and Halliburton dated as of April . , 2001,

   WHEREAS, pursuant to the Merger Agreement, Seller, as a Stockholder of Magic Earth, has agreed to exchange Seller's interest in capital stock of Magic Earth for shares in Halliburton; and

   WHEREAS, as a condition of the Merger Agreement Seller has agreed to execute a release of claims against Magic Earth;

   NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I.

                                  Definitions

   1.01 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

   1.02 Rules of Construction. Unless the context otherwise requires, as used in this Agreement (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with its consistent application by Magic Earth; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; and (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement.

                                  ARTICLE II.

                         Ancillary to Merger Agreement

   Ancillary to Merger Agreement. The parties to this Agreement recognize that it is ancillary to the Merger Agreement and further that execution of this Agreement is a condition to the obligations of Halliburton and Dresser to close the Merger Agreement and that if the Merger Agreement is terminated prior to its consummation, then this Agreement shall also be terminated.

                                  ARTICLE III

                          AGREEMENT TO RELEASE CLAIMS

   Merger Consideration Paid For Seller's Agreement To Release Claims. The parties hereby recognize and agree that the merger consideration paid by Dresser in connection with the merger of Halliburton MS, Inc. with and into Magic Earth was paid, in part, in exchange for Seller's execution of this Agreement.

  3.01 Release.

   (a) Seller hereby agrees to forever waive, release and discharge and to not assert, any and all rights Seller may have pursuant to any applicable Law or otherwise to make a claim against or otherwise demand or receive payment from
(i) Magic Earth arising out of, or with respect to, any act or omission of Magic Earth occurring prior to the Closing Date or (ii) any officer, director, employee or agent of Magic Earth arising out of, or with respect to, any act or omission of any such Person in such Person's role as an officer, director, employee or agent of Magic Earth, occurring prior to the Closing Date.

   (b) Seller does hereby forever waive, release and discharge Magic Earth, Magic Earth Ltd., a wholly-owned subsidiary of Magic Earth, and the Halliburton Indemnified Persons from any and all Losses incurred by Seller prior to the Closing Date, which relate to, or arise out of, any dealings, relationships or transactions by and between Seller and Magic Earth, Magic Earth Ltd., or the Halliburton Indemnified Persons, other than liability relating to an obligation to pay wages and/or benefits accrued prior to the Closing Date.

   (c) Seller understands and agrees that pursuant to this Section 3.01, Seller is expressly waiving all claims with respect to Losses incurred by Seller prior to the Closing Date, which relate to, or arise out of, any dealings, relationships or transactions by and between Seller and Magic Earth, Magic Earth Ltd., or the Halliburton Indemnified Persons (other than those expressly reserved as set forth in this Section 3.01), even those Seller may not know or suspect to exist, which if known may have materially affected the decision to enter into this Agreement, and Seller waives any rights under applicable Law that provide to the contrary.

   (d) Nothing contained in this Section 3.01 shall be, or shall be deemed to be, a release of Halliburton, Dresser, Halliburton MS, or the Surviving Corporation from any liability arising under the Merger Agreement, this Agreement or any other agreement contemplated hereby or thereby.

                                   ARTICLE IV

                               General Provisions

   4.01 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, accountants or other representatives incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the person incurring such costs and expenses.

   4.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, facsimile or by registered or certified United States mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.02):

    (a) if to Magic Earth:

     Magic Earth, Inc.
     2000 West Sam Houston Parkway South, Suite 750
     Houston, Texas 77042
     Attn:  .

       with a copy to:

     Landmark Graphics Corporation
     15150 Memorial Drive
     Houston, Texas 77079-4304

     Attn.: Vice President and Secretary
     Facsimile: 281.560.1383

       with a copy to:

     Halliburton Company
     3600 Lincoln Plaza
     500 North Akard Street
     Dallas, Texas 75201-3391

     Attn.: Executive Vice President and General Counsel
     Facsimile: 214.978.2658

    (b) if to Seller at the address or facsimile number shown on the signature page below.

   4.03 Communication. Either party may communicate with any person without the prior consent of the other party to inform them of the provisions of this Agreement.

   4.04 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   4.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

   4.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   4.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by each of, or on behalf of each of Magic Earth and the Seller.

   4.08 Governing Law; Forum. It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Halliburton Dispute Resolution Plan; provided, however, that Magic Earth, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of this Agreement and Seller hereby consents that such restraining order or injunction may be granted without the necessity of Magic Earth posting any bond. The parties agree that the resolution of any such dispute through such Plan shall be final and binding.

   4.09 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          Seller and Stockholder:

                                          By: _________________________________

                                            Name: _____________________________

                                            Address: __________________________

                                            ___________________________________

                                            Facsimile: ________________________

                                          Magic Earth, Inc.

                                          By: _________________________________

                                            Name: _____________________________

                                            Title: ____________________________

                                   ANNEX "A"

   "Agreement"--has the meaning specified in the preamble to this Agreement.

   "Closing Date"--has the same meaning herein as ascribed to it in the Merger Agreement.

   "Magic Earth"--has the meaning specified in the preamble of this Agreement.

   "Dresser"--has the meaning specified in the recitals of this Agreement.

   "Halliburton"--has the meaning specified in the recitals of this Agreement.

   "Halliburton Indemnified Persons"--has the same meaning herein as ascribed to it in the Merger Agreement.

   "Law"--has the same meaning herein as ascribed to it in the Merger
Agreement.

   "Loss"--has the same meaning herein as ascribed to it in the Merger
Agreement.

   "Magic Earth"--has the meaning specified in the preamble of this Agreement.

   "Merger Agreement"--has the meaning specified in the recitals of this Agreement.

   "Seller"--has the meaning specified in the preamble of this Agreement.

   "Stockholder"--has the meaning specified in the preamble of this Agreement.

                                   EXHIBIT I

  PLEASE READ THE INSTRUCTIONS ATTACHED TO THIS FORM BEFORE YOU FILL OUT THIS
                                      FORM

                                  RETURN THIS

                             LETTER OF TRANSMITTAL
    AND ANY MAGIC EARTH, INC. STOCK CERTIFICATES YOU HAVE IN YOUR POSSESSION
                                       TO
                         [MELLON INVESTOR SERVICES LLC]
                              TELEPHONE:.........
                                  AS FOLLOWS:

        By Mail:                   By Hand:            By Overnight Delivery:



   Post Office Box...      120 Broadway, 13TH Floor    85 Challenger Road Mail
  South Hackensack, NJ         New York, NY 10271            Drop-Reorg.
       07606-1947            Attn: Reorganization        Ridgefield Park, NJ
                                     Dept.                      07660
                                                        Attn: Reorganization
                                                                Dept.

                       DESCRIPTION OF SHARES SURRENDERED
                                 PLEASE FILL IN
                        ATTACH SEPARATE LISTS AS NEEDED
--------------------------------------------------------------------------------

  Name(s) and address(es) of
     registered holder(s)
If we've made a mistake in your
name or address, please pencil       list certificates
  in the correct information            surrendered            number of shares
----------------------------------------------------------------------------------------

                                 -------------------------------------------------------

                                 -------------------------------------------------------

                                 -------------------------------------------------------

                                 -------------------------------------------------------

                                 -------------------------------------------------------

                                  Total number of shares:

I/we have full, unrestricted authority to exchange the attached stock certificate(s). Please register the new shares and send the statement for such shares to the name(s) and address(es) shown above.

[_]Please check this box if any of your stock certificates have been LOST, STOLEN, DESTROYED or DAMAGED and return this form in the enclosed envelope. (see instruction 8.)


       SPECIAL REGISTRATION                   SPECIAL DELIVERY INSTRUCTIONS
  INSTRUCTIONS (See Instructions               (See Instructions 4 and 6)
            3, 5 and 6)
                                             Complete ONLY if your address
  Fill in the following informa-            is different than the address
 tion ONLY if you want the new              shown above.
 shares to be registered in a
 different name from the one(s)
 on the stock certificate(s) you            Name: ___________________________
 are sending in.                                     (please print)

 Register shares to:                        Address: ________________________

 Name: ___________________________          _________________________________
                                                   (include zip code)
 Address: ________________________
 _________________________________
        (include zip code)



        YOU MUST SIGN BELOW                        SIGNATURE GUARANTEE
                                                  (FOR USE BY ELIGIBLE
  Must be signed by the regis-                     INSTITUTIONS ONLY)
 tered holder(s) EXACTLY as
 name(s) appear(s) on stock cer-             Unless the shares are tendered
 tificate(s) or by person(s) au-            by the registered holder(s) of
 thorized to become registered              Common stock, or for the account
 holder(s) by certificate(s) and            of an "Eligible Institution",
 documents transmitted herewith.            the signature(s) of the regis-
 If signature is by an officer on           tered holder(s) must be guaran-
 behalf of a corporation or by              teed by an Eligible Institution.
 trustee, executor, administra-             (See instruction 6)
 tor, guardian, attorney-in-fact,
 or other person acting in a
 fiduciary or representative ca-            _________________________________
 pacity, please set forth the ti-                 Authorized Signature
 tle. (See instructions 2, 3, 4,
 5 and 6.)                                  _________________________________
                                             Name of Firm Issuing Guarantee
 _________________________________
                                            _________________________________
 _________________________________            Address of Firm--Please Print
    (Signature(s) of Owner(s))
 _________________________________
          (title, if any)
 ______________      ______________
 Date                Phone No.

                   PAYER'S NAME: MELLON INVESTOR SERVICES LLC

                           Part 1--PLEASE PROVIDE YOUR         Part 2--Social
                           TIN IN THE BOX AT RIGHT AND       Security number OR
 SUBSTITUTE                CERTIFY BY SIGNING AND DATING          Employer
                           BELOW                               Identification
                                                                   Number
 Form W-9                                                    -----------------
                                                              (If awaiting TIN
 Department of the                                                 write
 Treasury                                                      "Applied For")
                          -----------------------------------------------------
                          -----------------------------------------------------
 Internal Revenue          Part 3--For payees exempt from backup withholding,
 Service                   see the enclosed Guidelines for Certification of
                           TIN on Substitute Form W-9 and complete as instructed therein.
                           CERTIFICATION--Under penalties of perju-ry, I certify that:
                           (1) The number shown on this form is my correct TIN
                               (or I am waiting for a number to be issued to me).

 Payer's Request for       (2) I am not subject to backup withholding either
 Taxpayer                      because I have not been notified by the
 Identification Number         Internal Revenue Service (IRS) that I am
 (TIN)                         subject to backup withholding as a result of
                               failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.
                           (3) For corporate entities only: I certify that the
                               stockholder has full legal capacity and
                               authority to enter into this transmittal letter and that this transmittal letter has been duly executed and delivered by such stockholder.
                               Further, the execution and delivery of this transmittal letter does not and will not violate, conflict with or result in a breach of any agreement, contract or other instrument to which such stockholder is a party.

                           CERTIFICATION INSTRUCTIONS--You must cross out Item
                           (2) above if you have been notified by the IRS that you are subject to backup withholding because of under-reporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding, you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item(2).
                           (Also, see instructions in the enclosed Guide-
                           lines.)
                          -----------------------------------------------------

                           Signature: ________________  Date: ________________
                           (See Instruction 9)

IF YOU WANT A STOCK CERTIFICATE ISSUED.

[_]Your new Halliburton Company shares will be issued in direct registration form and a statement reflecting these shares will be sent to you instead of a stock certificate. However, if you would prefer to receive a stock certificate representing these shares please check this box.

        INSTRUCTIONS FOR EXCHANGING YOUR MAGIC EARTH, INC. CERTIFICATES

                               (Read Carefully)

   Pursuant to the merger of a subsidiary of Dresser Industries, Inc. ("Dresser"), with and into Magic Earth, Inc. ("Magic Earth"), each share of Magic Earth common stock was converted into . shares of Halliburton Company ("Halliburton") common stock. You must send in your Magic Earth stock certificates to be exchanged for shares in Halliburton. We will credit your Halliburton shares to a "book entry account" (see enclosed description) in your name (or that of someone else if you prefer). You will NOT receive a stock certificate unless you specifically request one and check the box at the bottom of the form.

1.How to Send in Your Stock Certificate(s).

  . Send or deliver your Magic Earth stock certificate(s) along with this form, properly completed, to Mellon Investor Services LLC at one of the addresses on the front of this form. Do not send them to Halliburton or Dresser.
  . It's up to you how you choose to send us your certificate(s). You bear the risk of loss if we don't receive them.
  . We've enclosed a return envelope in case you want to mail them. If you do, we'd strongly recommend you use registered mail with return receipt requested, properly insured.

2.New Shares Registered to Same Name(s).

  . If you want your new shares registered to the same name as your old certificate(s):
     X just fill in the form and sign exactly as your name appears on the certificate(s) you're sending in.
     X remember, DO NOT sign the certificate(s) but DO sign this form.
  . If the certificate(s) is registered to more than one person, all of them have to sign this form exactly as the names appear on the certificate(s). . If you have more than one certificate, and the names on them are different, you need to send us a completed copy of this form for each certificate or group of certificates registered in a different name, signed by the person(s) to whom they are registered (unless that person is signing the certificate(s) over to you) (see Instruction 5).
  . If you are a trustee, executor, administrator, guardian, corporate officer, or someone else who is acting in a "fiduciary" capacity (that is, acting on behalf of someone else) and your name is not mentioned on the certificate(s), you must send us proper evidence of your authority to exchange the certificate(s).

3.New Shares Registered in Different Name.

  . If you want your new shares registered in a name(s) different from the one on the old certificate(s), you have to fill in the section marked "Special Registration Instructions."
  . You also have to get your signature guaranteed (see Instruction 6).

4.Special Instructions When you Want a Certificate Issued and Sent to a Different Address.

  . If you choose to have a certificate issued and you want it sent to a different address from the address shown on this form, fill out the section entitled "Special Delivery Instructions."
  . You also have to get your signature guaranteed (see Instruction 6).

5.Endorsements and Stock Powers.

  . The certificate(s) must be endorsed or accompanied by a signed "stock power(s)," if:
     X the old certificate(s) is registered to someone other than the person signing this form; or
     X you want the new shares registered to someone other than the person signing this form.
  . Your bank or broker can provide you with stock powers or you can call
    Mellon at  . .

  . The stock powers or endorsement must be in the name of the registered owner(s) as it appears on the certificate(s) you are submitting.
  . You also have to get your signature on the stock power(s) guaranteed (see
    Instruction 6).

6.Signature Guarantees.

  . You need to get your signature guaranteed by an "Eligible Institution"
    if:
     X you want the new shares registered in someone else's name;
     X you want a certificate issued and sent to an address other than the one shown on this form; or
     X you are submitting a stock power(s) along with the certificate(s) (see Instruction 5).
  . Your bank or broker can help you get a signature guarantee.
  . You don't need to get your signature guaranteed if you are an "Eligible
    Institution" and the shares are in your name. An "Eligible Institution" is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agent's Medallion Program.

7.Dividends.

  . Until you send in your stock certificates with a properly completed form, any dividends declared on Halliburton shares will not be paid to you.
  . Once you send in your stock certificates with a properly completed form, we will send you a check for any cash dividends that were declared and payable on Halliburton shares after the Effective Date of the Merger but prior to the time you send your shares in.

8.Lost or Damaged Certificate(s).

  . If any of your Magic Earth stock certificates have been LOST, STOLEN, DESTROYED or DAMAGED, then check the box on the other side and return this form in the enclosed envelope. PLEASE GO AHEAD AND SEND IN ANY CERTIFICATES YOU HAVE IN YOUR POSSESSION.
  . Mellon will contact you and tell you what to do next with respect to the lost or damaged certificates.

9.Substitute Form W-9.

  . This is required under the federal tax laws. Substitute Form W-9 must be completed by each person submitting this form.
  . Write "Applied For" in the space for the Taxpayer Identification Number
    (TIN) in Part 2 of the Substitute Form W-9 if you have applied to the Internal Revenue Service for a TIN but haven't received it yet, or if you haven't applied but intend to do so in the near future.
  . If you don't provide this information, or if we don't receive a TIN for you, we have to withhold 31% of any cash we pay you.
  . Please read the enclosed Guidelines if you have questions.

                                                                      APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

SEC. 262 APPRAISAL RIGHTS.

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions of a share, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:

  .  expenses, judgments, and fines; and

  . amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

Article X of the registrant's restated certificate of incorporation together with Section 47 of its by-laws provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

  .  the person is or was an officer or director of the registrant; or

  . is a person who is or was serving at the request of the registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture trust, or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the registrant's restated certificate of incorporation and the by-laws were adopted or as may be amended. Section 47 of the registrant's by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

   Section 47 of the by-laws provides that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee, or agent of the registrant or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether the registrant would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

   Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

   . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or

  . for any transaction from which the director derived an improper personal benefit.

Article XV of the registrant's restated certificate of incorporation contains this type of provision.

Item 21. Exhibits and Financial Statement Schedules

 Exhibit
 Number  Description of Exhibits
 ------- -----------------------
  2.1    Agreement and Plan of Merger dated April 29, 2001 by and among
         Halliburton Company, Dresser Industries, Inc., Halliburton MS, Inc.
         and Magic Earth, Inc. attached as Appendix A to the proxy
         statement/prospectus which is part of this registration statement.

  3.1 Restated Certificate of Incorporation of Halliburton Company filed with the Secretary of State of Delaware on July 23, 1998 (incorporated by reference to Exhibit 3(a) to Halliburton's Form 10-Q for the quarter ended June 30, 1998).

  3.2 By-laws of Halliburton revised effective May 16, 2000 (incorporated by reference to Exhibit 3 to Halliburton's Form 10-Q for the quarter ended June 30, 2000).

  4.1    Restated Rights Agreement dated as of December 1, 1996 between
         Halliburton and Mellon Investor Services LLC (formerly ChaseMellon
         Shareholder Services, L.L.C.) (incorporated by reference to Exhibit
         4.4 of the Company's Registration Statement on Form 8-B dated December
         12, 1996, File No. 1-03492).

  4.2 Copies of instruments that define the rights of holders of miscellaneous long-term debt of Halliburton not being registered pursuant to this registration statement where the total amount of securities authorized under the instrument does not exceed 10 percent of the total assets of Halliburton and its subsidiaries on a consolidated basis, have not been filed with the Commission.
         Halliburton agrees to furnish copies of these instruments to the Commission upon request.

  5.1* Opinion of John M. Allen regarding the legality of the securities offered.

  8.1*   Opinion of Vinson & Elkins L.L.P. regarding tax matters.

 10.1    Halliburton Company Career Executive Incentive Stock Plan as amended
         November 15, 1990 (incorporated by reference to Exhibit 10(a) to the
         Predecessor's Form 10-K for the year ended December 31, 1992).

 10.2 Retirement Plan for the Directors of Halliburton Company as amended and restated effective May 16, 2000 (incorporated by reference to Exhibit 10.2 to Halliburton's Form 10-Q for the quarter ended
         September 30, 2000).

 10.3 Halliburton Company Directors' Deferred Compensation Plan as amended and restated effective February 1, 2001 (incorporated by reference to Exhibit 10.3 to Halliburton's Form 10-K for the year ended December
         31, 2000).

 10.4 Halliburton Company 1993 Stock and Long-Term Incentive Plan, as amended and restated effective May 16, 2000 (incorporated by reference to Exhibit 10.3 to Halliburton's Form 10-Q for the quarter ended June
         30, 2000).

 10.5    Halliburton Company Restricted Stock Plan for Non-Employee Directors
         (incorporated by reference to Appendix B of the Predecessor's proxy statement dated March 23, 1993).

 10.6    Halliburton Elective Deferral Plan, as amended and restated effective
         January 1, 2000 (incorporated by reference to Exhibit 10.1 to
         Halliburton's Form 10-Q for the quarter ended March 31, 2000).

 10.7 First Amendment to the Elective Deferral Plan (incorporated by reference to Exhibit 10.4 to Halliburton's Form 10-Q for the quarter ended September 30, 2000).

 10.8 Halliburton Company Senior Executives' Deferred Compensation Plan, as amended and restated effective January 1, 1999 (incorporated by reference to Exhibit 10.8 to Halliburton's Form 10-K for the year ended December 31, 1998).

 10.9 Halliburton Company Annual Performance Pay Plan, as amended and restated effective January 1, 1997 (incorporated by reference to Exhibit 10(k) to Halliburton's Form 10-K for the year ended December
         31, 1996).

 Exhibit
 Number  Description of Exhibits
 ------- -----------------------
 10.10   Employment agreement (incorporated by reference to Exhibit 10(n) to the Predecessor's Form10-K for the year ended December 31, 1995).

 10.11 Employment agreement (incorporated by reference to Exhibit 10.16 to Halliburton's Form 10-K for the year ended December 31, 1998).

 10.12 Employment agreement (incorporated by reference to Exhibit 10.19 to Halliburton's Form 10-K for the year ended December 31, 1998).

 10.13 Dresser Industries, Inc. Deferred Compensation Plan as amended and restated effective January 1, 2000 (incorporated by reference to Exhibit 10.16 to Halliburton's Form 10-K for the year ended December
         31, 2000).

 10.14 Dresser Industries, Inc. 1982 Stock Option Plan (incorporated by reference to Exhibit A to Dresser's Proxy Statement dated February 12,
         1982, filed pursuant to Regulation 14A, File No. 1-4003).

 10.15 ERISA Excess Benefit Plan for Dresser Industries, Inc. as amended and restated effective June 1, 1995 (incorporated by reference to Exhibit
         10.7 to Dresser's Form 10-K for the year ended October 31, 1995).

 10.16 ERISA Compensation Limit Benefit Plan for Dresser Industries, Inc., as amended and restated effective June 1, 1995 (incorporated by reference to Exhibit 10.8 to Dresser's Form 10-K for the year ended October 31,
         1995).

 10.17 Supplemental Executive Retirement Plan of Dresser Industries, Inc., as amended and restated effective January 1, 1998 (incorporated by reference to Exhibit 10.9 to Dresser's Form 10-K for the year ended
         October 31, 1997).

 10.18   Stock Based Compensation Arrangement of Non-Employee Directors
         (incorporated by reference to Exhibit 4.4 to Dresser's Registration
         Statement on Form S-8, Registration No. 333-40829).

 10.19   Dresser Industries, Inc. Deferred Compensation Plan for Non-employee
         Directors, as restated and amended effective November 1, 1997
         (incorporated by reference to Exhibit 4.5 to Dresser's Registration
         Statement on Form S-8, Registration No. 333-40829).

 10.20   Long-Term Performance Plan for Selected Employees of The M. W. Kellogg
         Company, as amended and restated effective September 1, 1999
         (incorporated by reference to Exhibit 10.23 to Halliburton's Form 10-K for the year ended December 31, 2000).

 10.21 Dresser Industries, Inc. 1992 Stock Compensation Plan (incorporated by reference to Exhibit A to Dresser's Proxy Statement dated February 7,
         1992, filed pursuant to Regulation 14A, File No. 1-4003).

 10.22   Amendments No. 1 and 2 to Dresser Industries, Inc. 1992 Stock
         Compensation Plan (incorporated by reference to Exhibit A to Dresser's
         Proxy Statement dated February 6, 1995, filed pursuant to Regulation
         14A, File No. 1-4003).

 10.23   Amendment No. 3 to the Dresser Industries, Inc. 1992 Stock
         Compensation Plan (incorporated by reference to Exhibit 10.25 to
         Dresser's Form 10-K for the year ended October 31, 1997).

 10.24   Amendment No. 1 to the Supplemental Executive Retirement Plan of
         Dresser Industries, Inc. (incorporated by reference to Exhibit 10.1 to
         Dresser's Form 10-Q for the quarter ended April 30, 1998).

 10.25 Employment agreement (incorporated by reference to Exhibit 10.2 to Halliburton's Form 10-Q for the quarter ended June 30, 2000).

 10.26 Employment agreement (incorporated by reference to Exhibit 10.1 to Halliburton's Form 10-Q for the quarter ended September 30, 2000).

 10.27   Form of Nonstatutory Stock Option Agreement for Non-Employee Directors
         (incorporated by reference to Exhibit 10.3 to Halliburton's Form 10-Q for the quarter ended September 30, 2000).

 Exhibit
 Number  Description of Exhibits
 ------- -----------------------
 10.28   Employment agreement (incorporated by reference to Exhibit 10.39 to
         Halliburton's Form 10-K for the year ended December 31, 2000).

 10.29 Agreement and Plan of Recapitalization as amended and restated effective April 10, 2001 (incorporated by reference to Halliburton's
         Form 8-K/A dated as of May 10, 2001).

 21      Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21 to Halliburton's Form 10-K for the year ended December 31, 2000).

 23.1*   Consent of Arthur Andersen LLP.

 23.2*   Consent of John M. Allen (contained in Exhibit 5.1).

 23.3*   Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1).

 24*     Powers of Attorney

--------
* Filed previously


Financial Statement Schedules:

   The financial statement schedules have previously been filed as part of Halliburton's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Item 22. Undertakings

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 9th of October, 2001.


                                          Halliburton Company

                                                   /s/ David J. Lesar
                                          By: _________________________________
                                                       David J. Lesar
                                              Chairman of the Board, President
                                                and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated on the 9th of October, 2001.


              Signature                                       Title
              ---------                                       -----

        /s/ David J. Lesar                          Chairman of the Board,
______________________________________               President, Chief
            David J. Lesar                           Executive Officer and
                                                     Director

       /s/ Douglas L. Foshee                        Executive Vice President
______________________________________               and Chief Financial
          Douglas L. Foshee                          Officer

   /s/ R. Charles Muchmore, Jr.                     Vice President, Controller
______________________________________               and Chief Accounting
       R. Charles Muchmore, Jr.                      Officer

         * Lord Clitheroe                           Director
______________________________________
            Lord Clitheroe

       * Robert L. Crandall                         Director
______________________________________
          Robert L. Crandall

         * Kenneth T. Derr                          Director
______________________________________
           Kenneth T. Derr

        * Charles J. DiBona                         Director
______________________________________
          Charles J. DiBona

     * Lawrence S. Eagleburger                      Director
______________________________________
       Lawrence S. Eagleburger

          * W. R. Howell                            Director
______________________________________
             W. R. Howell

          * Ray L. Hunt                             Director
______________________________________
             Ray L. Hunt

              Signature                                       Title
              ---------                                       -----

         * Aylwin B. Lewis                          Director
______________________________________
           Aylwin B. Lewis

        * J. Landis Martin                          Director
______________________________________
           J. Landis Martin

         * Jay A. Precourt                          Director
______________________________________
           Jay A. Precourt

          * Debra L. Reed                           Director
______________________________________
            Debra L. Reed

           * C. J. Silas                            Director
______________________________________
             C. J. Silas

          Susan S. Keith
*By: _________________________________
            Susan S. Keith
    Pursuant to powers of attorney